 As filed with the Securities and Exchange Commission on October 25, 2000
                                                      Registration No. 333-39548
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                              AMENDMENT NO. 4
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                          MediChem Life Sciences, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

     Delaware                       8731                       36-3518660
  (State or other             (Primary Standard             (I.R.S. Employer
 jurisdiction of                 Industrial              Identification Number)
 incorporation or              Classification
  organization)                 Code Number)

                                --------------

                             12305 South New Avenue
                             Lemont, Illinois 60439
                                 (630) 257-1500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                            Michael T. Flavin, Ph.D.
                      Chairman and Chief Executive Officer
                          MediChem Life Sciences, Inc.
                             12305 South New Avenue
                             Lemont, Illinois 60439
                                 (630) 257-1500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                   Copies to:
         R. Cabell Morris, Jr.                    Richard B. Romney
           Winston & Strawn                     Dewey Ballantine LLP
         35 West Wacker Drive                1301 Avenue of the Americas
        Chicago, Illinois 60601              New York, New York 10019-6
            (312) 558-5600                         (212) 259-8000

                                --------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                                --------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PRELIMINARY PROSPECTUS                                     October 25, 2000
                             Subject to completion

--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
6,400,000 Shares


MEDICHEM LIFE SCIENCES, INC.

Common Stock
--------------------------------------------------------------------------------

This is our initial public offering of shares of our common stock. We expect the public offering price to be between $7.00 and $9.00 per share.

We have applied to have our common stock listed on the Nasdaq National Market under the symbol "MCLS."

Before buying any shares you should read the discussion of material risks of investing in our common stock in "Risk Factors" beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                             Per
                                           Share    Total
---------------------------------------------------------
Public offering price                   $        $
---------------------------------------------------------
Underwriting discount and commissions   $        $
---------------------------------------------------------
Proceeds, before expenses, to MediChem  $        $
---------------------------------------------------------

The underwriters may also purchase up to 960,000 shares of common stock from us at the public offering price to cover over-allotments, if any.
UBS Warburg LLC
                  Chase H&Q
                                                         William Blair & Company

               The date of this prospectus is             , 2000

--------------------------------------------------------------------------------



 [PHOTOGRAPHIC DEPICTIONS OF THE STAGES OF DRUG DISCOVERY AND DEVELOPMENT, AND
      TEXTUAL REFERENCE TO MEDICHEM'S SERVICE OFFERINGS DURING EACH STAGE]

[Stages and service offerings are represented by the following labels:]

Genomics
Proteomics
  The study of protein structure and function.
Lead Discovery
  The identification of a compound that may be developed into a new drug. Lead Optimization
  An iterative process of modifying the structure of a promising compound to optimize its therapeutic properties.
Chemical Process Development
  The improvement or modification of existing chemical processes used to create a new drug.
Chemical Synthesis & Scale up
  The identification of new processes that are useful in scale up to produce a compound in larger quantities.
Preclinical Testing
Phase I-IV Clinical Trials

[MediChem logo]

Harnessing the power of chemistry and biology through technology and innovation.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


TABLE OF CONTENTS

--------------------------------------------------------------------------------

Prospectus summary..................    3
The offering........................    7
Summary financial data..............    8
Risk factors........................   12
Forward looking information.........   19
Use of proceeds.....................   20
Dividend policy.....................   20
Capitalization......................   21
Dilution............................   24
Selected financial data.............   26
Unaudited pro forma condensed
  combined financial information ...   31
Management's discussion and analysis
  of financial condition and results
  of operations.....................   35

Business............................   44
Management..........................   70
Related party transactions;
  relationship with Advanced Life
  Sciences..........................   80
Corporate reorganization............   83
Principal stockholders..............   84
Description of capital stock........   87
Shares eligible for future sale.....   90
Underwriting........................   92
Legal matters.......................   94
Experts.............................   94
Where you can find more
  information.......................   94
Index to financial statements.......  F-1

Prospectus summary

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

OUR BUSINESS

We are a drug discovery technology and services company that offers a broad range of integrated chemistry R&D capabilities to pharmaceutical and biotechnology companies. Recent advances in the study of genes and their function, or genomics, have resulted in exponential growth in the number of biological targets that can be exploited for new drug discovery. The explosion in genomic information creates a significant gap between the capabilities companies have to identify new drug targets and the chemistry resources necessary to develop novel drug compounds. We bridge this gap by offering chemistry services that span the drug development spectrum, from early stage discovery technologies and services up until a potential drug enters clinical testing. Our services are concentrated in the following stages of drug development:

 .proteomics, the study of protein structure and function;

 .lead discovery, the identification of a compound that may be developed into a new drug;

 .lead optimization, an iterative process of modifying the structure of a promising compound to optimize its therapeutic properties;

 .chemical process development, the improvement or modification of existing chemical processes used to create a new drug; and

 .chemical synthesis and scale up, the identification of new processes that are useful in scale up to produce a compound in larger quantities.

Drug discovery technologies and services are the tools used to advance a promising compound through the drug development pipeline. We offer our customers a complete range of technologies and services in the following principal areas:

 .proteomics services, to identify protein structures in order to identify lead compounds;

 .combinatorial chemistry, the process of synthesizing diverse combinations of chemical compounds using high speed robotic technology;

 .computational chemistry, the use of computer-assisted calculations to design molecules or explain chemical behavior;

 .medicinal chemistry, the process of introducing subtle changes to a molecule and determining the specific biological activity that results from each change;

 .biocatalysis, the use of enzymes as reagents to facilitate chemical processes;

 .analytical and separations chemistry, the process of purifying chemical compounds and verifying their structures and purity; and

 .chemical synthesis process development and scale up, the design and selection of the optimal chemical processes for manufacturing a chemical compound on a larger scale.

Our technology and services are designed to enable our pharmaceutical and biotechnology customers to reduce overall development time and cost and to pursue, simultaneously, a greater number of discovery and development opportunities.

We develop proprietary technologies that use automation and optimization to compress the drug discovery process timeline. These proprietary platform technologies complement our traditional chemistry services with opportunities for up-front licensing fees and milestone and royalty payments for multiple customers. In addition, we offer a strategic drug development program that enables us to manage our clients' lead compounds through all stages of drug development to potential commercialization.

CHALLENGES IN DRUG DISCOVERY AND DEVELOPMENT

In order to maintain historical growth rates and replace blockbuster drugs that are coming off patent, pharmaceutical and biotechnology companies must accelerate the pace of drug discovery and development. These companies are capitalizing on advances in disciplines such as molecular biology, genomics and proteomics that are presenting opportunities to develop therapeutics for previously unmet or undermet medical needs. These opportunities, however, also create challenges for pharmaceutical and biotechnology companies in the biology and chemistry phases of drug discovery and development. Over the coming years, pharmaceutical and biotechnology companies must:

 .address the explosion of genomics information;

 .expedite lead discovery and development;

 .produce compounds that are chirally pure, meaning their molecular structure is the mirror image of other compounds, but offer superior therapeutic effectiveness;

 .develop environmentally cleaner chemical synthesis techniques; and

 .recruit high quality scientific talent.

In order to address these challenges, pharmaceutical and biotechnology companies are increasingly turning to companies that offer specialized technologies and services in the biology and chemistry phases of drug discovery and development.

OUR SOLUTION

Founded in 1987, we believe we were the first independent chemistry company to offer a broad array of discovery-related medicinal chemistry services to pharmaceutical and biotechnology customers. Our development of strong relationships with pharmaceutical companies, by initially providing basic medicinal chemistry services, helped us to identify their unmet needs in the later stages of the drug discovery process. In response, we expanded our service offerings to include chemical process development, analytical and separations chemistry and chemical synthesis and scale up.

In conjunction with the recent advances in genomics, we have broadened our technology and service offerings in order to assist our customers in the early stages of the drug discovery and development process. Our offerings in proteomics, combinatorial chemistry and biocatalysis provide our clients with sophisticated technology and the expertise to help streamline their early-stage discovery and development efforts.

Today, we are well positioned as a drug discovery technology and services provider to the life sciences, pharmaceutical and biotechnology industries, capable of assisting our clients through a broad array of chemistry service and technology offerings. The following areas of expertise represent our solutions to the needs and challenges currently facing our pharmaceutical and biotechnology clients:

 .Proteomics. Through our Emerald BioStructures, Inc. subsidiary, we provide proteomics services to identify protein structures that serve as a map for computational and combinatorial chemists in the design and discovery of novel lead compounds.

 .Combinatorial and Computational Chemistry. We create customized libraries of compounds, based upon our clients' specifications and our computational chemistry capabilities, in order to assist our clients in screening for potential lead candidates. We use automated technology platforms to produce chemical libraries that carefully match the scale and throughput needs of each unique project.

 .Medicinal Chemistry. We offer a broad spectrum of medicinal chemistry services to our clients. These services range from determining the optimal compounds and processes from among potential lead candidates, to the identification of efficient synthetic chemical production processes to produce larger quantities of a compound for use in pre-clinical and clinical studies.

 .Biocatalysis. Our ThermoGen, Inc. subsidiary offers stable, easy-to-use enzyme-based biocatalysts to perform difficult chemical reactions. Our biocatalysts are more environmentally friendly and cost-effective reagents and can be customized through enzymatic engineering--improving natural enzymes by modifying their amino acid structure--and protein shuffling--a technique that randomly combines module sections of proteins--in order to meet the unique needs of our clients. In addition, biocatalysis can be used to produce chirally pure compounds that meet the stringent specifications of the FDA in an economical and efficient manner.

 .Chemical Process Development. We offer technologies and expertise that help our clients identify the best chemical production processes. Our patented AutoOptimize(TM) technology combines robotics and statistical analysis to enable our chemists to rapidly identify the best chemical processes for scale up, significantly shortening our clients' lead compound development timeframe.

 .Experienced Chemistry Project Teams. We have built teams of highly qualified scientists that are available to our pharmaceutical and biotechnology customers to satisfy their growing needs for scientific expertise in their drug discovery and development efforts. Our chemistry teams work closely with our customers to assure the timely and on-budget completion of complex chemistry projects.

OUR STRATEGY

Our strategy is to further develop and expand our chemistry services and platform technologies to capitalize on the opportunities in drug discovery and development that exist and are rapidly increasing. We intend to leverage our expertise by seeking royalty and milestone opportunities through our drug discovery platform technologies and our strategic drug development program. Our internal growth strategy focuses on expanding services offerings, developing new customer relationships and expanding our scientific and physical resources. We also intend to grow our business externally through selective acquisitions that increase our customer base, platform technologies, chemistry services offerings or geographic reach.

CORPORATE INFORMATION

Our principal executive offices are located at 12305 South New Avenue, Lemont, Illinois 60439. Our telephone number is (630) 257-1500. Our web site is http://www.medichem.com. We do not intend the information found on our web site to be part of this prospectus and our web site may not contain all of the information that is important to you.

"MediChem", the MediChem logo, AutoOptimize, ChiralSelect, BlockBuilder, Clover Plates, Crystal Growth Matrices, Crystal Monitor, High Throughput Crystallization, GMPure, MediCertified, RapidScan, RapidScreen, ThermoCat, ThermoGenetic, ThermoFusion, TrueSubstrate and QuickScreen are trademarks of MediChem Life Sciences, Inc.'s operating subsidiaries. Other trademarks and trade names appearing in this prospectus are the property of their holders.

Immediately before the closing of this offering, we will reorganize our holding company, MCR Holdings, Inc., to become a Delaware corporation by merging it with and into us. Following the merger, we will be the surviving corporation and the new holding company of our operating companies, MediChem Research, Inc., ThermoGen, Inc. and Emerald BioStructures, Inc. We more fully describe the merger and related transactions in this prospectus under "Corporate Reorganization." References in this prospectus to Class A common stock, Class B common stock, Class C common stock, Class A convertible preferred stock, Class B redeemable preferred stock, Class C redeemable preferred stock and Class D preferred stock refer to classes of stock of MCR Holdings before the merger. Following the merger, we will have a single class of common stock and the prior seven classes of stock will cease to exist. References in this prospectus to common stock refer to common stock of MediChem Life Sciences, Inc. after the merger. Unless the context indicates otherwise, the information in this prospectus assumes that the corporate reorganization transactions have been completed.

The offering

Common stock we are offering............... 6,400,000 shares

Common stock to be outstanding after the
  offering................................. 25,419,511 shares

Proposed Nasdaq National Market symbol..... MCLS

Use of proceeds............................ General corporate purposes and working capital, including funding expansion of our
                                            operations, expanding sales and marketing
                                            function, increasing platform technologies
                                            R&D, and making future acquisitions, as well
                                            as repayment of indebtedness, and redemption
                                            of existing capital stock and warrants. See
                                            "Use of proceeds."

Except as otherwise indicated, information in this prospectus, including the number of shares to be outstanding after this offering assumes the following:

 .a 18.65557 for one split of our common stock to be effected prior to the closing of this offering;

 .the automatic conversion of all outstanding shares of Class A preferred stock into:

 .6,351,120 shares of our common stock; and

 .1,000 shares of our Class B redeemable preferred stock and simultaneous automatic redemption of all 1,000 outstanding shares of Class B redeemable preferred stock for $7.5 million out of the net proceeds from this offering;

 .the automatic conversion of all outstanding shares of Class C preferred stock into shares of our Class A common stock and simultaneous automatic redemption of such shares of Class A common stock for $4.0 million out of the net proceeds from this offering;

 .the conversion of all outstanding shares of Class D preferred stock into 176,651 shares of our common stock; and

 .no exercise of the underwriters' over-allotment option.

The information in this prospectus, unless otherwise indicated, does not assume inclusion of the following:

 .1,932,437 shares of common stock issuable upon exercise of stock options outstanding as of
 June 30, 2000 at a weighted average exercise price of $2.50 per share;

 .2,500,000 shares of common stock available for issuance under our 2000 Stock Incentive Plan; and

 .net exercise of warrants to purchase 157,788 shares of our common stock at an exercise price of $2.60 per share.

The number of shares of common stock outstanding after the offering is based on shares outstanding as of June 30, 2000, based on the assumptions above. See "Capitalization."

Summary financial data

The following table summarizes the financial data for our business during the periods indicated. You should read the data set forth below in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

The pro forma consolidated statement of operations data for the year ended December 31, 1999 and the six months ended June 30, 2000 is presented as if, on January 1, 1999 we effected our 18.65557 for one stock split and completed the acquisitions of ThermoGen and Emerald BioStructures through the issuance of 5,029,511 shares of our common stock.

The pro forma balance sheet data as of June 30, 2000 is presented to effect:

 .the automatic conversion of all outstanding shares of our Class A preferred stock into 6,351,120 shares of our common stock and 1,000 shares of our Class B redeemable preferred stock and the simultaneous automatic redemption of all 1,000 outstanding shares of Class B redeemable preferred stock for $7.5 million; the automatic conversion of all outstanding shares of our Class C preferred stock into shares of our Class A common stock and the simultaneous automatic redemption of such shares of Class A common stock for $4.0 million; the conversion of all outstanding shares of our Class D preferred stock into 176,651 shares of our common stock; and an increase in the carrying value of the redeemable stock warrant to $8.00 per share.

The pro forma as adjusted consolidated balance sheet data as of June 30, 2000 adjusts the pro forma balance sheet data to reflect the consummation of this offering and the application of a portion of the net proceeds to:

 .the repayment of approximately $9.7 million of indebtedness anticipated to be outstanding under our credit facility; and

 .the redemption of the warrant to purchase 315,577 shares of our common stock for $2.5 million.

Consolidated statement of             Year Ended December 31,
operations data                                                   Pro Forma
                                 1997        1998         1999         1999
--------------------------------------------------------------------------------
Contract revenues:
  Contract revenue.......  $4,683,560  $7,327,261  $11,255,534  $13,868,513
  Contract revenue--
   related party.........   1,205,948   1,497,055    2,476,829    2,476,829
                           ----------  ----------  -----------  -----------
    Total contract
     revenues............   5,889,508   8,824,316   13,732,363   16,345,342
Contract service costs:
  Contract service
   costs.................   2,077,238   3,681,044    5,281,963    6,817,128
  Contract service
   costs--related party..     450,574     466,893    1,089,960    1,089,960
                           ----------  ----------  -----------  -----------
    Total contract
     service costs.......   2,527,812   4,147,937    6,371,923    7,907,088
                           ----------  ----------  -----------  -----------
Gross profit.............   3,361,696   4,676,379    7,360,440    8,438,254
Milestones and
 intellectual property
 revenue.................         --          --           --           --
Milestones and
 intellectual property
 revenue--related party..         --          --     1,787,612    1,787,612
Operating expenses:
  Selling, general and
   administrative........   2,641,414   3,621,621    6,005,993    7,029,721
  Depreciation and
   amortization..........     317,913     458,722      787,810    5,788,120
                           ----------  ----------  -----------  -----------
    Total operating
     expenses............   2,959,327   4,080,343    6,793,803   12,817,841
                           ----------  ----------  -----------  -----------
Income (loss) from
 operations..............     402,369     596,036    2,354,249   (2,591,975)
                           ----------  ----------  -----------  -----------
Other expense, net:
  Interest expense.......     101,561     124,818      587,813      608,543
  Interest income........         --       (1,350)    (175,209)    (175,209)
  Other..................     (98,539)    (48,068)         --           --
  Increase in value of
   redeemable warrant....         --          --           --           --
                           ----------  ----------  -----------  -----------
    Total other expense,
     net.................       3,022      75,400      412,604      433,334
                           ----------  ----------  -----------  -----------
  Income (loss) before
   income taxes..........     399,347     520,636    1,941,645   (3,025,309)
  Income taxes
   (benefit).............     132,382     200,987      871,285     (568,824)
                           ----------  ----------  -----------  -----------
    Net income (loss)....     266,965     319,649    1,070,360   (2,456,485)
  Less:
    Allocation of income
     to participating
     securities..........    (103,983)   (124,503)    (282,512)         --
    Accretion to
     redemption value of
     preferred stock.....         --          --      (623,498)         --
                           ----------  ----------  -----------  -----------
Net income (loss)
 available to common
 stockholders............  $  162,982  $  195,146  $   164,350  $(2,456,485)
                           ----------  ----------  -----------  -----------
Per share data:
  Basic net income (loss)
   available to common
   stockholders..........  $     0.01  $     0.02  $      0.02  $     (0.13)
                           ----------  ----------  -----------  -----------
Weighted average number
 of common shares
 outstanding - basic.....  11,696,296  11,696,296    7,462,228   19,019,511(/1/)

--------

  (1) Pro forma weighted average shares outstanding assumes conversion of Class A convertible preferred stock into 6,351,120 shares of common stock, conversion of Class D preferred stock into 176,651 shares of common stock, and issuance of 5,029,511 shares of common stock to effect the acquisitions of ThermoGen and Emerald.

Consolidated statement of operations       Six Months Ended June 30,
data                                              (unaudited)     Pro Forma
                                             1999         2000         2000
--------------------------------------------------------------------------------
Contract revenues:
  Contract revenue...................  $4,834,944  $ 7,533,945  $ 8,683,794
  Contract revenue--related party....   1,202,895    1,356,485    1,356,485
                                       ----------  -----------  -----------
    Total contract revenues..........   6,037,839    8,890,430   10,040,279
Contract service costs:
  Contract service costs.............   2,350,259    3,735,659    4,373,434
  Contract service costs--related
   party.............................     427,255      599,407      599,407
                                       ----------  -----------  -----------
    Total contract service costs.....   2,777,514    4,335,066    4,972,841
                                       ----------  -----------  -----------
Gross profit.........................   3,260,325    4,555,364    5,067,438
Milestones and intellectual property
 revenue.............................          --      222,000      222,000
Milestones and intellectual property
   revenue--related party............          --      350,000      350,000
Operating expenses:
  Selling, general and
   administrative....................   2,716,307    4,245,278    6,101,806
  Depreciation and amortization......     312,706      985,009    3,085,280
                                       ----------  -----------  -----------
    Total operating expenses.........   3,029,013    5,230,287    9,187,086
                                       ----------  -----------  -----------
Income (loss) from operations........     231,312     (102,923)  (3,547,648)
                                       ----------  -----------  -----------
Other expense, net:
  Interest expense...................     132,787      427,577      425,805
  Interest income....................     (11,903)     (70,291)     (70,522)
  Other..............................          --           --           --
  Increase in value of redeemable
   warrant...........................          --    1,905,487    1,905,487
                                       ----------  -----------  -----------
    Total other expense, net.........     120,884    2,262,773    2,260,770
                                       ----------  -----------  -----------
  Income (loss) before income taxes..     110,428   (2,365,696)  (5,808,418)
  Income taxes (benefit).............      57,814           --   (1,228,571)
                                       ----------  -----------  -----------
    Net income (loss)................      52,614   (2,365,696)  (4,579,847)
  Less:
    Allocation of income to
     participating securities........      (1,072)          --           --
    Accretion to redemption value of
     preferred stock.................     (50,918)    (654,336)          --
                                       ----------  -----------  -----------
Net income (loss) available to common
 stockholders........................  $      624  $(3,020,032) $(4,579,847)
                                       ==========  ===========  ===========
Per share data:
  Basic net income (loss) available
     to common stockholders..........  $       --  $     (0.36) $     (0.24)
                                       ==========  ===========  ===========
Weighted average number of common
   shares outstanding - basic........   7,462,228    8,291,263   19,019,511(/1/)

--------

  (1) Pro forma weighted average shares outstanding assumes conversion of Class A convertible preferred stock into 6,351,120 shares of common stock, conversion of Class D preferred stock into 176,651 shares of common stock, and issuance of 5,029,511 shares of common stock to effect the acquisitions of ThermoGen and Emerald.

                                   As of June 30, 2000               Pro Forma
Consolidated balance sheet data                 Actual  Pro Forma  As Adjusted
------------------------------------------------------------------------------
Cash and cash equivalents.........         $ 1,599,754 (9,900,246) $23,991,138
Working capital...................           2,159,506 (9,340,494)  24,550,890
Total assets......................          70,621,366 59,121,366   93,012,750
Long-term debt and capital lease
 obligations and redeemable
 preferred stock..................          25,501,579 11,738,077      455,233
Total stockholders' equity........          29,779,490 32,042,992   78,158,992

--------------------------------------------------------------------------------

Risk factors

You should carefully consider the risks described below, together with all of the other information included in this prospectus, before deciding whether to invest in our common stock. If any of the following risks actually occurs, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR INDUSTRY

Our ability to generate revenue would be harmed if the pharmaceutical and biotechnology industries reduce their spending on outsourced R&D projects.

We have benefited to date from the increasing trend of pharmaceutical and biotechnology companies to outsource chemical R&D projects. A reversal or slowing of this trend could slow our revenue growth. Our ability to generate new business could be impaired by general economic downturns in our clients' industries. In addition, the current trend toward mergers and consolidation in the pharmaceutical industry could reduce the number of our potential customers and decrease their aggregate R&D expenditures.

Our pharmaceutical and biotechnology customers' profitability may also be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of health care. For example, in certain foreign markets pricing or profitability of pharmaceuticals is subject to government control. In the U.S., there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar government control. To the extent health care reforms reduce the profitability of pharmaceutical and biotechnology companies, our business opportunities could be limited as a result of reduced outsourced R&D spending.

Our success will depend on our ability to compete in multiple areas of the highly competitive drug development technology and services industry.

Because we provide many types of technologies and services, we compete in many areas, including, but not limited to, proteomics, combinatorial and computational chemistry, medicinal chemistry, biocatalysis and chemical process development. We are one of very few chemistry service companies that have the breadth of service offerings needed to take a customer's lead compound through almost all stages of drug development. Competing in multiple areas presents special challenges to our management, including keeping abreast of technical and market developments across a broad range of specialties. In each unique service area we face competition based on a number of factors, including size, relative expertise, speed and costs of identifying and optimizing potential lead compounds and chemical processes. We compete with the research departments of pharmaceutical and biotechnology companies and other drug discovery technology and service companies, as well as numerous academic and research institutions. Many of these competitors have greater financial and other resources than we do. Smaller companies also are significant competitors in specific market segments.

Because our revenues are concentrated the loss of a significant customer would harm our business.

Historically, a substantial portion of our revenue has been derived from contracts with a limited number of significant customers. Our ten largest customers have accounted for approximately 92%, 89% and 86% of total contract revenues, which equaled $5.9 million, $8.8 million and $13.7 million, for the years ended December 31, 1997, 1998 and 1999, respectively. In addition, our top three customers for the year ended December 31, 1999 accounted for approximately 46% of total contract revenues. Specifically, in 1999 our affiliated company, Advanced Life Sciences, Inc., together with its joint venture subsidiary, Sarawak MediChem Pharmaceuticals, Inc., accounted for 18% of our total

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

contract revenues, Pfizer, Inc. accounted for 17% of our total contract revenues and AstraZeneca accounted for 11% of our total contract revenues. The loss of any significant customer would significantly lower our revenues and profitability.

Our contracts are generally terminable upon short notice.

Our contracts are generally terminable upon 10 to 90 days' notice. Our contracts may be terminated for numerous reasons, many of which may be beyond our control, such as a reduction or reallocation of a customer's R&D budget or a change in a customer's overall financial condition. To date, we have not experienced an early termination of a significant contract that has materially impacted our operating results. However, the loss of a large contract or multiple smaller contracts, or a significant decrease in revenue derived from a contract, could significantly reduce our profitability and require us to reallocate underutilized physical and professional resources.

Given the uncertainties inherent in the drug discovery and development process, our ability to realize milestone or royalty payments is highly speculative.

To realize future milestone and royalty payments we must achieve specific contractual objectives or our customers must generate revenues from drug products developed in part by using our proprietary services and technologies. During the year ended December 31, 1999 and the six months ended June 30, 2000, we realized $1.8 million and $0.6 million of milestone and intellectual property revenue, respectively. All but one of the engagements that resulted in milestone payments or royalties have been with our affiliate Advanced Life Sciences. Our present strategy, however, emphasizes seeking future milestone and royalty arrangements to increase our overall profitability and we currently have arrangements with unaffiliated customers that present opportunities for milestone and royalty revenues. Development and commercialization of potential drug candidates depend not only on the achievement of research objectives by us and our collaborators, but also on each client's own financial, competitive, marketing and strategic considerations and regulatory requirements imposed by the FDA and other governmental entities in the U.S. and other countries, all of which are beyond our control. Given the uncertainties inherent in the drug discovery and development process, our ability to realize milestone or royalty payments is highly speculative. Moreover, because milestone and royalty revenues are generally incentive-based with low associated costs, failure to achieve these revenues adversely impacts our profitability to a greater degree than the loss of service revenues.

RISKS RELATED TO OUR BUSINESS

Our business generation, future growth and service capabilities are dependent upon our ability to retain and motivate our key personnel and attract other skilled scientific personnel in the future.

Our performance is highly dependent on the principal members of our senior management and scientific staff, many of whom possess unique scientific skills. In particular, we are highly dependent on and our business would be significantly harmed if we lost the services of Michael T. Flavin, Ph.D., our chairman, president and chief executive officer, or John L. Flavin, our executive vice president and chief operating officer. The loss of Dr. Flavin, as our founder, would harm our business as he provides the strategic direction of our company and fosters our growth through established industry relationships with customers and employees. The loss of Mr. Flavin would harm our business as he is ultimately responsible for the management and operations of our company. Although we have entered into agreements containing non-competition restrictions and into employment agreements with our senior scientific and management personnel, we do not have employment agreements with all of our key personnel. If we are unable to retain our key management and scientific personnel, our overall business operations would suffer and we could lose the ability to offer certain services.


--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

In addition, our future success will depend to a significant extent on our ability to attract, retain and motivate highly skilled chemists and other scientists. Our ability to maintain, expand or renew our existing customer engagements with our customers and obtain engagements from new customers depends, in large part, on our ability to hire and retain sufficient numbers of scientists with the skills necessary to keep pace with a rapidly changing industry. We believe that there is a shortage of, and significant competition for, scientists with the skills and experience in chemistry necessary to perform the services we offer. We compete with the research departments of pharmaceutical companies, biotechnology companies, chemistry research companies and academic institutions for new personnel. The inability to hire additional qualified personnel would inhibit our future growth.

Our recent growth and expansion may be difficult to manage and these difficulties could damage our ability to increase our revenues and our profits.

Our operations have grown rapidly in recent years. This growth places significant strain on our operational, human and financial resources. We acquired ThermoGen and Emerald BioStructures in May 2000 and are in the process of integrating their operations with ours. Our ability to compete effectively will depend, in large part, upon our ability to expand, improve, integrate and effectively utilize our operating, management, marketing and financial systems to accommodate our expanded operations and those of our recently acquired companies. The physical expansion of our facilities to accommodate future growth may also lead to unanticipated costs and divert management and business development resources. Our failure to effectively anticipate, implement and manage the changes required to sustain our growth and successfully integrate our recent acquisitions would disrupt our business operations and decrease our profitability.

We and our customers are subject to substantial government regulations that are expensive to comply with, expose us to possible enforcement actions, and could block commercialization of drug candidates.

Our customers and collaborators, including our Advanced Life Sciences and Sarawak MediChem Pharmaceuticals affiliates, are subject to substantial regulation by governmental entities in the U.S. and other countries. Moreover, to the extent that we act as project manager in providing or arranging for FDA-regulated services for our customers, we also are subject to these requirements. For example, we have performed chemistry research services and engaged strategic partners to advance calonolide A, an anti-HIV drug that is currently in Phase I clinical trials. Human pharmaceutical products are subject to rigorous pre-clinical and clinical testing and other approval procedures by the FDA and by foreign regulatory authorities. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of pharmaceutical products. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations are time consuming and costly.

If the FDA finds that we or our customers have failed to comply with applicable regulatory requirements, it can institute a wide variety of enforcement actions, including fines, injunctions and civil penalties; recall or seizure of products; the issuance of public notices or warnings; operating restrictions, partial suspension or total shutdown of production; termination of ongoing research; refusal of requests for approval of INDs or NDAs; withdrawal of approvals previously granted; and criminal prosecution.

All facilities and manufacturing techniques used in the manufacture of products for clinical use or for sale in the U.S. must be operated in conformity with current good manufacturing practices, cGMP, guidelines established by the FDA. Specifically, in our chemical synthesis and scale up service offerings, our scientists scale up desired compounds that may be subject to cGMP requirements. Our facilities are subject to periodic regulatory inspections to ensure compliance with cGMP requirements. Failure

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

on our part to comply with applicable requirements could result in the termination of ongoing research or the disqualification of data for submission to regulatory authorities. A finding that we had materially violated cGMP requirements could result in additional regulatory sanctions and, in severe cases, could result in a mandated closing of our facilities.

Our activities involve the use of hazardous materials, which subject us to regulation, related costs and potential liabilities for injuries or violations of environmental laws.

Our business frequently involves the controlled storage, use and disposal of hazardous materials, including chemical and biological materials such as hexane, ethyl acetate and hydrogen. Using these materials presents the risk of accidental environmental contamination and physical injury and is subject to federal, state and local regulations. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, we cannot completely eliminate the risk of accidental contamination or injury. In the event of an accident, we could be held liable for any damages that result, and any liability could either exceed the $2.0 million aggregate limit on our insurance or fall outside its coverage. We could incur significant costs or impairment of our business efforts in order to comply with current or future environmental laws and regulations.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

Obtaining new patented technologies and enforcing patents currently in our broad technology platform is unpredictable and could increase our costs of doing business and decrease our profits.

Our success will depend, in part, on our ability to obtain and enforce patents, protect trade secrets, obtain licenses to technology owned by third parties when necessary and conduct our business without infringing upon the proprietary rights of others. A significant portion of our revenue has been derived from providing services to our customers based on our broad base of patented technologies. Currently, we derive revenue through the use of 6 patented technologies and intend to increase revenue based upon the future use of over 20 patents pending issue. In addition, we generate revenue from 6 patented technologies licensed from third parties, including AutoOptimize(TM) which is exclusively licensed from Advanced Life Sciences.

The patent positions of pharmaceutical, biotechnology and chemistry services firms are subject to challenge as the industries mature and competition increases. Patent positions involve complex legal and factual questions and any challenge to our position could result in a material expense. Although we are not currently involved in any enforcement or infringement dispute, any future challenges could be costly and have a negative impact on our profits. For example, although we were issued a patent for our ThermoCat(R) family of enzymes, competitors will likely aggressively develop and commercialize in this area, which may require us to protect our patent through legal action. Our patent applications will not necessarily result in the issuance of patents or, if any patents are issued, will not necessarily provide us protection or commercial advantage. In the event that a third party also files patent applications for inventions that conflict with ours, we may have to participate in interference proceedings with the United States Patent and Trademark Office to determine priority of invention, which could result in the loss of the opportunity to secure patent protection and the right to use the invention. Even if the eventual outcome is favorable to us, we could incur substantial costs as the result of such proceedings.

The filing and prosecution of patent applications, litigation to establish the validity and scope of patents, assertion of patent infringement claims against others and defense of patent infringement

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

claims by others is expensive and time consuming. If a third party is found to have rights covering products or processes used by us, we could be forced to cease using the technologies, be subject to significant liability to the third party, or be required to license technologies from the third party. Furthermore, even if our patents are determined to be valid, enforceable and broad in scope, our competitors may be able to design around the patents and compete with us using alternative technology.

Some aspects of our technologies and services have been licensed from third parties. In particular, our ChiralSelect(TM) technology is dependent in part on a license from Regis Technologies, Inc. This license expires in August 2009. We intend to use our ChiralSelect(TM) as an important technology to increase future revenues. Our ChiralSelect(TM) sales would suffer if we fail to maintain the right to use these technologies. Additionally, as we continue to provide a broad range of chemistry related services to our customers, we may need to license different technologies from third parties. If we cannot obtain these licenses or are unable to do so in a cost effective manner, our service offerings may be limited, which could decrease our revenues.

Much of our intellectual property is represented by the collective expertise of our scientists of which our sole protection is non-competition and confidentiality agreements, which may not adequately protect our rights or prevent disclosure of proprietary information.

In an effort to maintain the confidentiality and ownership of trade secrets and proprietary information, we require employees, consultants and collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with us. These measures may not provide meaningful protection for our trade secrets or other confidential information and technology. If these measures do not protect our rights, third parties could use our technology and our ability to compete in our markets would be harmed. In the event of unauthorized use or disclosure of our confidential and proprietary information, we may not have adequate remedies. In addition, costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights.

The breadth of our offered technologies and services increases the potential that our business operations could infringe on or misappropriate the proprietary rights of others.

We may be sued for infringing on the patent rights of others and may have to pay substantial damages for past infringement, including treble damages, if it is ultimately determined that our products infringe a third party's proprietary rights. Because we produce and provide many different technologies and services, the potential is increased for patent infringement suits by a wide-range of companies. In particular, our ThermoGen subsidiary currently has and develops proprietary biocatalysis processes. There are various third parties with processes that may relate to ThermoGen's technologies. We may be found in the future to infringe on these or other proprietary rights of third parties which could affect our ability to increase our revenue in the future. The drug discovery industry has a history of patent litigation and will likely continue to have patent litigation suits concerning drug discovery technologies. Existing patents could prevent us and our collaborators from developing processes using such technologies. From time to time we attempt to obtain from third parties licenses that are compatible with our business objectives. We may not be able to obtain any licenses on acceptable terms, if at all.

RISKS RELATED TO THIS OFFERING

Our directors and executive officers will own approximately 67% of our common stock, which may limit new investors from influencing corporate decisions.

After giving effect to the sale of the shares of common stock offered hereby, our directors and executive officers will beneficially own in the aggregate approximately 67% of our outstanding common stock.

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

As a result, these stockholders will be able to exert significant influence over the outcome of fundamental corporate transactions requiring stockholder approval, including mergers, sales of assets and the election of the members of our board of directors. This concentration of ownership may have the effect of delaying or preventing a change in control.

Our stock price may decline due to events and developments unique to our business or the life sciences industry generally.

The market prices for securities of comparable technology companies, particularly life science companies, have been highly volatile and the market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of particular companies. Factors that could have a significant impact on the market price of our common stock include:

 .actual or anticipated variation in our quarterly operating results;

 .failure to achieve, or changes in, financial estimates issued by securities analysts;

 .announcements of technological innovations or services by us or our competitors;

 .disputes or other developments concerning proprietary rights, including patents and litigation matters and the ability to patent our technologies;

 .conditions or trends in the pharmaceutical and biotechnology industries;

 .additions or departures of key personnel;

 .announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

 .regulatory developments in both the U.S. and foreign countries;

 .public concern as to the efficacy of new technologies; and

 .general market conditions.

In particular, the realization of any of the risks described in these "Risk Factors" could dramatically impact the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted. This type of litigation could result in substantial costs and a diversion of management's attention and resources.

The stock market has recently experienced extreme price and volume fluctuations that have frequently affected market prices of smaller capitalization companies and are often unrelated to the operating performance of such companies. Because it is unlikely that we will ever pay dividends, you will only be able to benefit from holding our stock if the stock price appreciates.

Future sales of our common stock may depress our stock price.

Sales of substantial amounts of common stock in the public market after this offering could adversely affect the market price of the common stock. In addition to the 6.4 million shares of common stock offered hereby, up to approximately 14.0 million shares of common stock owned by our current stockholders will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

of 1933, as amended, at various times beginning 90 days after the date of this prospectus. Executive officers, directors and stockholders who in the aggregate hold 19,019,511 shares of common stock and options to purchase 1,313,048 shares of common stock have agreed, pursuant to certain lock-up agreements, that until 180 days after the date of this prospectus, they will not, directly or indirectly, offer, sell, or otherwise dispose of, any shares of common stock, other than:

 .as a bona fide gift or gifts, provided that the donee or donees thereof agree in writing to be bound by the lock-up agreements; or

 .with the prior written consent of UBS Warburg LLC. However, UBS Warburg LLC may, in its sole discretion, release all or any portion of the common stock from the restrictions of the lock-up agreements.

You will incur immediate and substantial dilution and may incur dilution in the future.

Purchasers of the common stock in this offering will incur immediate dilution in the pro forma net tangible book value of our common stock of $7.10 per share. Moreover, we may require additional funds to support our working capital requirements or for other purposes, and may seek to raise additional funds through public or private equity financing. Also, we may acquire other companies or technologies or finance strategic alliances by issuing equity. Any capital raising transaction may result in additional dilution to our stockholders.

Provisions in our charter and bylaws could make it difficult for our stockholders to make changes to our current management.

In the event our stockholders desire to make changes to our board of directors, certain provisions of our certificate of incorporation and bylaws may make it difficult. These provisions:

 .provide for a classified board of directors of which approximately one third of the directors will be elected each year;

 .allow the authorized number of directors to be changed only by a resolution of the board of directors;

 .establish advance notice requirements for proposals that can be acted upon at stockholder meetings; and

 .limit who may call stockholder meetings.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Forward looking information

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. This preliminary prospectus is subject to completion prior to this offering.

Some of the statements under the captions "Prospectus summary," "Risk factors," "Use of proceeds," "Management's discussion and analysis of financial condition and results of operations" and "Business" and elsewhere in this prospectus are forward-looking statements. These statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "seeks," "should," "will" or "would" or the negative of these terms or similar expressions are generally intended to identify forward-looking statements. Because these statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk factors."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Use of proceeds

We estimate that the net proceeds from the sale of the 6,400,000 shares of common stock that we are offering will be approximately $46.1 million, or approximately $53.3 million if the underwriters' over-allotment option is exercised in full, based upon an assumed initial public offering price of $8.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us.

We intend to use approximately $22.4 million of the net proceeds from this offering, or $29.6 million if the underwriters' over-allotment option is exercised in full, for general corporate purposes and working capital, including the following:

 .expansion of our operations including, $5.0 million in facilities expansion not funded through mortgage financing to meet the needs of our growing business;

 .expansion of sales and marketing capabilities;

 .R&D to develop additional platform technologies; and

 .potential acquisitions of companies or technologies.

In addition, we intend to use the remaining portion of the net proceeds, approximately $23.7 million, from this offering for the following specific purposes:

 .$11.5 million for the mandatory redemption of our outstanding preferred stock, including

 .$7.5 million for the redemption of our Class B redeemable preferred stock;
  and

 .$4.0 million for the redemption of shares of our Class A common stock as a result of the automatic conversion of all outstanding shares of our Class C preferred stock;

 .$2.5 million for the redemption of the warrant to purchase 315,577 shares of our common stock; and

 .$9.7 million to repay amounts anticipated to be outstanding under our credit facility, of which approximately $5.0 million under the term loan bears interest at a current annual rate of 11.89% and approximately $4.7 million under the revolving line bears interest at a current annual rate of 10.64%. The credit facility terminates on June 14, 2001 for acquisition loans and June 1, 2005 for working capital loans.

We have no current agreements or commitments for acquisitions of complementary businesses or technologies. Pending these uses, we will invest the net proceeds of this offering in short-term, investment grade and interest-bearing securities.

Dividend policy

We have never declared or paid any cash dividends on our capital stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends. Any payment of dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and other factors that the board of directors may deem relevant.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Capitalization

The following table sets forth our capitalization as of June 30, 2000:

 .On an actual basis giving effect to the 18.65557 for one split of our common stock to be effected prior to the closing of this offering and without any other adjustments to reflect subsequent or anticipated events; and

 .On a pro forma basis to give effect to:

 .the automatic conversion of all outstanding shares of our Class A preferred stock into:

  .6,351,120 shares of our common stock; and

  .1,000 shares of our Class B redeemable preferred stock and simultaneous automatic redemption of 1,000 shares of our Class B redeemable preferred stock for $7.5 million out of the net proceeds from this offering;

 .the automatic conversion of all outstanding shares of our Class C preferred
  stock into        shares of our Class A common stock upon the closing of
  this offering and the simultaneous automatic redemption of such shares of our Class A common stock for $4.0 million out of the net proceeds from this offering;

 .the conversion of all outstanding shares of our Class D preferred stock into 176,651 shares of our common stock;

 .an increase in the carrying value of the redeemable warrant to purchase
  315,577 shares of common stock to $8.00 per share.

 .our reincorporation in Delaware and the effectiveness of our new equity capitalization.

 .On a pro forma as adjusted basis to give effect to:

 .our receipt of the estimated net proceeds from our sale of 6,400,000 shares of our common stock in this offering at an assumed initial offering price of $8.00 and, after deducting the underwriting discounts and commissions and estimated offering expenses, and the application of $9.7 million of the net proceeds of this offering to repay certain outstanding indebtedness and $2.5 million for the redemption of the warrant to purchase 315,577 shares of our common stock.


--------------------------------------------------------------------------------

Capitalization

--------------------------------------------------------------------------------

                                            As of June 30, 2000
                                            Actual               Pro Forma
                                    (in thousands)  Pro Forma  As Adjusted
-------------------------------------------------------------------------------
Debt and capital leases, including
   current portions(/1/)..........        $  9,213   $  9,213     $    455
Redeemable stock warrant..........           2,400      2,525           --
Redeemable preferred stock:
 Class A convertible preferred
    stock, par value $0.0005
  Authorized shares--6,351,120
  Issued and outstanding shares--
     6,351,120
  Redemption value--$22,499,458...          13,884         --           --
 Class B 5% redeemable preferred
    stock, par value $0.01
  Authorized shares--1,000
  Issued and outstanding shares--
     none.........................              --         --           --
 Class C preferred stock, par
    value $0.01
  Authorized shares--440,000
  Issued and outstanding shares--
     400,000......................               4         --           --
                                          --------   --------     --------
Stockholder's equity (deficit):
 Class D preferred stock, par
    value $0.01
  Authorized shares--440,000
  Issued and outstanding shares--
     400,000......................               4         --           --
 Class A common stock, par value
    $0.0005
  Authorized shares--18,655,570
  Issued and outstanding shares--
     12,491,740...................               7         --           --
 Class B common stock, par value
    $0.0005
  Authorized shares--1,650,234
  Issued and outstanding--none....              --         --           --
 Class C common stock, par value
    $0.0005;
  Authorized shares--315,577
  Issued and outstanding shares--
     none.........................              --         --           --
 Preferred stock, par value $0.01;
  Pro forma authorized shares--
     10,000,000
  Pro forma issued and outstanding
     shares--none.................              --         --           --
 Common stock, par value $0.01;
  Pro forma authorized shares--
     100,000,000
  Pro forma issued and
  outstanding--19,019,511;
  Pro forma as adjusted issued and
  outstanding--25,419,511.........              --        190          254
 Additional paid-in capital.......          41,378     43,587       89,639(/2/)
 Accumulated deficit..............         (11,609)   (11,734)     (11,734)
                                          --------   --------     --------
  Total stockholders' equity......          29,780     32,043       78,159
                                          --------   --------     --------
  Total capitalization............        $ 55,281   $ 43,781     $ 78,614
                                          ========   ========     ========

--------
  (1) We estimate that approximately $9.7 million in debt, excluding capital lease obligations, will be outstanding upon the closing of this offering, all of which will be repaid in full with a portion of the net proceeds from this offering. See "Use of Proceeds."
  (2)Additional paid-in capital is computed as follows:

     As of June 30, 2000.............................................. 41,378
     Automatic conversion Class A preferred stock into 6,351,120 shares of common stock.......................................... 13,820
     Conversion of Class A preferred stock into Class B redeemable preferred stock................................................. (7,500)
     Conversion of Class C preferred stock into Class A common and automatic redemption............................................ (3,996)
     Conversion of Class D preferred stock into 176,651 shares of
      common stock....................................................      2
     Conversion of Class A common stock into 12,491,740 shares of
      common stock....................................................   (117)
     Issuance of common stock, net of offering costs.................. 46,052
                                                                       ------
                                                                       89,639

--------------------------------------------------------------------------------

Capitalization

--------------------------------------------------------------------------------


The preceding table does not include:

 .1,932,437 shares of our common stock issuable upon exercise of stock options outstanding as of June 30, 2000 at a weighted average exercise price of $2.50 per share;

 .2,500,000 shares of common stock available for issuance under our 2000 Stock Incentive Plan; and

 .net exercise of outstanding warrants to purchase 157,788 shares of our common stock at an exercise price of $2.60 per share.

To the extent that these options and warrants are exercised, there will be further dilution to new investors. Please see "Management-Employee Benefit Plans," and Notes 10 and 13 of "Notes to Consolidated Financial Statements" for further information regarding our stock option plans and outstanding warrants.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Dilution

Our historical net tangible book value as of June 30, 2000 was approximately $(25.6) million, or $(2.05) per share of our Class A common stock, based on the number of split-adjusted common shares outstanding as of June 30, 2000. Historical net tangible book value per share is equal to the amount of our total tangible assets less total liabilities and redeemable preferred stock, divided by the number of pro forma shares of Class A common stock outstanding as of June 30, 2000.

Our pro forma net tangible book value, as of June 30, 2000, was $(23.2) million, or $(1.22) per share based on the pro forma number of shares outstanding as of June 30, 2000 of 19,019,511 calculated after giving affect to:

 .the automatic conversion of all outstanding shares of our Class A preferred stock into 6,351,120 shares of our common stock on a one-for-one basis and 1,000 shares of our Class B redeemable preferred stock and simultaneous automatic redemption of 1,000 shares of our Class B redeemable preferred stock for $7.5 million out of the net proceeds from this offering;

 .the automatic conversion of all outstanding shares of our Class C preferred stock into shares of our Class A common stock upon the closing of this offering and the simultaneous automatic redemption of such shares of our Class A common stock for $4.0 million out of net proceeds from the offering;

 .the conversion of all outstanding shares of our Class D preferred stock into 176,651 shares of our common stock; and

 .the 18.65557 for one split of our common stock to be effected prior to the closing of this offering.

Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after considering the conversion of all outstanding preferred stock into common stock. After giving effect to our sale of common stock offered hereby at an assumed initial public offering price of $8.00 per share, and our receipt of the estimated net proceeds from the offering, our pro forma net tangible book value as of June 30, 2000 would have been approximately $22.9 million, or $0.90 per share. This represents an immediate increase in net tangible book value of $2.12 per share to existing stockholders and an immediate dilution of $7.10 per share to new investors. The following table illustrates this per share dilution:

Initial public offering price per share...........................         $8.00
 Historical net tangible book value per share as of June 30,
    2000.......................................................... $(2.05)
 Increase per share attributed to the conversion of Class A
    preferred stock to common stock and the conversion of Class D preferred stock to common stock and the redemption of Class B
    and Class C preferred stock...................................    .83
                                                                   ------
 Pro forma net tangible book value per share as of June 30, 2000..  (1.22)
                                                                   ------
 Increase per share attributable to this offering.................   2.12
                                                                   ------
 Pro forma net tangible book value per share after this offering..          0.90
                                                                           -----
Dilution per share to new investors...............................         $7.10
                                                                           =====

--------------------------------------------------------------------------------

Dilution

--------------------------------------------------------------------------------


The following table summarizes, on a pro forma basis as of June 30, 2000, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting the underwriting discounts and commissions and our estimated offering expenses.

                            Shares purchased  Total consideration  Average price
                               Number Percent       Amount Percent     per share
                           ---------- ------- ------------ ------- -------------
Existing stockholders..... 19,019,511  74.82% $ 56,777,000  52.58%        $ 2.99
New public investors......  6,400,000  25.18%   51,200,000  47.42%        $11.00
                           ---------- ------- ------------ -------
Total..................... 25,419,511 100.00% $107,977,000 100.00%
                           ========== ======= ============ =======

The tables and calculations above assume no exercise of outstanding options or warrants. At June 30, 2000, there were:

 .1,932,437 shares of our common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $2.50 per share;

 .157,788 shares of our common stock issuable upon the exercise of an outstanding warrant at an exercise price of $2.60 per share; and

 .2,500,000 additional shares of our common stock available for future grants under our 2000 Stock Incentive Plan to be adopted at the close of this offering. For a description of our stock option and stock purchase plans, please see "Management-Employee benefit plans."

To the extent that these options or warrants are exercised, there will be further dilution to new investors. Please see "Management-Employee benefit plans" for further information regarding our stock option plan and stock purchase plan.

If the underwriters exercise their over-allotment option in full, the following will occur:

 .the percentage of common stock held by our existing stockholders will decrease from approximately 74.82% to approximately 72.10% of the total number of shares of our common stock outstanding after this offering;

 .the number of shares of our common stock held by new public investors will increase to 7,360,000 or approximately 27.90% of the total number of shares of our common stock outstanding after this offering; and

 .an increase in pro forma net tangible book value to $1.14 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $6.86 per share to new investors.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Selected financial data

You should read the following selected financial data in conjunction with the consolidated financial statements and the notes to such statements and "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus. We derived the statement of operations data for the year ended December 31, 1995, 1996, 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000, the balance sheet data as of December 31, 1995, 1996, 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000 from our financial statements. We include elsewhere in this prospectus the consolidated financial statements as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999, which have been audited by KPMG LLP, independent certified public accountants. We also include our unaudited financial statements as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

--------------------------------------------------------------------------------
26

Selected financial data

--------------------------------------------------------------------------------

                                              Year Ended December 31,
Statement of operations data        1995        1996        1997        1998         1999
------------------------------------------------------------------------------------------
Contract revenues:
 Contract revenue.........    $3,207,128  $4,291,754  $4,683,560  $7,327,261  $11,255,534
 Contract revenue--
  related party...........            --     380,000   1,205,948   1,497,055    2,476,829
                              ----------  ----------  ----------  ----------  -----------
  Total contract
   revenues...............     3,207,128   4,671,754   5,889,508   8,824,316   13,732,363
Contract service costs:
 Contract service costs...     1,356,543   2,041,014   2,077,238   3,681,044    5,281,963
 Contract service costs--
  related party...........            --     380,776     450,574     466,893    1,089,960
                              ----------  ----------  ----------  ----------  -----------
  Total contract service
   costs..................     1,356,543   2,421,790   2,527,812   4,147,937    6,371,923
                              ----------  ----------  ----------  ----------  -----------
 Gross profit.............     1,850,585   2,249,964   3,361,696   4,676,379    7,360,440
 Milestones and
  intellectual property
  revenue.................            --          --          --          --           --
 Milestones and
  intellectual property
  revenue--related party..            --          --          --          --    1,787,612
Operating expenses:
 Selling, general and
  administrative..........     1,581,190   1,542,689   2,641,414   3,621,621    6,005,993
 Depreciation and
  amortization............       144,052     291,000     317,913     458,722      787,810
                              ----------  ----------  ----------  ----------  -----------
  Total operating
   expenses...............     1,725,242   1,833,689   2,959,327   4,080,343    6,793,803
                              ----------  ----------  ----------  ----------  -----------
Income (loss) from
   operations.............       125,343     416,275     402,369     596,036    2,354,249
                              ----------  ----------  ----------  ----------  -----------
Other expense, net:
 Interest expense.........        33,931      66,666     101,561     124,818      587,813
 Interest income..........       (15,105)        112          --      (1,350)    (175,209)
 Other....................            --          --     (98,539)    (48,068)          --
 Increase in value of
    redeemable warrant....            --          --          --          --           --
                              ----------  ----------  ----------  ----------  -----------
Total other expense, net..        18,826      66,778       3,022      75,400      412,604
                              ----------  ----------  ----------  ----------  -----------
Income (loss) before
   income taxes...........       106,517     349,497     399,347     520,636    1,941,645
 Income taxes.............        80,238     193,965     132,382     200,987      871,285
                              ----------  ----------  ----------  ----------  -----------
 Net income (loss)........        26,279     155,532     266,965     319,649    1,070,360
 Less:
  Allocation of income to
     participating
     securities...........       (10,236)    (60,580)   (103,983)   (124,503)    (282,512)
  Accretion to redemption
     value of preferred
     stock................            --          --          --          --     (623,498)
                              ----------  ----------  ----------  ----------  -----------
Net income (loss)
   available to common
   stockholders...........    $   16,043  $   94,952  $  162,982  $  195,146  $   164,350
                              ==========  ==========  ==========  ==========  ===========


--------------------------------------------------------------------------------

Selected financial data

--------------------------------------------------------------------------------

                                             Year Ended December 31,
Statement of operations data        1995       1996       1997       1998      1999
-----------------------------------------------------------------------------------
Per share data:
 Basic net income (loss)
    available to common
    stockholders..........    $       -- $     0.01 $     0.01 $     0.02 $    0.02
                              ========== ========== ========== ========== =========
 Diluted net income (loss)
    available to common
    stockholders..........    $       -- $     0.01 $     0.01 $     0.02 $    0.02
                              ========== ========== ========== ========== =========
Weighted average number of
   common shares
   outstanding--basic.....    11,696,296 11,696,296 11,696,296 11,696,296 7,462,228
Weighted average number of
   common shares
   outstanding--diluted...    11,696,296 11,696,296 11,696,296 11,879,774 7,861,001

                                           As of December 31,
Balance sheet data            1995        1996        1997        1998         1999
------------------------------------------------------------------------------------
Cash and cash
   equivalents.......... $  16,429  $   36,961  $  237,981  $  171,462  $ 8,164,730
Working capital.........  (292,689)   (309,967)   (208,900)   (373,289)   3,392,080
Total assets............   989,222   2,165,396   2,355,861   3,959,662   17,939,980
Long-term debt and
   capital lease
   obligations and
   redeemable preferred
   stock................   236,202     639,378     812,305     914,915   20,597,119
Total stockholders'
   equity (deficit).....   212,367     367,899     634,864     957,678   (8,559,777)


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
28

Selected financial data

--------------------------------------------------------------------------------

                                                          Six Months Ended
                                                              June 30,
                                                            (unaudited)
Statement of operations data                                 1999         2000
-------------------------------------------------------------------------------
Contract revenues:
 Contract revenue..................................... $4,834,944  $ 7,533,945
 Contract revenue--related party......................  1,202,895    1,356,485
                                                       ----------  -----------
  Total contract revenues.............................  6,037,839    8,890,430
Contract service costs:
 Contract service costs...............................  2,350,259    3,735,659
 Contract service costs--related party................    427,255      599,407
                                                       ----------  -----------
  Total contract service costs........................  2,777,514    4,335,066
                                                       ----------  -----------
 Gross profit.........................................  3,260,325    4,555,364
 Milestones and intellectual property revenue.........         --      222,000
 Milestones and intellectual property revenue--related
  party...............................................         --      350,000
Operating expenses:
 Selling, general and administrative..................  2,716,307    4,245,278
 Depreciation and amortization........................    312,706      985,009
                                                       ----------  -----------
  Total operating expenses............................  3,029,013    5,230,287
                                                       ----------  -----------
Income (loss) from operations.........................    231,312     (102,923)
                                                       ----------  -----------
Other expense, net:
 Interest expense.....................................    132,787      427,577
 Interest income......................................    (11,903)     (70,291)
 Other................................................         --           --
 Increase in value of redeemable warrant..............         --    1,905,487
                                                       ----------  -----------
Total other expense, net..............................    120,884    2,262,773
                                                       ----------  -----------
Income (loss) before income taxes.....................    110,428   (2,365,696)
 Income taxes.........................................     57,814           --
                                                       ----------  -----------
 Net income (loss)....................................     52,614   (2,365,696)
 Less:
  Allocation of income to participating securities....     (1,072)          --
  Accretion to redemption value of preferred stock....    (50,918)    (654,336)
                                                       ----------  -----------
Net income (loss) available to common stockholders.... $      624  $(3,020,032)
                                                       ==========  ===========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Selected financial data

--------------------------------------------------------------------------------

                                                             Six Months Ended
                                                                 June 30,
                                                                (unaudited)
Statement of operations data                                     1999      2000
--------------------------------------------------------------------------------
Per share data:
 Basic net income (loss) available to common stockholders.. $      -- $   (0.36)
                                                            ========= =========
 Diluted net income (loss) available to common
  stockholders............................................. $      -- $   (0.36)
                                                            ========= =========
Weighted average number of common shares outstanding--
 basic..................................................... 7,462,228 8,291,263
Weighted average number of common shares outstanding--
 diluted................................................... 7,718,425 8,291,263

                                                                         As of
                                                                 June 30, 2000
Balance sheet data                                                 (unaudited)
------------------------------------------------------------------------------
Cash and cash equivalents.......................................  $ 1,599,754
Working capital.................................................    2,159,506
Total assets....................................................   70,621,366
Long-term debt and capital lease obligations and redeemable
 preferred stock................................................   25,501,579
Total stockholders' equity (deficit)............................   29,779,490

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Unaudited pro forma condensed combined financial information


On May 31, 2000, we acquired all of the outstanding common stock of ThermoGen, Inc. and Emerald BioStructures, Inc. The total purchase price of ThermoGen was $29.7 million which has been allocated to the fair values of assets acquired and liabilities assumed as follows: patents--$6.9 million; trade name--$3.1 million; contracts and customer base--$15.6 million; net liabilities assumed-- $1.4 million; and goodwill--$15.6 million. Included in goodwill is approximately $10.1 million related to the establishment of deferred tax liabilities in conjunction with the purchase. The total purchase price of Emerald BioStructures was $12.0 million which has been allocated to the fair values of assets acquired and liabilities assumed as follows: patents--$1.1 million; trade name--$599,000; contracts and customer base--$4.4 million; proprietary technology--$289,000; net assets assumed--$1,000; and goodwill-- $8.2 million. Included in goodwill is approximately $2.5 million related to the establishment of deferred tax liabilities in conjunction with the purchase.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and the six-month period ended June 30, 2000 reflects conversion of outstanding capital stock to a single class of common stock, a 18.65557 for one stock split, and the acquisition of ThermoGen and Emerald BioStructures as if they occurred on January 1, 1999. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and the six-month period ended June 30, 2000 present the results of continuing operations. Accordingly, the discontinued operations of MCR Holdings, Inc. and an extraordinary gain on the extinguishment of accounts payable recognized by ThermoGen for the year ended December 31, 1999 are not presented.

Since the pro forma financial information is based upon the financial condition and operating results of the acquired entities during periods when they were not under our control, influence or management, the information presented may not be indicative of the results which would have actually been obtained had the acquisitions been completed as of the respective periods presented, nor are they indicative of future financial or operating results. The unaudited pro forma condensed combined statement of operations does not give effect to any synergies that may occur due to our integration with our acquired entities nor does it give effect to any incremental costs which may be incurred to achieve such integration. The unaudited pro forma condensed combined financial statements should be read in conjunction with our historical audited financial statements and notes thereto as well as the audited historical financial statements of ThermoGen and Emerald BioStructures and notes thereto included elsewhere in this prospectus.

--------------------------------------------------------------------------------

Unaudited pro forma condensed combined financial information

--------------------------------------------------------------------------------

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999

                             MediChem
                                 Life                     Emerald
                            Sciences,  ThermoGen,  BioStructures,   Pro Forma       Pro Forma
                                 Inc.        Inc.            Inc. adjustments        combined
----------------------------------------------------------------------------------------------
Contract revenues:
 Contract revenue.......  $11,255,534  $1,571,918        $204,993                 $13,032,445
 Contract revenue--
   related party........    2,476,829          --              --                   2,476,829
 Grant revenue..........           --     495,414         340,654                     836,068
                          -----------  ----------        -------- -----------     -----------
  Total contract
    revenues............   13,732,363   2,067,332         545,647                  16,345,342
Contract service costs:
 Contract service
   costs................    5,281,963     700,527         113,852                   6,096,342
 Contract service
   costs--related
   party................    1,089,960          --              --                   1,089,960
 Research and
   development..........           --     495,414         225,372                     720,786
                          -----------  ----------        -------- -----------     -----------
  Total contract service
    costs...............    6,371,923   1,195,941         339,224                   7,907,088
                          -----------  ----------        -------- -----------     -----------
Gross profit............    7,360,440     871,391         206,423                   8,438,254
Milestones and
  intellectual property
  revenues--related
  party.................    1,787,612          --              --                   1,787,612
Operating expenses:
 Selling, general and
   administrative.......    6,005,993     916,189         107,539                   7,029,721
 Depreciation and
   amortization.........      787,810      17,760          47,554 $ 3,657,928(a)    5,788,120
                                                                    1,277,068(b)
                          -----------  ----------        -------- -----------     -----------
  Total operating
    expenses............    6,793,803     933,949         155,093   4,934,996      12,817,841
                          -----------  ----------        -------- -----------     -----------
Income (loss) from
  operations............    2,354,249     (62,558)         51,330  (4,934,996)     (2,591,975)
                          -----------  ----------        -------- -----------     -----------
Other expense, net:
 Interest expense.......      587,813      57,524          18,914     (15,348)(c)     608,543
                                                                      (40,360)(d)
 Interest income........     (175,209)         --              --                    (175,209)
                          -----------  ----------        -------- -----------     -----------
  Total other expense,
    net.................      412,604      57,524          18,914     (55,708)        433,334
                          -----------  ----------        -------- -----------     -----------
Income (loss) from
  continuing operations
  before income taxes...    1,941,645    (120,082)         32,416  (4,879,288)     (3,025,309)
Income taxes (benefit)..      871,285          --              --  (1,440,109)       (568,824)
                          -----------  ----------        -------- -----------     -----------
Income (loss) from
  continuing
  operations............    1,070,360    (120,082)         32,416  (3,439,179)     (2,456,485)
Allocation of income to
  participating
  securities............     (282,512)         --              --     282,512 (f)          --
Accretion to redemption
  value of preferred
  stock.................     (623,498)         --              --     623,498 (g)          --
                          -----------  ----------        -------- -----------     -----------
Income (loss) from
  continuing operations
  available to common
  stockholders..........  $   164,350  $ (120,082)       $ 32,416 $(2,533,169)    $(2,456,485)
                          ===========  ==========        ======== ===========     ===========
Per share data:
 Income (loss) from
   continuing operations
   available to common
   stockholders.........                                                          $     (0.13)
                                                                                  ===========
 Weighted average number
   of shares
   outstanding--basic...                                                           19,019,511
                                                                                  ===========

See accompanying notes to unaudited pro forma condensed combined statements of operations.

--------------------------------------------------------------------------------

Unaudited pro forma condensed combined financial information

--------------------------------------------------------------------------------

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE SIX-MONTHS ENDED JUNE 30, 2000

                                             MediChem                     Emerald
                                       Life Sciences,  ThermoGen,  BioStructures,    Pro Forma       Pro Forma
                                                 Inc.        Inc.            Inc.  adjustments        combined
---------------------------------------------------------------------------------------------------------------
Contract revenues:
 Contract revenue....................     $ 7,236,780  $  792,914       $ 243,902                  $ 8,273,596
 Contract revenue--related party.....       1,356,485          --              --                    1,356,485
 Grant revenue.......................              --     165,727         244,471                      410,198
                                        -----------    ----------       ---------  ----------      -----------
  Total contract revenues............       8,593,265     958,641         488,373                   10,040,279
Contract service costs:
 Contract service costs..............       3,642,317     333,100         122,279                    4,097,696
 Contract service costs--related
   party.............................         599,407          --              --                      599,407
 Research and development............              --     165,727         110,011                      275,738
                                        -----------    ----------       ---------  ----------      -----------
  Total contract service costs.......       4,241,724     498,827         232,290                    4,972,841
                                        -----------    ----------       ---------  ----------      -----------
Gross profit.........................       4,351,541     459,814         256,083                    5,067,438
Milestones and intellectual property
  revenues ..........................         222,000          --              --                      222,000
Milestones and intellectual property
  revenues--related party............         350,000          --              --                      350,000
Operating expenses:
 Selling, general and
   administrative....................       4,079,635   1,274,059         748,112                    6,101,806
 Depreciation and amortization.......         560,823      25,523          31,435   $1,828,965 (a)   3,085,280
                                                                                       638,534 (b)
                                        -----------    ----------       ---------  ----------      -----------
  Total operating expenses...........       4,640,458   1,299,582         779,547    2,467,499       9,187,086
                                        -----------    ----------       ---------  ----------      -----------
Income (loss) from operations........         283,083    (839,768)       (523,464)  (2,467,499)     (3,547,648)
                                        -----------    ----------       ---------  ----------      -----------
Other (income) expense, net:
 Interest expense....................         414,216      30,991           3,816       (6,395)(c)     425,804
                                                                                       (16,823)(d)
 Interest income.....................         (70,291)         --            (231)                     (70,522)
 Increase in value of redeemable
   stock warrant.....................       1,905,487          --              --                    1,905,487
                                        -----------    ----------       ---------  ----------      -----------
  Total other (income) expense, net..       2,249,412      30,991           3,585      (23,218)      2,260,770
                                        -----------    ----------       ---------  ----------      -----------
Income (loss) from continuing
  operations before income taxes.....      (1,966,329)   (870,759)       (527,049)  (2,444,281)     (5,808,418)
Income taxes (benefit)...............              --          --             711   (1,229,282)(e)  (1,228,571)
                                        -----------    ----------       ---------  ----------      -----------
Income (loss) from continuing
  operations.........................      (1,966,329)   (870,759)       (527,760)  (1,214,999)     (4,579,847)
Accretion to redemption value of
  preferred stock....................        (654,336)         --              --      654,336 (g)          --
                                        -----------    ----------       ---------  ----------      -----------
Income (loss) from continuing
  operations available to common
  stockholders.......................     $(2,620,665) $ (870,759)      $(527,760)  $ (560,663)    $(4,579,847)
                                        ===========    ==========       =========  ==========      ===========
Per share data:
 Income (loss) from continuing
   operations available to common
   stockholders......................                                                              $     (0.24)
                                                                                                   ===========
 Weighted average number of shares
   outstanding--basic................                                                               19,019,511
                                                                                                   ===========

See accompanying notes to unaudited pro forma condensed combined statements of operations.

--------------------------------------------------------------------------------

Unaudited pro forma condensed combined financial information

-------------------------------------------------------------------------------

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (Continued)

The pro forma statements of operations adjustments consist of:

  (a) To reflect the increase in depreciation and amortization expense due to the amortization of goodwill and other intangible assets from the acquistion of ThermoGen over the following estimated useful lives;

          Patents and proprietary technology.................. 15 years
          Trade names......................................... 15 years
          Contracts and customer base.........................  8 years
          Goodwill............................................ 15 years

  (b) To reflect the increase in depreciation and amortization expense due to the amortization of goodwill and other intangible assets from the acquisition of Emerald BioStructures over the following estimated useful lives;

          Patents and proprietary technology.................. 10 years
          Trade names......................................... 15 years
          Contracts and customer base.........................  8 years
          Goodwill............................................ 15 years

  (c) To reflect a reduction in interest expense as a result of the $132,904 ThermoGen note payable conversion to common stock.

  (d) To reflect the reduction in interest expense on the notes payable to shareholders of $350,577 for ThermoGen as a result of their repayment.

  (e) To reflect the income tax effect of considering ThermoGen and Emerald BioStructures as taxable C-corporations, the increase in nondeductible goodwill amortization expense and decrease in interest expense at an estimated statutory tax rate of 39.5%. We expect to pay taxes on losses incurred or our effective tax rate on income to be higher in the future because recorded goodwill is non-deductible for tax purposes.

  (f) To adjust the allocation of income to participating securities to zero, to effect the conversion of the Class A convertible preferred stock and conversion and redemption of the Class C convertible preferred stock.

  (g)To eliminate the accretion to the redemption value of the Class A convertible preferred stock to effect its conversion to common stock.


-------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

The following discussion and analysis should be read with "Selected financial and operating data" and our financial statements and notes included elsewhere in this prospectus. The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include those discussed in "Risk Factors," as well as those discussed elsewhere in this prospectus.

OVERVIEW

Founded in 1987, we believe we were the first independent chemistry company to offer a broad array of discovery-related medicinal chemistry services to pharmaceutical and biotechnology customers. From a company focused exclusively on medicinal chemistry services, we have evolved into a full-service drug discovery technology and services company. Our development of strong relationships with pharmaceutical companies by initially providing basic medicinal chemistry services helped us to identify their unmet needs in the later stages of the drug discovery process. In response, we expanded our service offerings to include process development, analytical and separations chemistry and chemical synthesis and scale up. To capitalize on recent advances in genomics, we have developed technology and services in early-stage proteomics, combinatorial chemistry and biocatalysis.

Recent acquisitions
On May 31, 2000, we acquired all the outstanding common stock of ThermoGen and Emerald BioStructures. The acquisitions were accounted for using the purchase method of accounting and our results of operations for the six months ended June 30, 2000 include the operations of ThermoGen and Emerald BioStructures from their date of acquisition.

ThermoGen. We acquired ThermoGen in exchange for 3,452,909 shares of our common stock and the assumption of options to purchase 475,455 shares of our common stock. ThermoGen, based in Chicago, Illinois, is a leading provider of biocatalysis services and products through the use of proprietary technologies that expand our technology and chemistry service offerings. ThermoGen's proprietary technologies permit our customers to perform difficult chemical reactions with stable, easy-to-use biocatalysts that are environmentally friendly and cost effective. ThermoGen develops and sells proprietary biocatalysis products and process research services to the pharmaceutical, agricultural chemical and food industries. We believe that by integrating ThermoGen's biocatalysis technology, we provide our clients with chemical processes that are more efficient and shorten the chemical process development timeframe. Our acquisition of ThermoGen allows us to provide biocatalysis services and products to our existing customers and provides opportunities to market our broad range of chemistry services to new clients. We also believe that ThermoGen's technology and intellectual property will enhance our current service and product offerings, thereby improving our efficiency.

ThermoGen was founded in 1988 and had revenues of $2.1 million for the year ended December 31, 1999 and a staff of over 20 professionals. ThermoGen has been recognized for its leading biocatalysis technology, having been awarded more than a dozen Small Business Innovation Research, SBIR, grants

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------

from the National Institutes of Health, NIH, totaling over $4.0 million for technology development. ThermoGen was also awarded the 1999 Tibbets Award from the U.S. Small Business Administration for its excellence in developing and commercializing its proprietary biocatalysis platform technologies.

Emerald BioStructures. We acquired Emerald BioStructures, Inc., in exchange for 1,576,602 shares of our common stock. Emerald BioStructures, based near Seattle, Washington, is a leading provider of research products and services in protein structure determination to the pharmaceutical and biotechnology industries. We believe Emerald BioStructures is well positioned to benefit from the bottleneck resulting from the explosion in genomic information. Emerald BioStructures' proteomics services help bridge the gap between the genomic information and the chemistry services necessary to identify new lead compounds. Emerald BioStructures offers an integrated platform of technologies in proteomics that enables more efficient determination of protein structure and function. Our acquisition of Emerald BioStructures allows us to provide proteomics services to our existing customers and provides opportunities to market our broad range of chemistry services to new clients. We believe Emerald BioStructures' proteomics platform technologies improve the efficiency of our current service and product offerings.

Emerald BioStructures was founded in 1997 and had revenues of $546,000 for the year ended December 31, 1999 and a staff of 5 professionals. Emerald BioStructures has been recognized for its leading proteomics technologies, having been awarded five SBIR grants from the NIH totaling over $850,000 for technology development.

Contract revenue
Our contract revenue consists primarily of fees earned under contracts with third-party customers. In general, we provide services to our customers on the following bases:

 .a full-time equivalent basis that establishes the number of full-time equivalents contracted for a project, the duration of the contract period and the fixed price per full-time equivalent, plus materials and out-of-pocket expenses; and

 .to a lesser extent, a fixed price basis.

Our full-time equivalent contracts generally range from three to twelve month periods. Fixed price contracts are entered into for much shorter periods of time, generally two to three months. We estimate that fixed price contracts represent less than 10% of our annual revenues. Because our fixed price contracts relate to projects that are generally defined in scope, of short duration and involve services and processes that we have substantial experience with, we have not historically experienced any material cost overruns under these contracts. Generally, our contracts may be terminated by the customer upon 90 days or less prior notice. We recognize contract revenue on a per diem basis or percentage-of-completion basis. Cost of revenue consists primarily of compensation and associated fringe benefits for employees and other direct project-related costs, such as laboratory supplies, chemicals and other costs reimbursed by our customers.

Milestone and intellectual property revenue--related party
Milestone and intellectual property revenue represents revenues derived from achieving milestones in connection with customer collaborations and licensing fees related to our proprietary drug discovery platform technologies. Milestone revenue is earned upon the successful completion or attainment of specific project objectives and is unique to the individual project. Intellectual property revenue is derived through the sale or licensing of intellectual property rights that we have developed. Milestone and intellectual property revenues have minimal associated costs. Our operating strategy emphasizes

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------

entering contracts for drug discovery services that contain provisions for licensing, milestone and royalty payments should our proprietary technology lead to the discovery of new processes or products that reach certain milestones and market approval. To date, substantially all of our milestone and royalty revenues have been received from our affiliate, Advanced Life Sciences.

Operating expenses
Operating expenses include selling, general and administrative expense and depreciation and amortization. Selling, general and administrative expense consists of compensation and related fringe benefits for marketing and administrative employees, professional services, marketing costs and costs related to facilities and information services. Depreciation expense reflects the depreciation of our facilities and equipment. Following the acquisition of ThermoGen and Emerald BioStructures, we will record significant amortization expenses related to goodwill and other acquired intangible assets. We currently estimate that annual amortization resulting from these acquisitions to be approximately $4.9 million. In addition, following this offering we expect to incur R&D expense as we further develop platform technologies.

Redeemable stock warrant

In connection with obtaining our credit facility in June 1999, we issued to our lender a warrant to purchase 315,577 shares of our Class C common stock at an exercise price of $0.0005 per share. Because the holder of this warrant can require us to redeem the warrant for the fair market value of the underlying common stock upon the occurrence of certain events, applicable accounting rules require us to reflect this redemption obligation in our financial statements as a liability. Furthermore, the liability must be adjusted to reflect subsequent changes in fair market value, with a corresponding charge to earnings. As of June 30, 2000 an increase in our estimated fair market value resulted in a $1.9 million increase in our redeemable warrant liability and a corresponding expense reflected in other expenses. We plan to redeem the warrant with a portion of the net offering proceeds, thereby eliminating the liability, but resulting in a further expense representing the increase in fair market value from June 30, 2000 until the consummation of our initial public offering. This expense is estimated to be approximately $125,000 on a pre-tax basis and will be incurred in the period in which we consummate this offering.

Related party
As part of our June 1999 venture capital funding transaction, we spun-off Advanced Life Sciences. At the time of the spin-off, we exchanged our 100% common stock interest in Advanced Life Sciences for non-voting preferred stock having a stated value of $2.5 million and a carrying value of zero. We accounted for the spin-off as a transfer under commonly-controlled entities due to MediChem's ownership of Advanced Life Sciences. The initial carrying value of our investment is recorded at the historical carrying value of our investment in the common stock of Advanced Life Sciences which was zero because the carrying value of technology contributed by us to form Advanced Life Sciences was zero. Applicable accounting rules require that all transactions with Advanced Life Sciences following the spin-off be reflected in our financial statements as related party transactions. Related party contract revenue and contract service costs for the periods commencing January 1, 1996 are exclusively related to Advanced Life Sciences' joint venture, Sarawak MediChem Pharmaceuticals, until the June 1999 spin-off of Advanced Life Sciences. For all periods thereafter, related party revenues and costs comprised of transactions with both Advanced Life Sciences and Sarawak MediChem Pharmaceuticals.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------


RESULTS OF OPERATIONS

Six months ended June 30, 2000 compared with six months ended June 30, 1999

Contract revenue
Total contract revenue including related party increased 47% to $8.9 million for the six months ended June 30, 2000, from $6.0 million for the six months ended June 30, 1999. A portion of this increase was due to one month of revenue from ThermoGen, $199,000, and Emerald BioStructures, $99,000, our newly acquired companies as of May 31, 2000 while the remainder of the increase is due to general sales growth. Contract revenue excluding related party increased 56% to $7.5 million for the six months ended June 30, 2000, from $4.8 million for the six months ended June 30, 1999. Increased contract revenue excluding related party was achieved across all lines of service offerings, with the largest increases realized in medicinal chemistry and analytical and separations chemistry. Contract revenue--related party increased 13% to $1.4 million for the six months ended June 30, 2000, from $1.2 million for the six months ended June 30, 1999.

Gross profit
Gross profit from total contract revenue increased 40% to $4.6 million for the six months ended June 30, 2000, from $3.3 million for the six months ended June 30, 1999. Contract revenue gross profit increased 53% to $3.8 million for the six months ended June 30, 2000, from $2.5 million for the six months ended June 30, 1999. Contract revenue--related party gross profit decreased 2% to $757,000 for the six months ended June 30, 2000, from $776,000 for the six months ended June 30, 1999.

Gross profit as a percent of total contract revenue decreased to 51% for the six months ended June 30, 2000, from 54% for the six months ended June 30, 1999. Contract revenue gross profit as a percent of contract revenue decreased to 50% for the six months ended June 30, 2000, from 51% for the six months ended June 30, 1999 due to lower utilization of scientific staff. Contract revenue--related party gross margin decreased to 56% of contract revenue for the six months ended June 30, 2000, from 64% for the six months ended June 30, 1999. This decline resulted from an increase in services provided in connection with SBIR grants, which typically have lower margins than other services provided.

Milestone and intellectual property revenue
In the six months ended June 30, 2000, we derived $572,000 of milestone and intellectual property revenue. In the six months ended June 30, 1999, we derived no milestone and intellectual property revenue. The majority of this revenue, $350,000, was related party, and resulted from the achievement of a contract milestone with Advanced Life Sciences that provided for demonstrating the commercial feasibility of our ChiralSelectTM technology. The remaining revenue, $222,000, was earned as a result of fulfilling third party project completion milestones in connection with our strategic drug development program.

Operating expenses
Selling, general and administrative expenses increased 56% to $4.2 million for the six months ended June 30, 2000, from $2.7 million for the six months ended June 30, 1999. As a percentage of total contract revenues, selling, general and administrative expenses increased 3 percentage points to 48% for the six months ended June 30, 2000, from 45% for the six months ended June 30, 1999. The increase in selling, general and administrative expenses was due primarily to a general increase in administrative and marketing personnel to support our expanding market base, an increase in facility costs associated with facilities expansion and integration efforts relating to the ThermoGen and Emerald BioStructures acquisitions.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------


Depreciation and amortization expenses increased to $985,000 for the six months ended June 30, 2000, from $313,000 for the six months ended June 30, 1999. The increase was due to higher depreciation expenses associated with facilities expansion and the inclusion of $411,000 of amortization expense resulting from the ThermoGen and Emerald BioStructures acquisitions.

Other expenses, net
Other expenses, net increased to $2.3 million for the six months ended June 30, 2000, from $121,000 for the six months ended June 30, 1999. This increase was a result of an increase in interest expense on additional borrowings primarily due to the purchase of land in Woodridge, Illinois and general corporate purposes. Other expense, net for the six months ended June 30, 2000 also included a charge of $1.9 million representing an increase in our redeemable warrant liability as of June 30, 2000 due to an increase in the estimated fair value of the Class A common stock underlying the warrant.

Interest income increased to $70,000 in the six months ended June 30, 2000, from $12,000 in the six months ended June 30, 1999, as cash balances rose from the sale of preferred shares, and the issuance of term debt in June 1999.

Income taxes
Income taxes decreased to $0 in the six months ended June 30, 2000, from $58,000 in the six months ended June 30, 1999. We made no provision for taxes for the six months ending June 30, 2000 as a result of our expected annual operating loss and our assessment that it is unlikely that we will be able to utilize the tax benefit of our operating loss in the foreseeable future.

Year ended December 31, 1999 compared with year ended December 31, 1998

Contract revenue
Total contract revenue including related party increased 56% to $13.7 million in 1999, from $8.8 million in 1998. Contract revenue excluding related party increased 54% to $11.3 million in 1999, from $7.3 million in 1998. Increased contract revenue excluding related party was achieved from higher volume in all of our service offerings, with notable increases attributable to combinatorial chemistry, chemical process development, chemical synthesis and scale up. Contract revenue--related party increased 65% to $2.5 million in 1999, from $1.5 million in 1998. The increase in contract revenue--related party was achieved from higher volume in medicinal chemistry services, analytical and separations chemistry and chemical synthesis.

Gross profit from contract revenue
Gross profit from total contract revenue increased 57% to $7.4 million in 1999, from $4.7 million in 1998, which corresponds directly with the 1999 over 1998 increase in total contract services revenue. Contract services gross profit increased 64% to $6.0 million in 1999, from $3.6 million in 1998. Contract services--related party gross profit increased 35% to $1.4 million in 1999, from $1.0 million in 1998.

Gross profit as a percent of total contract revenue for 1999 remained at 54%, the same level that was achieved in 1998. Contract services gross profit remained relatively constant as a percentage of contract revenue, reflecting a fairly consistent mix of the types of services provided during the two years. Contract services--related party gross profit declined to 56% of contract revenue in 1999, from 69% in 1998. This decline resulted from an increased mix of relatively lower margin SBIR services.

Milestone and intellectual property revenue--related party
During 1999, we derived milestone and intellectual property revenue of $1.8 million. We derived no milestone and intellectual property revenue in 1998. For the twelve months ended December 31, 1999, milestone revenue and intellectual property revenue were $1.4 million, and $400,000, respectively. Of

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------

our 1999 milestone revenue, $1.0 million, resulted from the achievement of contract milestones with Advanced Life Sciences upon demonstrating the commercial feasibility and patent approval of our AutoOptimizeTM technology. In addition, a $400,000 milestone payment was received from Advanced Life Sciences as a result of a patent issued to Advanced Life Sciences related to its robustaflavone compound. $400,000 of intellectual property revenue was received from Advanced Life Sciences as a result of the sale of our patented purine acyclic nucleotides synthesis process to Advanced Life Sciences.

Operating expenses
Selling, general and administrative expenses increased 66% to $6.0 million in 1999, from $3.6 million in 1998. As a percentage of total contract revenue, selling, general and administrative expenses increased to 44% in 1999, from 41% in 1998. The increase was due primarily to a general increase in administration and marketing personnel to support our expanding market base and an increase in facility costs associated with facility expansion.

Depreciation and amortization expenses increased to $788,000 in 1999, from $459,000 in 1998. The increase was due to higher depreciation expense associated with facilities expansion.

Other expenses, net
Other expenses, net increased to $413,000 in 1999, from $75,000 in 1998. Other expenses, net increased as a result of increased interest expense on additional borrowings that were entered into by us for the purchase of land in Woodridge, Illinois and from a term loan note from the private placement.

Interest income increased to $175,000 in 1999, from $1,000 in 1998. Interest income increased as a result of increased cash balances from the sale of preferred stock and the issuance of term debt. Other income of $48,000 in 1998 was the result of a gain from insurance proceeds in excess of book value for fixed assets involuntarily converted from a lab fire that occurred in 1997. There were no insurance proceeds received in 1999.

Income tax expense
Income tax expense increased 334% to $871,000 in 1999, from $201,000 in 1998. The effective tax rates for 1999 and 1998 were 44%, and 39%, respectively. The effective tax rate increase for 1999 is primarily due to additional taxes resulting from our expansion into multiple states.

Year ended December 31, 1998 compared with year ended December 31, 1997

Contract revenue
Total contract revenue including related party increased 50% to $8.8 million in 1998, from $5.9 million in 1997. Contract revenue excluding related party increased 56% to $7.3 million in 1998, from $4.7 million in 1997. The increase in contract revenue excluding related party was due to an overall increase in our customers' demand for medicinal chemistry services. This demand translated into strong sales from our newly formed combinatorial chemistry and chemical process development services, and provided the impetus for our Des Plaines, Illinois laboratory expansion. Contract revenue--related party increased 24% to $1.5 million in 1998, from $1.2 million in 1997. The increase in contract revenue--related party was driven by an increase in chemical process development services as well as an increase in contract pricing consistent with standard third party rates.

Gross profit from contract revenue
Gross profit from total contract revenue increased 39% to $4.7 million in 1998, from $3.4 million in 1997. Contract services gross profit increased 40% to $3.6 million in 1998, from $2.6 million in 1997.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------

Contract services--related party gross profit increased 36% to $1.0 million in 1998, from $755,000 in 1997.

Gross profit as a percentage of total contract revenues decreased to 53% in 1998, from 57% in 1997. Contract services gross profit decreased to 50% of contract revenue in 1998, from 56% in 1997. The decrease resulted from our aggressive recruiting efforts to staff the new Des Plaines, Illinois facility. Contract services--related party gross profit increased to 69% of contract revenue in 1998, from 63% in 1997. The increase is due primarily to higher contract pricing consistent with standard third-party rates.

Operating expenses
Selling, general and administrative expenses increased 37% to $3.6 million in 1998, from $2.6 million in 1997. As a percentage of total contract revenues, selling, general and administrative expenses declined to 41% in 1998, from 45% in 1997. The increase in selling, general and administrative expenses was principally due to an increase in the number of administrative and marketing personnel necessary to support our expanding market base, increased advertising costs associated with a new advertising campaign and higher lease charges associated with the opening of our new Des Plaines, Illinois facility.

Depreciation and amortization expenses increased to $459,000 in 1998, from $318,000 in 1997. The increase was due to higher depreciation expense resulting from higher capital spending associated with facilities expansion.

Other expenses, net
Other expenses, net increased to $75,000 in 1998, from $3,000 in 1997. This increase was a result of increased interest expense on additional borrowings that were entered into by us to fund general working capital purposes.

Interest income increased to $1,000 in 1998, from none in 1997. Interest income increased as a result of higher on-hand cash balances. Other income of $48,000 in 1998 and $99,000 in 1997 was the result of insurance proceeds in excess of fixed asset book value for a lab fire that occurred in 1997.

Income taxes
Income taxes increased 52% to $201,000 in 1998, from $132,000 in 1997. The effective tax rates for 1998 and 1997 were 39% and 33%, respectively. The resulting increase in income taxes and the effective tax rate for 1998 was driven by the elimination of a U.S. Federal income tax rate benefit that was realized from the use of graduated federal rates in 1997.

LIQUIDITY AND CAPITAL RESOURCES

We have funded our business through cash flows from operations and proceeds from borrowings and the issuance of preferred stock. During the six months ended June 30, 2000 and the years ended December 31, 1999, 1998 and 1997, we generated (used) ($2.1) million, $1.6 million, $320,000 and $943,000, respectively, in cash flows from operations and in addition we raised $10.0 million in 1999 through borrowings and the issuance of preferred stock.

During the six months ended June 30, 2000 and the years ended December 31, 1999, 1998 and 1997, total capital expenditures were $3.0 million, $4.2 million, $726,000 and $667,000, respectively. Capital expenditures were incurred predominantly in connection with our expansion of service offerings,

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------

including analytical and separations chemistry, chemical synthesis and scale up and with our facilities expansions in 1999. In April 1999, we began to develop a 14-acre site in Woodridge, Illinois for the construction of a new 100,000 square foot headquarters and discovery laboratories center. This facility is estimated to cost $17.5 million for construction and an additional $3.0 million for laboratory instrumentation, software, furniture and equipment upgrades. A total of $5.1 million of the estimated total costs of our new facility had been incurred through June 30, 2000. In May 2000, we received an 18-month construction commitment for an additional $12.0 million to finance the project. Upon completion of the project, we anticipate entering into a mortgage loan as a more permanent form of financing for our facility. The new facility is anticipated to be operational by the first quarter of 2001. The new offices and laboratories have been developed with the capability of being expanded an additional 100,000 square feet.

Working capital was $2.2 million at June 30, 2000, compared to $3.4 million at December 31, 1999, and ($373,000) at December 31, 1998. The decrease in working capital for the six months ended June 30, 2000 was primarily due to a $3.0 million cash payment that was made on March 24, 2000, to repay a promissory note to Dr. Michael T. Flavin, our chief executive officer and president, in connection with the issuance of preferred stock in June 1999. The increase in working capital at December 31, 1999 as compared to December 31, 1998, was attributable primarily to the proceeds from borrowings and the issuance of preferred stock.

We have used a credit facility to supplement our historical liquidity needs. The credit facility provides for revolving credit loans in the amount of $15.0 million. Loans for working capital purposes are limited to $7.5 million and loans for acquisitions are limited to the amounts available under the facility less outstanding loans for working capital purposes. Loans for acquisitions are subject to mandatory repayment schedules, generally five years. The credit facility commitment terminates on June 14, 2001 for acquisition loans and June 1, 2005 for working capital loans. As of June 30, 2000, we had drawn an aggregate of $2.0 million under the credit facility. All loans under this credit facility bear interest at the floating LIBOR rate plus 4.0%. The interest rate on such indebtedness at June 30, 2000 was 10.65% per annum. The credit facility restricts or prohibits us from incurring additional indebtedness, incurring liens, disposing of assets and requires us to maintain certain financial ratios on an ongoing basis. The credit facility is secured by a lien on substantially all of our assets. We intend to use a portion of the net proceeds from this offering to repay in full and terminate the credit facility.

We believe that the net proceeds from this offering, together with cash generated from operations and borrowings under the mortgage loan, will be sufficient to fund our anticipated working capital needs and capital expenditures, other than financing necessary to complete future acquisitions, if any, for at least the next 24 months. Future acquisitions, if any, could be funded with cash from operations, the net proceeds of this offering and/or the issuance of debt or equity securities. There can be no assurance that attractive acquisition opportunities will be available to us or will be available at prices and upon such other terms that are attractive to us. We regularly evaluate potential acquisitions of other businesses, products and product lines and may hold discussions regarding such potential acquisitions. As a general rule, we will publicly announce such acquisitions only after a definitive purchase agreement has been signed. In addition, in order to meet our long-term liquidity needs or consummate future acquisitions, we may incur additional indebtedness or issue additional equity and debt securities, subject to market and other conditions. There can be no assurance that such additional financing will be available on terms acceptable to us or at all. Our failure to raise the funds necessary to finance our future cash requirements or consummate future acquisitions could adversely affect our ability to pursue our strategy and could negatively affect our operations in future periods.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our activities without increasing risk. Some of the securities that we invest in may have market risk. This means that a change in prevailing interest rates may cause the fair value of the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the prevailing rate and the prevailing rate later rises, the fair value of the principal amount of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, government and non-government debt securities and money market funds. The average duration of all our investments has generally been less than one year. Due to the short-term nature of these investments, we believe we have no material exposure to interest rate risk arising from our investments. Therefore, no quantitative tabular disclosure is required.

We intend to repay the term loan note and line of credit from the proceeds of this offering. Should we not repay those obligations, we may incur additional interest expense. Our term loan note bears interest at a rate of LIBOR plus 5.25% and our line of credit bears interest at a rate of LIBOR plus 4.00%. A one percentage point increase in our rate of interest for these borrowings at June 30, 2000 would cause us to pay an additional $70,000 annually in interest.

We have operated primarily in the United States and all funding activities with our collaborators to date have been made in U.S. dollars. Accordingly, we have not had any exposure to foreign currency rate fluctuations.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Business

OVERVIEW

We are a drug discovery technology and services company that offers a broad range of integrated chemistry R&D capabilities to pharmaceutical and biotechnology companies. Recent advances in the study of genes and their function, or genomics, have resulted in exponential growth in the number of biological targets that can be exploited for new drug development. The explosion in genomic information creates a significant gap between the capabilities companies have to identify new drug targets and the chemistry resources necessary to develop novel drug compounds. We bridge this gap by offering chemistry services that span the entire drug development spectrum, from early stage discovery technologies and services up until a potential drug enters clinical testing. We offer our customers a complete range of technologies and services in the following principal areas:

 .proteomics, the study of protein structure and function;

 .combinatorial chemistry, the process of synthesizing diverse combinations of chemical compounds using high speed robotic technology;

 .computational chemistry, the use of computer-assisted calculations to design molecules or explain chemical behavior;

 .medicinal chemistry, the process of introducing subtle changes to a molecule and determining the specific biological activity that results from each change;

 .biocatalysis, the use of enzymes as reagents to facilitate chemical processes;

 .analytical and separations chemistry, the process of purifying chemical compounds and verifying their structures and purity; and

 .chemical synthesis process development and scale up, the design and selection of the optimal chemical processes for manufacturing a chemical compound on a larger scale.

Our technology and services are designed to enable our pharmaceutical and biotechnology customers to reduce overall development time and cost and to pursue, simultaneously, a greater number of discovery and development opportunities.

Founded in 1987, we believe we were the first independent chemistry company to offer a broad array of discovery-related medicinal chemistry services to pharmaceutical and biotechnology customers. From a company focused exclusively on medicinal chemistry services, we have evolved into a full-service drug discovery technology and services company. Our development of strong relationships with pharmaceutical companies by initially providing basic medicinal chemistry services helped us to identify their unmet needs in the later stages of the drug discovery process. In response, we expanded our service offerings to include chemical process development, analytical and separations chemistry and chemical synthesis and scale up. To capitalize on recent advances in genomics, we have developed technology and services in early-stage proteomics, combinatorial chemistry and biocatalysis.

We have developed proprietary platform technologies in the areas of proteomics, biocatalysis, chiral chemistry and automated process research. These technologies utilize automation and optimization to compress the drug discovery process timeline and are adaptable to multiple customer applications. These proprietary platform technologies complement our traditional chemistry services and associated revenues with opportunities for up-front licensing fees and milestone and royalty payments.


--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------

We have grown our drug discovery technology and services revenue at a compound annual growth rate of 49.5% over the past five years, including annual growth rates of 33.3%, 47%, 38.8%, 55.4% and 78% in the years 1995 through 1999, respectively. Since 1987, we have provided chemistry services on over 490 projects for more than 75 clients, including 15 of the top 25 pharmaceutical companies and many well-known biotechnology companies. In 1999, we earned over 75% of our revenues from existing customers, as our largest customers either increased project levels or added additional work along the drug discovery and development pathway.

In May 2000, we expanded our technology and service offerings by acquiring ThermoGen, Inc. and Emerald BioStructures, Inc. ThermoGen is a leading provider of biocatalysis services and products through the use of proprietary technologies which allow its customers to perform difficult chemical reactions with stable, easy-to-use biocatalysts that are environmentally friendly and cost effective. Emerald BioStructures is a leading provider of proteomics products and services that bridge the gap between the genomic information and chemistry services necessary to identify new lead compounds.

Our integrated drug development service capabilities and proprietary technologies also enable us to effectively develop our clients' lead compounds internally through our strategic drug development program. This program provides "virtual" pharmaceutical companies who discover or in-license promising lead compounds with the necessary infrastructure to develop these compounds. We have the capability to take a client's lead compound from lead discovery through early-stage clinical development. Through our strategic drug development program we offer two types of services: direct services, including our lead discovery through chemical synthesis and scale up capacities, and indirect services which we arrange for through our project management expertise, including pre-clinical testing and clinical trials of product candidates.

Our role in developing the drug pipeline of Advanced Life Sciences and Sarawak MediChem Pharmaceuticals is an example of the benefits of our strategic partnership with these affiliates. Advanced Life Sciences and Sarawak MediChem Pharmaceuticals do not have a scientific staff and have relied upon our drug discovery and development services, platform technologies and project management services to develop their promising drug compounds. As a result, we have gained valuable experience and credibility and we intend to aggressively market our drug development capabilities to third-party customers in order to generate incremental service revenues, enhance our market reputation and create opportunities to earn milestone and royalty revenues.

Our headcount, following the ThermoGen and Emerald BioStructures acquisitions, has increased significantly to 202 employees as of July 31, 2000 from 81 at the end of 1997. As of July 31, 2000, we employed 153 chemists, biochemists and molecular biologists of whom 65 hold Ph.D. degrees. This compares to 64 chemists and 17 with Ph.D.s who we employed at the end of 1997. We are in the process of expanding our infrastructure to accommodate growth by developing a 100,000 square foot headquarters and discovery laboratories center in Woodridge, Illinois.

INDUSTRY BACKGROUND

The pace of drug discovery has accelerated significantly in recent years. Advances in disciplines such as molecular biology, genomics and high throughput synthesis and screening are fueling opportunities to develop therapeutics for previously unmet or undermet medical needs. Of these advances, genomics is having the greatest impact on the pace of the biological discovery process. In addition, pharmaceutical

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------

and biotechnology companies are under increasing pressure to deliver new drugs to market and reduce the time and cost required for drug development, while meeting ever-increasing requirements for environmentally cleaner chemistry processes.

In order to take advantage of these opportunities and to respond to these pressures, many pharmaceutical companies are increasingly augmenting their internal R&D capacity by outsourcing to independent chemistry research companies. In addition, many biotechnology companies have limited physical infrastructure and are electing to outsource rather than develop certain R&D functions in-house.

Rapid advances in genomics and proteomics
Recent advances in the study of the human genome have resulted in an exponential increase in the number of new drug targets. It has been estimated that the human genome could contain as many as 140,000 genes, of which approximately 10,000 have been identified as potentially important pharmaceutical targets in the treatment of disease. This compares to less than 500 gene targets that have been available to the pharmaceutical industry over the past 50 years. As the identification of the entire human genome nears completion, a vast number of important gene targets will be identified for development, creating a massive bottleneck of targets.

We believe that companies positioned in the proteomics sector will be direct beneficiaries of the explosion in genomics. As genomics is the large scale study of genes, proteomics is the large scale study of proteins. Genes contain the information necessary to create proteins, the molecules that carry out a cell's biological function. Humans may produce one million or more distinct proteins. Most diseases result from abnormalities in the presence, expression or performance of proteins within cells. Consequently, the pharmaceutical and biotechnology industries are focusing on the role genes and proteins play in disease processes, which can facilitate more efficient and predictable drug discovery and development.

With the recently announced completion of a rough draft of the human genome, the next hurdle will be determining the role that the large number of therapeutically relevant genes play in human disease. In the coming years, the identification and three-dimensional structure determination of therapeutically relevant protein drug targets arising from these genes will represent a challenge to pharmaceutical and biotechnology companies and a tremendous opportunity for chemistry service providers.

Chemistry's role in drug development
The drug discovery and development process typically involves biologists and chemists working together to prepare and deliver new chemical substances, develop laboratory models of disease and test compounds to identify agents that demonstrate the desired activity, all with a goal of creating a marketable drug. The drug discovery and development process includes the following stages:

 .drug discovery and development -- the identification of a compound that may be developed into a new drug and the modification of its structure to optimize its therapeutic properties;

 .pre-clinical testing -- the testing of the compound in increasingly complex animal models;

 .clinical trials -- the multi-phase testing of the compound for safety and effectiveness in humans; and

 .product commercialization -- the manufacture, marketing and sale of commercial quantities of the approved drug.


--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------

Chemistry is an important element of the drug discovery and development process. Chemistry technologies and services are provided in the following stages:


 .Lead Discovery represents the first major hurdle in drug discovery and involves the identification of one or more lead compounds that interact with a biological target, such as an enzyme, receptor or other protein, that may be associated with a disease. Determining the chemical structure of the biological target through proteomics provides a molecular map. Computational chemistry utilizes these protein structure maps in computer-aided studies of the interaction between three-dimensional molecular structures of the potential drug compounds and biological targets. Using medicinal chemistry, potential leads can be identified through synthetic processes or through the isolation and extraction of biologically active materials from natural products, a process known as natural product isolation. Combinatorial chemistry automates the lead discovery process, generating libraries of potential lead compounds by systematically combining a small number of chemical reagents in a variety of combinations defined by a given chemical reaction approach. A biological test or assay based on the target is developed and used to test or "screen" chemical compounds. The objective of lead discovery is to identify a lead compound for further advancement in the development process.

 .Lead Optimization refers to the process which follows the screening of large batches of new compounds, during which several may appear to act upon the desired biological target. At this point, medicinal chemistry becomes an iterative process, as chemists synthesize analogous compounds that

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------

 share beneficial features to the lead but may vary slightly in chemical structure. After observing which compound achieves the optimal action upon the target, the compound is moved toward the development phase. However, the compound may need additional modifications to its chemical structure to improve its bioavailability or toxicity profile. In this case, medicinal chemists will select modifications to optimize the lead compound and its pharmacological effects. As the product is moved into pre-clinical development, medicinal chemists will continue to synthesize analogs of the lead compound to improve efficacy or safety profiles and broaden patent coverage.

 .Chemical Process Development refers to the synthesis processes required in the scale up of chemical production as compounds progress through the drug discovery and development process into pre-clinical and early clinical trials. Chemical process development covers the range of services that strive to optimize the efficiency, safety and cost effectiveness of synthetic pathways and other processes in the small-to-moderate manufacture of intermediates and final drug compounds. Process optimization and development includes the improvement or modification of existing chemical processes, or the innovation of alternative routes to existing compounds that may use different intermediates or otherwise improve upon the original production pathway.

 .Chemical Synthesis and Scale up refers to the production of larger quantities of chemicals that are required for further pre-clinical and clinical development. Larger scale techniques are utilized in conjunction with larger scale equipment. The synthetic process that was identified during the chemical development phase is utilized to produce kilogram quantities of material to be used in pre-clinical and clinical studies. Typically the compound will be studied in late stage pre-clinical testing and human clinical trials, in which case the synthetic process must be implemented under current good manufacturing practices, cGMP, as outlined by the U.S. Food and Drug Administration. cGMP chemists and quality assurance specialists follow strict regulatory guidelines that certify the purity of active drug compounds being produced.

Chemistry R&D outsourcing
Total domestic R&D spending by the U.S. pharmaceutical industry has grown at a compound annual rate of approximately 13% from 1970 to 1999. According to estimates by Pharmaceutical Research and Manufacturers of America, PhRMA, U.S. pharmaceutical companies spent over $24 billion on R&D in 1999, up nearly 14% from 1998. U.S. pharmaceutical companies spent approximately $5.2 billion on chemistry services in 1998, which represents approximately 30% of total domestic R&D spending by such companies. Chemistry spending growth by U.S. pharmaceutical companies has outpaced that of manufacturing, drug development and sales and marketing at 16% from 1996 through 1998 according to PhRMA. We believe multiple factors exist that are driving pharmaceutical and biotechnology companies to increasingly rely on outsourcing for their chemistry requirements.

The vast amount of both public and private investment in the areas of biological drug discovery is evidence of the upcoming demand surge for chemistry related services. Since January 2000, over $10 billion has been raised in the public equity markets by companies offering services in the early stages of biological drug discovery. In addition, the U.S. government has spent approximately $3 billion on the Human Genome Project. Finally, with patent expirations and controlled reimbursement increasing demand for new compounds, companies are expanding their total investment in the earliest phases of R&D and exhausting their in-house capacity.

Challenges in drug discovery and development
The pharmaceutical and biotechnology industries today are under significant pressure to maintain historical revenue growth rates by replacing the number of blockbuster drugs imminently coming off patent and taking advantage of emerging technologies to develop new therapeutic agents. This central challenge provides a number of secondary challenges for pharmaceutical and biotechnology companies, which include the following:

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


 .Address the Explosion of Genomic Information. The explosion of genomic information is both a benefit and challenge to pharmaceutical and biotechnology companies. The industry has moved from having fewer than 500 gene targets in its potential therapeutic portfolio, to an estimated 10,000 targets, as the mapping of the human genome is completed. Given these greatly broadened possibilities, pharmaceutical and biotechnology companies will need additional capacity for lead compound discovery and optimization.

 .Expedite Lead Discovery and Development. Greatly expanded available targets translate into an increased pressure to evaluate potential drug candidates as quickly and efficiently as possible. Building on this, the industry must seek ways to rationalize the process of both developing leads and moving them forward, thereby reducing the risk of spending large amounts of time and money on the development of drug candidates that ultimately prove to be unsuccessful.

 .Produce Chirally Pure Compounds. Recent changes in FDA regulations have placed increasing pressure on pharmaceutical companies to develop chirally pure compounds. Chiral compounds are molecules that are chemically identical but have mirror images. Often one chiral compound of a chemical structure is the most active and best affects the desired biological function; others are often inactive or less effective and may needlessly contribute to drug side effects. Because of these potential side effects, the FDA is now requiring data on each chiral compound, significantly increasing the effort and cost needed for approval. Therefore, pharmaceutical companies have become intent on developing single-isomer chiral pharmaceuticals, but have found that doing so using traditional chemistry approaches is difficult, expensive or simply impossible.

 .Employ Environmentally Cleaner Chemical Synthesis Techniques. The EPA and OSHA are placing increasing regulatory pressure on drug developers to employ more environmentally friendly biological scale up techniques, such as biocatalysis, as opposed to utilizing traditional chemical reagents and catalysts, which often involve hazardous substances. Pharmaceutical companies are increasingly looking to outside providers for more environmentally friendly scale up techniques.

 .Recruit High Quality Scientific Talent. Pharmaceutical companies have found it increasingly difficult to recruit high quality scientists for their chemistry R&D departments. With an estimated 2,300 chemistry Ph.D.s awarded in 1998, the number of graduates is still growing, but at an increasingly slower rate and significantly slower than demand. Annual growth in the number of chemistry doctorates awarded, for example, has slowed to 3% in 1998 from 7% in 1990. Pharmaceutical companies have found it difficult to satisfy their own internal needs and have turned to independent chemistry research companies.

OUR SOLUTIONS

As a drug discovery technology and services provider to the life sciences industry, we are well positioned to help pharmaceutical companies address the challenges they are currently facing. The following represent areas of expertise that we offer to address the pharmaceutical industry's current challenges:

 .Proteomics. We believe that there will be an increasing demand for proteomics services since most diseases result from abnormalities in the presence, expression or performance of proteins within cells. The considerable resources currently directed at genomics are shifting to proteomics as identification of the human genome nears completion. Through our Emerald BioStructures subsidiary, we provide proteomics services in the areas of protein expression, protein crystallization and three-dimensional structural determination. The protein structures determined using our advanced proteomics services serve as a map for computational and combinatorial chemists in the design and discovery of novel lead compounds.

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


 .Combinatorial and Computational Chemistry. We believe that combinatorial and computational chemistry are powerful chemical synthesis and data interpretation tools that can dramatically speed the drug discovery and development process. Our combinatorial synthesis group develops and validates chemical technologies used to produce focused lead compound libraries. We have extensive expertise in library purification using a variety of techniques. We create tailored libraries, using a broad range of reaction technologies, based both upon our clients' specifications and unique designs arising from our computational chemistry capabilities. We use automated technology platforms to produce chemical libraries that carefully match the scale and throughput needs of each unique project.

 .Medicinal Chemistry. We believe that there will be increasing demand for high quality medicinal chemistry services as a large number of potential lead compounds must be developed and optimized using traditional medicinal chemistry procedures. As implied by our name, MediChem, we were founded with the focus of providing medicinal chemistry services to the pharmaceutical and biotechnology industries. We offer a broad spectrum of medicinal chemistry services for clients. These services range from determining the optimal compounds and processes from among potential lead candidates to the identification of efficient synthetic chemical production processes to produce larger quantities of compounds for use in pre-clinical and clinical studies.

 .Chemical Process Development. We believe there is an increasing need for the development and optimization of chemical processes once a lead compound has been selected as a drug candidate. We offer expertise and technologies that help our clients to identify the best chemical production processes. Specifically, through the combined use of robotics and statistical analysis, our patented AutoOptimize(TM) technology enables the chemist to rapidly identify the best chemical process for scale up, significantly shortening our clients' lead compound development timeframe.

 .Biocatalysis. Biocatalysis relies on enzymes, which are proteins that can enable and accelerate desired chemical reactions. This technology has applications across the breadth of the drug discovery and development process. Biocatalysis can be used in combinatorial chemistry to develop unique molecular libraries. In lead optimization, biocatalysis is used to modify specific portions of a molecule while maintaining the principal integrity of the chemical structure. Finally, in chemical process development and scale up, biocatalysis is used to facilitate and optimize reaction conditions.

 Our ThermoGen subsidiary offers stable, easy-to-use enzyme-based biocatalysts to perform difficult chemical reactions. Our biocatalysts are more environmentally friendly and cost effective reagents and can be customized through enzymatic engineering--improving natural enzymes by modifying their amino acid structure--and protein shuffling--a technique that randomly combines module sections of proteins--in order to meet the unique needs of our clients. In addition, biocatalysis can be used to produce chirally pure compounds that meet the stringent specifications of the FDA in an economical and efficient manner.

 .Experienced Chemistry Project Teams. We have built teams of highly qualified scientists that are available to our pharmaceutical and biotechnology customers to satisfy their growing needs for scientific expertise in drug discovery and development. To more efficiently serve our customers, our scientists are organized into teams focused on specialized chemistry service and technology offerings. Each team is headed by a scientist experienced in complex chemistry project management who works closely with our customers to assure timely and on-budget completion of chemistry-related projects. Our scientific staff currently consists of 153 degreed chemistry, biochemistry and molecular biology professionals, which include 65 Ph.D.s, after giving effect to our recent ThermoGen and Emerald BioStructures acquisitions. We believe we effectively attract high quality scientific and business professionals through our entrepreneurial culture and innovation incentives.

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


BUSINESS STRATEGY

Leverage and expand technology platform
We will invest in drug discovery platform technologies to leverage our scientific talent base and increase revenues. Proprietary technologies such as Crystal Monitor(TM), ThermoCat(TM) libraries, ThermoFusion(TM), ChiralSelect(TM) and AutoOptimize(TM) will be applied to client programs in the early stages of drug discovery. We intend to leverage these technologies to generate revenues from upfront licensing fees, milestone and royalty payments and through our integrated chemistry research services. These proprietary technologies will also be applied to our strategic drug development program.

Expand service offerings
We have expanded our service offerings beyond traditional medicinal chemistry to keep pace with the needs of our customers. In 1997, we began offering combinatorial chemistry as a natural extension of our medicinal chemistry capabilities. More recently, we increased our capabilities in analytical chemistry and cGMP synthesis, or the production of molecules under current good manufacturing practices. As evidenced by our recent acquisitions of ThermoGen and Emerald BioStructures, we have further expanded our capabilities in the early stages of drug discovery and intend to continue this expansion. In addition, we intend to further expand and develop our chemical process development and scale up capabilities.

Expand customer relationships
We seek to expand the number of service offerings used by each of our customers by providing chemistry-related services across many phases of drug discovery and development prior to bulk manufacturing. In 1999, six of our ten largest customers utilized more than one of our service offerings. Our recent expansion into proteomics and biocatalysis provides us with an opportunity to pull customers from these service offerings into our later-stage services as well as to expand our current relationships into earlier stages of drug discovery. We believe that our existing customer base also provides us with an excellent source of referrals.

Enter collaborations through our strategic drug development program
Recent advances in biotechnology have fueled the emergence of "virtual" pharmaceutical companies who discover or in-license lead compounds. These companies have undertaken aggressive efforts to discover promising lead compounds, but do not have the in-house infrastructure or experience to develop them. Our integrated chemistry service and technology offerings provide an alternative for customers that historically had to sell a significant portion of their proprietary technology to gain access to the development capabilities of a large strategic partner. Our role in developing the drug pipeline of our Advanced Life Sciences and Sarawak MediChem Pharmaceuticals affiliates is an example of the benefits of our strategic drug development program. Advanced Life Sciences and Sarawak MediChem Pharmaceuticals do not have a scientific staff and have relied upon our drug discovery and development services, platform technologies and project management services to develop their promising drug compounds. Our work provides valuable experience and credibility and we intend to aggressively market our drug development capabilities to third-party customers in order to generate incremental service revenues, enhance our market reputation and create opportunities to obtain milestone and royalty revenues.

Increase customer base
We are seeking to increase our customer base in both domestic and international markets. We believe there are significant opportunities for growth in geographic areas in which we have not conducted significant marketing efforts to date. Accordingly, we plan to expand our U.S. and international marketing efforts beyond our existing presence in Illinois, California, Connecticut and Maryland by opening sales offices in other pharmaceutical and biotechnology markets. Our acquisition of Emerald

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------

BioStructures provides us access to a key emerging biotechnology market in Seattle, Washington. We also believe international markets represent an opportunity. The international market is under-served by chemistry services companies, with minimal penetration from U.S.-based companies. To access this market, we presently engage consultants based in important geographical regions and are exploring opportunities to open sales offices in key international markets. In addition, we generate business from other industries, such as agricultural chemicals, food and personal care, that have a need for chemistry R&D services and we intend to expand these customer segments in the future.

Increase capacity
We will seek to support our future growth by increasing capacity both in terms of the number of scientists employed and the size of our facilities within each of our service offerings. We have significantly increased our scientific staff, and continually seek to recruit and hire additional experienced scientists. We have recently increased research capacity at our Lemont, Illinois facility by adding 8,000 square feet of laboratory space. In addition, we are developing a 14 acre site in Woodridge, Illinois for the construction of a new 100,000 square foot headquarters and discovery laboratories center. This new facility is expected to be operational in the first quarter of 2001 and will accommodate up to 200 employees.

Growth through acquisition
A key element of our growth strategy is to expand through the acquisition of selected drug discovery and technology companies. We believe that selected acquisitions offer the opportunity to grow in the following ways:

 .expand customer base;

 .expand drug discovery platform technologies;

 .expand breadth and scale of drug discovery service offerings;

 .expand geographic reach of market presence; and

 .increase process development and scale up technologies.

We believe that numerous suitable acquisition candidates with these capabilities are available.

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


SERVICE AND PLATFORM TECHNOLOGY OFFERINGS

We are a drug discovery technology and services company that offers a broad range of integrated chemistry R&D capabilities to pharmaceutical and biotechnology companies. Our service and platform technology offerings span the drug discovery process and include:


--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


Service offerings
 .Proteomics. Protein structures identified through our proteomics services, patented technologies and collaborations can be the basis for the discovery of novel drug targets. Through our expertise in applying computational chemistry to design molecules for interaction with biological targets, called small molecule design, we help our clients use drug targets to further design and identify lead compounds with the most desirable action on the drug target. Our proteomics offerings are a key component in our strategy to bridge the gap between the genomic information and chemistry services necessary to identify new lead compounds. We believe that early involvement in the drug discovery process presents follow-on chemistry service opportunities throughout the drug development cycle as well as opportunities to earn royalty and milestone revenues.

 Through our Emerald BioStructures subsidiary, we offer a fully integrated set of proteomics services and proprietary technologies aimed at determining the three-dimensional structure of our clients' protein targets. These services include protein expression, purification, crystallization and structure determination. The structural information gathered from these services enables our scientists to use our powerful computational chemistry tools to assist our customers in the design of novel compounds. Emerald BioStructures' patented technologies and the expertise of their molecular biologists and crystallographers combined with our unique collaborations provide our clients with the structural data necessary to more efficiently and economically design potential lead candidates.

 Through our collaboration with the Argonne National Laboratory's Structural Biology Center, we provide ready access to the Advanced Photon Source, APS. By using the high brilliance APS X-ray beam, one of only three in the world, Emerald BioStructures identifies protein structures faster and with a greater degree of resolution than conventional facilities can provide. The APS can provide important information on the molecular structure and mechanisms governing the biological functions of proteins, information that helps Emerald BioStructures' scientists understand and control protein behavior in disease processes.

 .Combinatorial and Computational Chemistry. Combinatorial chemistry is a powerful chemical synthesis tool that can dramatically speed the drug discovery and development process. Combinatorial chemistry allows chemists to prepare in a short period of time libraries of relatively large numbers of chemical analogs, which are variants of a molecule that are prepared in a medicinal chemistry or lead optimization program. This is done through the use of robotic synthesizers and high throughput purification equipment, which is specialized equipment used to rapidly purify molecules, particularly molecules prepared using combinational chemistry. Many companies prepare chemical libraries consisting of extremely large numbers of individual compounds, numbering in the tens of thousands to hundreds of thousands. We specialize in high-quality focused libraries, numbering from three to five thousand compounds, that are carefully designed through the use of computational chemistry. We can prepare these focused libraries more rapidly and, because they are designed using computer-aided methods, we believe they contain more relevant potential therapeutic agents.

 In collaboration with our clients, we design chemical libraries that will act upon a particular biological target using both generally available scientific data and our clients' proprietary data. Our computational chemistry team can build vast "virtual libraries" around multiple sets of chemical templates, then condense the large virtual library into more focused libraries that can then be physically synthesized. These libraries are intended to rapidly generate rich structure-activity relationships, SARs, which are the correlations between a molecule's structure and its effect on biological activity. SARs allow medicinal chemists to select therapeutic lead molecules in a greatly shortened timeframe.

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


 Our combinatorial synthesis group develops and validates chemistries used to produce chemical libraries, including method development for analyses of final library purity. We create tailored libraries, using a broad range of reaction technologies, based both upon our clients' specifications and unique designs arising from our computational chemistry capabilities. Our combinatorial group has extensive expertise in library purification using a variety of techniques. All final products from each library are analyzed for purity to meet customer specifications. Final libraries are delivered to our clients in a format of their choosing, along with electronic database files that are easily incorporated into their own internal databases.

 In addition to the preparation of chemical libraries, we apply combinatorial approaches to problems in chemical process development using our patented AutoOptimize(TM) technology, which is described under Proprietary Drug Discovery Platform Technologies.

 .Medicinal Chemistry. As implied by our name, MediChem, we were founded with the focus of providing medicinal chemistry services to the pharmaceutical and biotechnology industries. Our in-house chemistry-focused resources, combined with our network of external collaborators, provides a framework for managing an entire medicinal chemistry program from lead discovery through early-stage human clinical trials. Our scientific staff possesses a wealth of expertise in medicinal chemistry research, obtained through academic training, prior industry experience and through servicing the sophisticated needs of our customers. Our medicinal chemistry management team applies the requisite tools to conduct full-scale medicinal chemistry programs for our clients.

 We offer our clients a broad spectrum of medicinal chemistry services. These services range from early-stage lead optimization studies that culminate in candidate selection for development to the identification of viable synthetic routes required to produce materials for both pre-clinical and clinical studies. Our lead optimization programs include analog synthesis and focused compound libraries obtained from combinatorial chemistry, the collection and analysis of SAR data and computer-assisted drug design. Success in these programs is defined by the improved biological activity and safety profile of lead compounds.

 .Biocatalysis. Our services in the field of biocatalysis allow clients to efficiently develop economical chemical process methods utilizing the power of enzyme-catalyzed reactions, during which biological molecules act as reagents in the chemical process. When coupled with proteomics, combinatorial chemistry, lead optimization and chemical process development, biocatalysis is an integral part of a multidisciplinary service approach to a drug discovery program. Three of the most important applications of biocatalysis are the production of chiral chemical compounds, the optimization of chemical processes and the application of protein shuffling--randomly combining modular sections of proteins--to streamline chemical syntheses.

 Through our ThermoGen subsidiary, we offer an enzyme-based technology platform, or a series of technologies used together for applying enzyme catalysts, that can be applied to perform difficult chemical reactions with stable, easy-to-use biocatalysts that are environmentally friendly and cost effective. ThermoGen's tailored biosynthetic processes are designed to streamline our clients' chemical processes and reduce overall drug development time and cost. We offer customers valuable enzyme-catalyzed reactions at both the process development and scale up stages of chemical processing. Once an enzyme capable of conducting a desired chemical reaction is identified, the reaction can be scaled up using our synthetic chemistry resources. In this manner, synthetic chemical and biocatalytic processes are coupled to produce an efficient and economical process for production of lead compounds. Our integrated approach represents a value-added opportunity to accelerate our customers' drug development timeline.


--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------

 .Chemical Process Development. Once a lead compound has been selected for development as a potential drug candidate, a viable manufacturing method must be identified. Although an initial synthetic route has been designed, that initial method may be inappropriate for large-scale manufacturing. Thus, chemical process research is conducted to identify a synthesis process that is efficient, economical and safe.

 Our scientists utilize a variety of tools in conducting chemical process development. Molecular modeling enables our scientists to predict the behavior of reactants in a proposed chemical reaction, allowing them to avoid reaction pathways that could pose safety hazards. Our scientists combine robotics and statistical analysis to rapidly optimize discrete chemical reactions. Our biocatalysis technology can be applied to identify a safe, efficient solution to a chemical reaction problem that could not be readily solved through the use of traditional chemistry methods. Following initial computational reaction design and automated reaction optimization, the process is then subject to large-scale validation. By employing computational chemistry, automation and biocatalysis, our approach to chemical process research adds tremendous value to our clients in the form of decreased development times and production costs, and dramatically expands the range of underlying research data that can be used to strengthen patent applications and ultimately broaden patent coverage.

 .Analytical and Separations Chemistry. Our analytical and separations services utilize a broad range of spectroscopic and chromatographic techniques to assist clients in validating and purifying chemical compounds. Spectroscopic services, such as nuclear magnetic resonance spectroscopy and mass spectrometry, are used to identify and verify chemical structures. Chromatographic services include the use of high-performance liquid chromatography, HPLC, technologies to separate extremely complex mixtures and isolate chemical impurities. The compounds produced by chemical synthesis, including intermediate and final products, are validated using chromatographic techniques. These analytical validations form the basis of the Chemistry, Manufacturing and Control section when our clients file an Investigational New Drug, IND, application with the FDA.

 Because the U.S. Food and Drug Administration and the European Committee for Proprietary Medicinal Products have required manufacturers to research and characterize each chiral version of a drug proposed to be marketed, obtaining pure compounds containing one chiral version has become an essential requirement in the pharmaceutical industry. Through the experience of our highly qualified scientists as well as our technologies, such as ChiralSelect(TM), we enable our customers to perform complex separations and purifications of chiral chemical compounds.

 .Chemical Synthesis and Scale Up. Once an optimal method of chemical synthesis has been identified through chemical process development, our scientists then scale up the desired compound on the scale appropriate to the compound's stage of development, ranging from grams to multiple kilograms. The synthesis of compounds is conducted under good laboratory practices, GLP, guidelines or, if the compound is undergoing early-stage clinical studies, under current good manufacturing practices, cGMP, guidelines. We have the capacity to produce multiple-kilogram quantities of compounds under either GLP or cGMP guidelines. In addition, when larger quantities are required, we contract with large-scale chemical manufacturers to meet these requirements.

DRUG DISCOVERY PLATFORM TECHNOLOGIES

Proteomics platform technologies
Our proteomics subsidiary, Emerald BioStructures, offers drug discovery tools and technologies to pharmaceutical and biotechnology companies aimed at determining the three-dimensional X-ray crystal structure of our clients' protein targets. These tools and technologies include the following:

 .High Throughput Crystallization(TM), a system for screening large numbers of potential crystallization conditions for pharmaceutically relevant protein drug targets;

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


 .Crystal Monitor(TM), a powerful relational database software tool for the capture and analysis of protein crystallization trial information;

 .Clover Plates(TM), specialized plates that allow for multiple independent protein crystallization experiments; and

 .Crystal Growth Matrices(TM), novel formulations that decrease the time and cost required to design protein crystallization arrays and increase the ability to repeat crystal growth multiple times using a particular set of crystallization conditions.

Biocatalysis platform technologies
Our subsidiary, ThermoGen, has developed a broad technology platform for rapid enzyme discovery, enzyme engineering, protein shuffling, process development and scale up. ThermoGen's proprietary technologies include the following:

 .ThermoCat(R) enzyme products are stable biocatalysts for chemical synthesis applications. ThermoGen's proprietary collections of enzymes, organisms and gene libraries are rich sources of biocatalysts. These biocatalysts have been developed to target the growing need for catalysts and can economically produce chiral stereoisomers, or single-isomer molecules, and other complex compounds. Using ThermoGen's core technology base, over 25 new biocatalysts have been commercialized. The ThermoCat(R) biocatalysts are being sold in three forms: QuickScreen(R) kits, bulk biocatalysts and immobilized biocatalysts, which attach enzymes to a solid matrix than can easily be filtered upon completion of a chemical reaction.

 .The ThermoGenetic(TM) Stabilization System helps develop genetically stabilized proteins, or proteins that have been genetically engineered to have an increased lifetime. By inserting a gene of interest into a thermophilic microorganism, which lives in extremely high-temperature environments, our technology allows the generation of modified proteins that function at high temperatures.

 .ThermoFusion(TM) allows the construction of new enzymes by shuffling sections of proteins. The enzymes that result from this process can combine multiple enzymatic processes into a single enzyme. In addition, ThermoGen's protein technology enables the production of novel enzymes that will catalyze with enzymatic properties not available through natural means.

 .RapidScreen(TM) and TrueSubstrate(TM) methods allow rapid qualitative or quantitative comparison of enzyme properties for use in a variety of screening applications. Such applications include process optimization, or the development of chemical synthetic pathways suitable for large-scale manufacture of chemical products. Utilizing this technology, ThermoGen can compare large libraries of enzymes against libraries of substrates or process conditions rapidly and effectively.

ChiralSelect(TM)
A persistent problem in drug development is the identification of methods to isolate pure drug candidates. Other than the development of a synthetic route, which provides only one desired chiral version, chiral HPLC is the most rapid and efficient method for the large-scale isolation of pure chiral compounds.

Chiral stationary phases, CSPs, are specialized materials that can effect separation of chemical isomers. Despite the commercial availability of a variety of CSPs, challenging separations problem still persist, emphasizing the continuing need to develop new and improved CSPs for certain drug candidates. Our ChiralSelect(TM) technology is a novel approach to discover the optimal HPLC separation method, which provides the best means for separating a chemical mixture. ChiralSelect(TM) involves the rational design and synthesis of diverse libraries of novel CSPs for screening our clients' chemical mixtures to facilitate

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------

the determination of the most efficient CSP for chiral separation requirements. We developed our ChiralSelect(TM) technology as part of our relationship with Advanced Life Sciences and Regis Technologies and use the technology pursuant to exclusive, unlimited licenses from Advanced Life Sciences and Regis Technologies. The ChiralSelect(TM) license agreements with Advanced Life Sciences and Regis Technologies require us to pay each of them 4% of contract revenue derived from the ChiralSelect(TM) platform technology. In the event that the ChiralSelect(TM) technology is patented, our royalty obligation to Regis Technologies will increase to 6%. The license with Regis Technologies expires in August 2009 and cannot be terminated prior to that time without our consent. Our license with Advanced Life Sciences is perpetual. See "Business-- Patents and Proprietary Rights--Platform Technologies Licensed from Advanced Life Sciences."

AutoOptimize(TM)
In many instances, the identification of a reliable and economical synthetic method for large-scale production of a therapeutic agent becomes a critical bottleneck in the development of new drugs. Our patented AutoOptimize(TM) technology is an efficient method for rapidly optimizing chemical processes that couples robotics and statistical analysis. Our automated techniques generate "libraries" of hundreds of unique reaction conditions that combine multiple reaction variables, such as solvent, temperature, reagent ratios and catalyst selection. Using an iterative process, we conduct statistically-designed experiments that allow the identification of critical reaction variables, then perform multiple cycles of the design/reaction/analysis sequence until the optimal set of reaction variables is determined. Our method is far more efficient than traditional, time-consuming bench-scale reaction optimization, which requires a chemist to manually and frequently change one variable at a time, often missing subtle, but critical, cross-variable effects. Our AutoOptimize(TM) technology platform provides our clients with a rapid and cost effective alternative to traditional process optimization. We developed our AutoOptimize(TM) as part of our relationship with Advanced Life Sciences and use the technology pursuant to an exclusive unlimited license from Advanced Life Sciences that can only be cancelled with our consent and that requires us to pay Advanced Life Sciences 8% of our contract revenue relating to the use of the AutoOptimize(TM) technology. See "Business--Patents and Proprietary Rights--Platform Technologies Licensed from Advanced Life Sciences."

BlockBuilder(TM)
Our BlockBuilder(TM) program is a service offering that utilizes our synthesis technologies to efficiently produce unique combinatorial chemistry building blocks and scaffolds. The program fills an important and growing need in the chemical discovery research marketplace. This need is driven by the widespread and growing popularity of combinatorial chemistry as a technique for discovering new chemical entities. Because research organizations are investing heavily in automated chemical synthesis to achieve discovery objectives, the need for greater numbers of customized building block compounds has become more pronounced. Our program is designed to provide a high throughput, cost-effective source of custom synthesized unique combinatorial building blocks and scaffolds on an exclusive basis to our clients.

MediCertified(TM)
Our MediCertified(TM) program utilizes our chemical synthesis and analytical technologies to provide a "one-stop-shop" approach to the chemical synthesis and validation of analytical reference standards. This certification is used in generating the documentation required in FDA filings in connection with the manufacture of drug substances. We use our MediCertified(TM) program to discover and develop synthetic processes to produce drug impurities and metabolites, develop a method for validating the chemical structure and purity of each impurity or metabolite and utilize these compounds and associated data to support our clients' FDA filings.


--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------

STRATEGIC DRUG DEVELOPMENT PROGRAM

In conjunction with our drug discovery technology and integrated chemistry research services, our strategic drug development program provides our customers with a continuum of drug discovery and development services and technologies. We are focused on serving the growing number of biotechnology and "virtual" pharmaceutical companies who discover or in-license promising lead compounds with therapeutic potential but may not have the in-house infrastructure or experience to develop them. Our development program provides these customers with an alternative to selling a significant portion of their proprietary technology to gain access to the development capabilities of a large strategic partner. Although focused on the biotechnology and "virtual" pharmaceutical sector, our development program also has the potential to serve fully integrated pharmaceutical firms who need additional development capacity. Many of these companies have promising lead compounds that fall below internal market size thresholds but still represent substantial opportunities for companies focused on "middle market" therapeutic areas.

We are one of very few chemistry service companies that have the breadth of service offerings needed to take a customer's lead compound through lead optimization, chemical process development and chemical synthesis and scale up. In addition, our drug discovery platform technologies enable us to provide our customers with proprietary techniques to enhance the speed and efficiency of their discovery and development efforts.

Through our strategic drug development program we offer two types of services: direct services, including our lead discovery through chemical synthesis and scale up capacities, and indirect services which we arrange for through our project management expertise, including pre-clinical testing and clinical trials of product candidates. We contract with third parties for services relating to the pre-clinical research, clinical trials and chemical manufacturing stages of drug development. Projects in our strategic drug development program are longer term in nature, beginning in lead discovery and moving through clinical development to potential commercialization. Through this program we are building relationships with our customers and establishing a recurring revenue base. We generate revenues from this program in the form of chemistry service revenues, milestone fees and royalty payments.

Overall, our development program provides customers with access to fully-integrated chemistry discovery and development services from lead discovery through clinical development. Through our collaborations with our Advanced Life Sciences and Sarawak MediChem Pharmaceuticals affiliates, we have performed chemistry research services and engaged strategic partners to advance calanolide A, an anti-HIV drug, from early optimization work through synthetic route development, pre-clinical studies, IND filing and into human clinical trials performed under our management by a contract research organization. Calanolide A is currently in Phase I clinical trials. In addition, we have implemented process research and scale up chemistry services in connection with Immtech International, Inc.'s lead compound. We are also providing project management services to Immtech as we work closely with strategic partners in connection with the production of scale up information and preparation of chemical and analytical regulatory data associated with Immtech's IND filing. Having successfully taken a lead compound into the clinical trial stage of development, we are positioned to replicate our successful strategy for other clients although we have not yet prepared and filed an IND submission or managed clinical trials for any client other than Sarawak MediChem Pharmaceuticals.

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


RELATIONSHIP WITH ADVANCED LIFE SCIENCES, INC.

Overview

In late 1998, we made a strategic decision to operate our proprietary drug development and chemistry services businesses as separate entities. Advanced Life Sciences is an early-stage drug development company with significant R&D expenditures that is unlikely to generate meaningful revenues in the next several years. MediChem is an established drug discovery technology and services company that has generated positive operating income throughout our existence. Our management believed that the objectives of these businesses were better pursued independently, given their distinct business models and funding requirements. To accomplish our objectives, on January 1, 1999, we contributed all of our proprietary drug development and certain platform technology assets to a wholly-owned subsidiary, Advanced Life Sciences. The assets we contributed to Advanced Life Sciences included ownership rights to all patented compounds in various stages of drug development and our 50% joint venture interest in Sarawak MediChem Pharmaceuticals, Inc.

We spun-off Advanced Life Sciences immediately prior to our June 1999 venture capital funding transaction. Management recognized that MediChem's revenue generating chemistry services model and Advanced Life Sciences' capital-intensive, R&D drug development model appealed to different investor profiles and objectives. We realized, however, that maintaining access to Advanced Life Sciences' technology development potential was important to our business and desired to foster a strategic alliance with Advanced Life Sciences by entering license and collaborative arrangements. The spin-off was effected by exchanging our 100% common stock interest in Advanced Life Sciences for non-voting preferred stock with a par value of $2.5 million and a 7% cumulative preferred dividend. Our chairman and chief executive officer, Dr. Michael T. Flavin, who was our sole stockholder prior to the venture capital investment, made an equity investment in Advanced Life Sciences and became its sole common stockholder.

Applicable accounting rules require that all transactions with Advanced Life Sciences following the spin-off be reflected in our financial statements as related party. Transactions with Advanced Life Sciences' joint-venture subsidiary, Sarawak MediChem Pharmaceuticals, are also reflected in our financial statements as related party since Sarawak MediChem Pharmaceuticals' inception in 1996.

Advanced Life Sciences was founded to discover, in-license and develop patented drug compounds. Like many "virtual" pharmaceutical companies, Advanced Life Sciences has no scientific staff and conducts its operations through a master service agreement with us pursuant to which we provide comprehensive project management services. All chemistry and laboratory services provided by us to Advanced Life Sciences or Sarawak MediChem Pharmaceuticals are billed at our standard rates and collected in the ordinary course consistent with any third-party customer. In addition, as a chemistry research service provider to Advanced Life Sciences, we developed the AutoOptimize(TM) and ChiralSelect(TM) technologies and received milestone payments related to their successful commercialization as well as the patent issuance for AutoOptimize(TM). We have the exclusive rights to use the AutoOptimize(TM) and ChiralSelect(TM) technologies pursuant to an unlimited license from Advanced Life Sciences in exchange for the payment of a royalty to Advanced Life Sciences. See "Business--Patents and Proprietary Rights--Platform Technologies Licensed from Advanced Life Sciences." We do not fund Advanced Life Sciences operations, instead, since the spin-off Advanced Life Sciences has relied upon SBIR grants from the NIH and debt and equity investments from its sole common stockholder, Dr. Flavin.

Sarawak MediChem Pharmaceuticals is a development stage pharmaceutical company with a current portfolio of proprietary anti-viral drugs in various stages of clinical and pre-clinical development.

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------

Sarawak MediChem Pharmaceuticals represents a 50:50 joint venture between Advanced Life Sciences and the Government of Malaysia. Sarawak MediChem Pharmaceuticals' potential anti-HIV products arose from a family of naturally occurring compounds, collectively known as calanolides, which were discovered in the tropical rainforest of Sarawak, Malaysia, on the island of Borneo. Sarawak MediChem Pharmaceuticals has funded its operations through investments from its joint venture partner, the Government of Malaysia.

Advanced Life Sciences' success is an example of the benefits we offer "virtual" pharmaceutical and biotechnology customers through our strategic drug development program. Utilizing our drug discovery and development services, platform technologies and project management services, Advanced Life Sciences has several promising drug compounds in development. For example, Advanced Life Sciences has developed a promising anti-HIV compound through its Sarawak MediChem Pharmaceuticals joint venture that is currently in Phase I clinical trials. In addition, Advanced Life Sciences has developed an anti-inflammatory treatment, currently in pre-clinical development; an anti-cancer compound in pre-clinical co-development with the National Cancer Institute, NCI, and two early-stage pre-clinical products with cancer and viral applications.

Our relationship with Advanced Life Sciences is an example of our strategy to establish collaborations with emerging "virtual" pharmaceutical and biotechnology companies. We believe that our relationship with Advanced Life Sciences provides incremental service revenue opportunities, enhances our market reputation as a manager of drug development programs and provides opportunities to obtain future milestone and royalty revenues.

INSTITUTIONAL COLLABORATIONS

Through our relationship as the preferred project manager of Advanced Life Sciences' drug development program, we provide services and technologies on a number of collaborations that Advanced Life Sciences has with prominent research institutions that provide services or possess technology complementary to those we provide or possess. In addition to incremental service revenues, these collaborations provide significant benefits to us in terms of experience in performing services on advanced projects, access to possible new technologies which enhance our ability to market our services to third-party customers and potential to obtain future milestone payments. Examples of collaborations that we have fully serviced include the following cooperative R&D agreements, or CRADAs:

 .NCI CRADA. Advanced Life Sciences and the NCI have established a CRADA to identify and capitalize on the therapeutic value of the calanolide class of anti-HIV agents. The objective of this alliance is to combine our chemical research experience with the biological expertise of NCI to advance the calanolide compounds to commercialization.

 .Argonne CRADA. Advanced Life Sciences has also established a CRADA with Argonne National Laboratory. This CRADA was established to combine our synthesis and medicinal chemistry expertise with the computational chemistry and structural biology strengths of Argonne. The aim of this collaboration is to further the discovery and development of new drug candidates that inhibit amyloid fibril formation, which is suspected to be a cause of Alzheimer's disease.

 .Southern Research Institute CRADA. Advanced Life Sciences and Southern Research Institute have established a research collaboration to discover and develop novel anti-viral agents. The goal of this collaboration is to bring together our expertise in combinatorial synthesis and medicinal chemistry and the high throughput anti-viral screening capabilities of Southern Research Institute to discover and develop new anti-viral drug candidates.

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


 .Walter Reed Army Hospital CRADA. Advanced Life Sciences and Walter Reed Army Hospital have established a CRADA to discover and develop novel anti-malaria agents. This collaboration is focused on coupling our expertise in combinatorial synthesis and medicinal chemistry and the high throughput anti-malaria screening capabilities of Walter Reed to discover and develop new anti-malaria drug candidates.

ACQUISITION OF THERMOGEN

On May 31, 2000, we acquired ThermoGen in exchange for 3,452,909 shares of our common stock and the assumption of options to purchase 475,455 shares of our common stock. ThermoGen, based in Chicago, Illinois, is a leading provider of biocatalysis services and products through the use of proprietary technologies that expand our technology and chemistry service offerings. ThermoGen's proprietary technologies permit our customers to perform difficult chemical reactions with stable, easy-to-use biocatalysts that are environmentally friendly and cost effective. ThermoGen develops and sells proprietary biocatalyst products and process research services to the pharmaceutical, agricultural chemical and food industries. We believe that by integrating ThermoGen's biocatalysis technology, we provide our clients with chemical processes that are more efficient and shorten the chemical process development timeframe. Our acquisition of ThermoGen allows us to provide biocatalysis services and products to our existing customers and provides opportunities to market our broad range of chemistry services to new clients. We also believe that ThermoGen's technology and intellectual property will enhance our current service and product offerings, thereby improving our efficiency.

ThermoGen was founded in 1988 and had revenues of $2.1 million for the year ended December 31, 1999 and a staff of over 20 professionals. ThermoGen has been recognized for its leading biocatalysis technology, having been awarded more than a dozen SBIR grants from the NIH totaling over $4 million for technology development. ThermoGen was awarded the 1999 Tibbets Award from the U.S. Small Business Administration for its excellence in developing and commercializing its proprietary biocatalysis platform technologies.

ACQUISITION OF EMERALD BIOSTRUCTURES

On May 31, 2000, we acquired Emerald BioStructures, Inc., in exchange for 1,576,602 shares of our common stock. Emerald BioStructures, based near Seattle, Washington, is a leading provider of research products and services in protein structure determination to the pharmaceutical and biotechnology industries. We believe Emerald BioStructures is well-positioned to benefit from the bottleneck resulting from the explosion in genomic information. Emerald Biostructures' proteomics services help bridge the gap between genomic information and the chemistry services necessary to identify new lead compounds. Emerald BioStructures offers an integrated platform of technologies in proteomics that enables more efficient determination of protein structure and function. Our acquisition of Emerald BioStructures allows us to provide proteomics services to our existing customers and provides opportunities to market our broad range of chemistry services to new clients. We believe Emerald BioStructures' proteomics platform technologies improve the efficiency of our current service and product offerings.

Emerald BioStructures was founded in 1997 and had revenues of $0.5 million for the year ended December 31, 1999 and a staff of 5 professionals. Emerald BioStructures has been recognized for its leading proteomics technologies, having been awarded five SBIR grants from the NIH totaling over $850,000 for technology development.

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


MARKETING

We market the majority of our services directly to pharmaceutical and other life science companies. Since our inception, our senior management and business development groups have marketed our services. Our business development professionals possess the requisite technical and business backgrounds to communicate effectively with prospective clients and their R&D professionals. An important component of our strategy is to pursue long-term collaborative relationships with selected clients.

We market our services directly to clients through meetings with senior management of pharmaceutical and biotechnology companies, participation in scientific symposia and trade shows, media relations and public relations, targeted mailings, maintenance of an extensive internet website and selected advertisements in scientific and trade journals. An independent marketing communication agency has been retained to assist with brochure design, advertising and media relations. In addition, our scientists and senior management present technical papers at scientific symposia on a regular basis.

Historically, we have focused our marketing efforts in the United States from our business development and client communication offices in Chicago, Illinois, South San Francisco, California, Seattle, Washington, New London, Connecticut, La Jolla, California and Annapolis, Maryland. In the past several years, we have expanded our efforts to include Western Europe, Japan and the Far East. Such efforts include increased presence at international trade shows, advertising in trade publications, visits by business development professionals and senior management to potential clients and the retention of independent marketing consultants. We are currently exploring opportunities to open sales offices in international locations.

CUSTOMERS

Since our inception, we have conducted over 490 projects for more than 75 customers. Our customers include pharmaceutical companies, biotechnology companies, personal care companies, agricultural chemical companies and specialty chemical manufacturers. Contract revenue from pharmaceutical companies accounted for 71% and contract revenue from biotechnology companies accounted for 29% of our aggregate contract revenue, including licensing fees, milestones and royalties for the year ended December 31, 1999. Our ten largest customers have accounted for approximately 92%, 89% and 86% of total contract revenues for the years ended December 31, 1997, 1998 and 1999, respectively. Contract revenue from our affiliates Advanced Life Sciences and Sarawak MediChem Pharmaceuticals, accounted for 18%, contract revenue from Pfizer accounted for 17% and contract revenue from AstraZeneca accounted for 11% of total contract revenue, respectively, for the year ended December 31, 1999. No other customers accounted for more than 10% of our total revenues during this period. For the six months ended June 30, 2000, contract revenue from our three largest customers represented approximately 46% of total contract revenue.

COMPETITORS

We face competition based on a number of factors, including size, relative expertise and sophistication, speed and costs of identifying and optimizing potential lead compounds and of developing and optimizing chemical processes. We compete with the research departments of pharmaceutical companies, biotechnology companies, contract research companies and research and academic institutions. Many of these competitors have greater financial and other resources than we do.

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


Historically, pharmaceutical companies have maintained close control over their R&D activities, including the synthesis, screening and optimization of chemical compounds and the development of chemical processes. Many of these companies, which represent a significant potential market for our products and services, are developing or already possess in-house technologies and services offered by us. Academic institutions, governmental agencies and other research organizations are also conducting research in areas in which we provide services, either on their own or through collaborative efforts.

We anticipate that we will face increased competition in the future as new companies enter the market and advanced technologies become available. Our services and expertise may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors. The existing approaches of our competitors or new approaches or technologies developed by our competitors may be more effective than those developed by us. There can be no assurance that our competitors will not develop more effective or more affordable technologies or services, thus rendering our technologies and/or services obsolete, uncompetitive or uneconomical.

We believe that the successful recruitment and retention of qualified Ph.D., M.S. and B.S.-level scientists and business professionals is a key element in achieving our strategic goals. We believe that as competitive pressures in the pharmaceutical industry to produce lead compounds increase, the recruitment and retention of chemists and seasoned business professionals will become increasingly competitive. In order to meet this challenge, we actively recruit at colleges and universities, through third-party recruitment firms and through the contacts of our employees.

PATENTS AND PROPRIETARY RIGHTS

Platform technologies licensed from Advanced Life Sciences

We use AutoOptimize(TM) technology in our business pursuant to an exclusive, unlimited license agreement with Advanced Life Sciences, which is terminable only upon our mutual agreement with Advanced Life Sciences. The AutoOptimize(TM) license agreement requires us to pay Advanced Life Sciences 8% of all contract revenue derived from this platform technology. We use ChiralSelect(TM) technology in our business pursuant to exclusive, unlimited license agreements with Advanced Life Sciences and Regis Technologies, Inc. The ChiralSelect(TM) license agreements with Advanced Life Sciences and Regis Technologies requires us to pay each of them 4% of all contract revenue derived from the ChiralSelect(TM) platform technology. In the event that the ChiralSelect(TM) technology is patented, our royalty obligation to Regis Technologies will increase to 6%. The Advanced Life Sciences license agreement is perpetual and the Regis Technologies license agreement terminates in August 2009 unless terminated previously with our mutual consent.

Under our license agreements, Advanced Life Sciences is obligated to pay us certain milestone payments for our role in developing the AutoOptimize(TM) and ChiralSelect(TM) technologies. The milestone payments are due upon demonstrating commercial use, the issuance of a United States patent and for each publication relating to the platform technology in a peer-reviewed journal. Through the date of this prospectus, we have fully realized $1.4 million of the total milestone payments payable from Advanced Life Sciences due to the commercialization and issued patent on AutoOptimize(TM) and $0.3 million of the total milestone payments payable from Advanced Life Sciences due to the commercialization of ChiralSelect(TM). The possibility of receiving future peer-reviewed publication milestone rights from Advanced Life Sciences continues. The possibility of receiving future milestones from Advanced Life Sciences due to ChiralSelect(TM) being patented continues.

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


General
While it is important to our growth that we obtain and enforce patents, protect trade secrets and obtain licenses to technology owned by third parties wherever required, there can be no assurance that any patent applications will result in the issuance of patents. In addition, if any patents are issued, we cannot be sure whether they will provide significant proprietary protection or commercial advantage, or will not be circumvented by others.

Our plan is to conduct our business without infringing upon the proprietary rights of others. However, in the event a third party has also filed one or more patent applications for inventions which conflict with those we own, we may have to participate in interference proceedings declared by the Patent and Trademark Office to determine priority of invention, which could result in the loss of any opportunity to secure patent protection for the inventions and the loss of any right to use the inventions. The patent positions of chemical, pharmaceutical, medical products, personal care products and biotechnology firms can be uncertain and involve complex legal and factual questions. Even if the eventual outcome is favorable to us, such proceedings could result in substantial cost to us.

The filing and prosecution of patent applications, litigation to establish the validity and scope of patents, assertion of patent infringement claims against others and the defense of patent infringement claims by others can be expensive and time consuming. There can be no assurance that in the event that any claims with respect to any of our patents, if issued, are challenged by one or more third parties, that any court or patent authority ruling on such challenge will determine that such patent claims are valid and enforceable. An adverse outcome in such litigation could cause us to lose exclusivity afforded by the disputed rights. If a third party is found to have rights covering products or processes we use, we could be forced to cease using the technologies covered by such rights, could be subject to significant liability to such third party and could be required to license technologies from such third party. Furthermore, even if the patents we own or license are determined to be valid, enforceable and broad in scope, there can be no assurance that competitors will not be able to design around such patents and compete with us and our licensees using the resulting alternative technology.

We seek patent protection with respect to products and processes developed in the course of our activities when we believe such protection is in our best interest and when the cost of seeking such protection is in line with potential benefits. However, no assurance can be given that any patent application will be filed, that any filed applications will result in issued patents or that any issued patents will provide us with a competitive advantage or will not be successfully challenged by third parties. The protections afforded by patents will depend upon their scope and validity, and others may be able to design around our patents.

From time to time, we may also enter into collaborations or other arrangements with our customers whereby we retain certain ownership rights or may be entitled to receive milestones and royalties with respect to proprietary technology we developed during the contract period. However, many of our contracts provide that our customers maintain ownership of proprietary technology that is developed in the course of work performed under the contract.

We also rely upon trade secrets and proprietary know-how for certain unpatented aspects of our technology. To protect such information, we require all employees, consultants and licensees to enter into confidentiality agreements limiting the disclosure and use of such information. There can be no assurance that these agreements provide meaningful protection or that they will not be breached, that we would have adequate remedies for any such breach or that our trade secrets, proprietary know-how and technological advances will not otherwise become known to others. In addition, there can be no

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------

assurance that, despite precautions taken by us, others have not and will not obtain access to our proprietary technology. Further, there can be no assurance that third parties will not independently develop substantially equivalent or better technology.

Potential liability and insurance
In connection with our services provided to Sarawak MediChem Pharmaceuticals, we attempt to manage our risk of liability for personal injury to or death of clinical trial participants from administration of products under study through a specific insurance policy for that purpose. We also attempt to manage our risk of liability in connection with services provided to other clients through measures such as contractual indemnification provisions with clients and through insurance maintained by clients. The contractual indemnifications generally do not protect us against certain of our own actions, such as negligence. The contractual arrangements are subject to negotiation with clients and the terms and scope of such indemnification vary from client to client and from trial to trial. Although most of our clients are large, well-capitalized companies, the financial performance of these indemnities is not secured. Therefore, we bear the risk that an indemnifying party may not have the financial ability to fulfill its indemnification obligations. We could be materially adversely affected if we were required to pay damages or incur defense costs in connection with a claim that is beyond the scope of an indemnity provision or beyond the scope or level of insurance coverage maintained by the client or where the indemnifying party does not fulfill its indemnification obligations. Other than our policy in connection with Sarawak MediChem Pharmaceuticals, we do not currently maintain liability insurance with respect to these risks.

Government Regulation
Our customers and collaborators, including Advanced Life Sciences and Sarawak MediChem Pharmaceuticals, are subject to substantial regulation by governmental entities in the U.S. and other countries. Moreover, to the extent that we act as project manager in providing or arranging for FDA-regulated services for our customers, we also are subject to these requirements. The nature and the extent to which such regulation may apply to our customers will vary depending on the nature of any such pharmaceutical products. Virtually all pharmaceutical products developed by our customers will require regulatory approval by governmental agencies prior to commercialization. Human pharmaceutical products are subject to rigorous pre-clinical and clinical testing and other approval procedures by the FDA and by foreign regulatory authorities. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such pharmaceutical products. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations are time consuming and require the expenditure of substantial resources.

Generally, in order to gain FDA approval, a company first must conduct pre-clinical studies in the laboratory and in animal models to gain preliminary information on a compound's efficacy and to identify any safety problems. The results of these studies are submitted as a part of an IND that the FDA must review before human clinical trials of an investigational drug can start. In order to commercialize any products, we or our customer will be required to sponsor and file an IND and will be responsible for initiating and overseeing the clinical studies to demonstrate the safety and efficacy that are necessary to obtain FDA approval of any such products. Clinical trials are normally done in three phases and generally take two to five years to complete. After completion of clinical trials of a new product, FDA and foreign regulatory authority marketing approval must be obtained. If the product is classified as a new drug, we or our customer will be required to file an NDA and receive approval before commercial marketing of the drug. The testing and approval processes require substantial time, effort and expense and there can be no assurance that any approval will be granted on

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------

a timely basis, if at all. NDAs submitted to the FDA can take several years to obtain approval. Even if FDA regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. For marketing outside the U.S., we will also be subject to foreign regulatory requirements governing human clinical trials and marketing approvals for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.

All facilities and manufacturing techniques used in the manufacture of products for clinical use or for sale in the U.S. must be operated in conformity with cGMP guidelines as established by the FDA. Our facilities are subject to scheduled periodic regulatory inspections to ensure compliance with cGMP requirements. If the FDA finds that we have failed to comply with these requirements or that we or our customers have failed to comply with any applicable regulatory requirements, the agency can institute a wide variety of enforcement actions. Our or our customers' failure to comply with applicable requirements could lead to an FDA enforcement action that may have a material adverse effect on our business. See "Risk factors--We and our customers are subject to substantial government regulation."

Our R&D processes involve the controlled use of hazardous materials. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that our activities currently comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources. In addition, there can be no assurance that we will not be required to incur significant costs to comply with environmental laws and regulations in the future.

EMPLOYEES

As of July 31, 2000, taking into account the ThermoGen and Emerald BioStructures acquisitions, we had 202 employees, 153 of whom hold degrees in chemistry, biochemistry or molecular biology broken down by degree level as follows: 65 Ph.D., 32 M.S. and 56 B.S. The majority of our employees are working scientists, with approximately 16 of these scientists working in our business development, client communications and administration groups. None of our employees are covered by a collective bargaining agreement. We consider our relations with our employees to be good.

PROPERTIES

Our principal executive offices and laboratories are located in Lemont, Illinois, and encompass approximately 50,000 square feet of leased space, pursuant to a lease agreement expiring in September 2003, with an option to purchase the facility or enter into a four-year lease agreement. We also occupy 15,000 square feet of additional laboratory space in Des Plaines, Illinois. Our lease runs through October 2000, with an option to lease on a year-to-year basis. Three satellite business development offices are being leased in South San Francisco, California, for 1,460 square feet, in New London, Connecticut, for 1,630 square feet and in La Jolla, California, for 150 square feet. ThermoGen operates from a 10,000 square foot leased facility located in Chicago, Illinois. Emerald BioStructures operates from a 8,500 square foot leased facility located near Seattle, Washington.

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


We are developing a 14 acre site in Woodridge, Illinois for the construction of a new 100,000 square foot headquarters and discovery laboratories center. This new facility is expected to be operational in the first quarter of 2001. The offices and laboratories have the capability of expanding to 200,000 square feet.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------

SCIENTIFIC ADVISORY BOARD

We have recently established an independent scientific advisory board to obtain outside expertise in our strategic planning and positioning of technology platforms. We generally compensate our scientific advisors for their services with a combination of cash payments and stock options. The scientists on our advisory board are not employees, and they may have conflicting obligations that limit their involvement with MediChem. We expect that the experience of the independent scientific advisory board will assist us in targeting our service offerings in each stage of drug development. Scientific advisory board members include:

Peter Beak, Ph.D. is a professor in the chemistry department at the University of Illinois at Champaign/Urbana. Dr. Beak specializes in the use of organolithium reagents in asymmetric synthesis.

Robert Chorvat, Ph.D. is associate director of the chemical & physical sciences department at DuPont Pharmaceuticals. Dr. Chorvat manages programs in the discovery of drug therapies for cardiovascular and central nervous system diseases.

Heidi Hamm, Ph.D. is a professor in the molecular pharmacology and biological chemistry departments at the Institute for Neuroscience at Northwestern University. Dr. Hamm focuses on molecular mechanisms of cellular communication, with special emphasis on G-protein coupled receptors (GPCRs) involved in neurobiology.

Fred Hershenson, Ph.D. is a retired senior vice president of drug development at Parke-Davis/Warner Lambert Co. Dr. Hershenson has extensive experience in the management of medicinal chemistry, regulatory affairs, toxicology, chemical development and pharmaceutical development.

Trevor Laird, Ph.D. is a principal at Scientific Update, Inc., Sussex, UK, and the editor of the Journal of Organic Process Research and Development. Dr. Laird is a consultant in the areas of organic chemistry, process research and development, scale up and manufacturing.

John Pezzuto, Ph.D. is a professor at the University of Illinois at Chicago, in the department of medicinal chemistry and pharmacology. Dr. Pezzuto has extensively studied natural products as new drugs; especially those used as anti-cancer agents.

Andrew Wang, Ph.D. is a professor in the department of cellular biology at the University of Illinois at Champaign/Urbana. Dr. Wang is an expert in the structure and function of biological macromolecules.

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Management

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers, directors and key employees.

 Name                          Age Position
-------------------------------------------------------------------------------
 Michael T. Flavin, Ph.D.....   44 Chairman of the Board of Directors,
                                   President and Chief Executive Officer
 John L. Flavin..............   31 Executive Vice President and Chief Operating
                                   Officer--MediChem; Chief Executive Officer--
                                   ThermoGen and Emerald BioStructures;
                                   Director
 R. Richard Wieland II.......   55 Executive Vice President and Chief Financial
                                   Officer
 Jeffrey A. Whitnell.........   44 Vice President of Finance and Treasurer
 Shirley A. Pine.............   46 Vice President of Administration
 David E. Zembower, Ph.D.....   36 Vice President of Operations
 Vernon O. Sebby.............   42 Vice President of Business Development and
                                   Client Communications
 Ze-Qi Xu, Ph.D..............   38 Vice President of Strategic Drug Development
 David C. Demirjian, Ph.D....   38 Vice President of Technology Strategy--
                                   MediChem; President--ThermoGen; Director
 Lance Stewart, Ph.D.........   35 President--Emerald BioStructures
 Hidong Kim, Ph.D............   34 Vice President of Operations--Emerald
                                   BioStructures
 Michael J. Cogan............   30 Controller
 Darsh T. Wasan, Ph.D........   60 Director
 Robert D. Weist (2).........   59 Director
 Brother James Gaffney, FSC..   57 Director
 Peter R. Gates (1)(2).......   49 Director
 Damion E. Wicker, M.D. (1)..   39 Director
 W. Brett Ingersoll (2)......   35 Director
 Larry C. Hansen, Ph.D. (1)..   55 Director

--------

(1) Member of the compensation committee
(2) Member of the audit committee

Michael T. Flavin, Ph.D. Dr. Michael Flavin founded MediChem in 1987 and has been chairman of the board of directors, president and chief executive officer since that time. Dr. Flavin holds a B.S. degree in chemistry from the University of Notre Dame and a Ph.D. in medicinal chemistry from the University of Illinois at Chicago. He performed his postdoctoral research fellowship at Harvard University, specializing in carbohydrate chemistry. Prior to founding MediChem, Dr. Flavin was a senior research scientist at Baxter International. Dr. Flavin is the brother of John L. Flavin.

John L. Flavin Mr. Flavin joined us in 1991 and served as our director of financial operations from 1991 until 1996. In 1996, Mr. Flavin was appointed our vice president of operations. Mr. Flavin was appointed as our executive vice president and chief operating officer in May 2000. In connection with our May 31, 2000 acquisitions of ThermoGen and Emerald BioStructures, Mr. Flavin was appointed chief executive officer of both subsidiaries. He is also a member of our board of directors. He holds a B.S. in business administration from Marquette University and a M.B.A. in finance from the Lewis University Graduate School of Management. Mr. Flavin is the brother of Dr. Michael T. Flavin.

R. Richard Wieland II Mr. Wieland was appointed executive vice president and chief financial officer in May 2000. Mr. Wieland joined SMP in November 1999 as chief financial officer. Prior to joining us, he was an independent consultant from October 1998 to October 1999 and he was senior vice

-------------------------------------------------------------------------------

Management

--------------------------------------------------------------------------------

president and chief financial officer at BioGenex Laboratories from December 1996 to August 1998. From March 1995 to November 1996, Mr. Wieland was an independent consultant, and he was president and acting chief financial officer of Option Care Inc. from October 1993 to February 1995. Mr. Wieland obtained his M.B.A. in finance from Washington University and his B.A. in accounting and economics from Monmouth College.

Jeffrey A. Whitnell Mr. Whitnell was appointed vice president of finance and treasurer in May 2000. Mr. Whitnell joined us in 1997 as chief financial officer. Prior to that time he worked for ten years with Akzo Nobel as a controller. Mr. Whitnell earned his C.P.A. after graduating from the University of Illinois with a B.S. in accounting. He also holds a M.B.A. in finance from the University of Chicago Graduate School of Business.

Shirley A. Pine Ms. Pine was appointed as our vice president of administration in May 2000. Ms. Pine joined us in 1993 as manager of human resources. In 1995, she was promoted to director of human resources. Ms. Pine earned a B.A. in education from Valparaiso University.

David E. Zembower, Ph.D. Dr. Zembower joined us in March 1995 as senior research scientist. In November 1996, he was promoted to director of combinatorial chemistry. In March 2000, he was appointed vice president of operations. Dr. Zembower holds a B.S. degree in chemistry from the University of Central Florida and earned his Ph.D. in organic chemistry from the Georgia Institute of Technology. He completed his postdoctoral fellowship at the Mayo Clinic under a National Cancer Institute training grant.

Vernon O. Sebby Mr. Sebby joined us in October 1999 as vice president of business development and client communications. Prior to joining us, Mr. Sebby was vice president of strategy and support for Metals USA from February 1998 to October 1999 and general manager of sales and marketing from November 1993 to February 1998. Mr. Sebby received his B.A. in communications from Lewis University.

Ze-Qi Xu, Ph.D. Dr. Xu was appointed vice president of strategic drug development in May 2000. Dr. Xu joined us in 1994 as senior research scientist. Dr. Xu has been the project leader for the calanolide A program and continues to direct the clinical development of this investigational anti-HIV compound. Dr. Xu holds a B.S. degree in chemistry from Jiangxi Normal University (China), a M.S. degree in organic chemistry from Shanghai Medical University (China) and a Ph.D. in organic chemistry from the Shanghai Institute of organic chemistry (China). He performed his postdoctoral fellowships at Clemson University and the Michigan Cancer Foundation.

David C. Demirjian, Ph.D. Dr. Demirjian joined us in May 2000 as vice president of technology strategy at MediChem, president of our ThermoGen subsidiary and a member of our board of directors. Dr. Demirjian founded ThermoGen in 1988 and served as its president since that date. Dr. Demirjian received a B.S.A. in cellular and molecular biology from the University of Michigan and a Ph.D. in genetics from the University of Chicago.

Lance Stewart, Ph.D. Dr. Stewart joined us in May 2000 as president of our Emerald BioStructures subsidiary. From January 1998 to May 2000, Dr. Stewart was president and chief executive officer of Emerald BioStructures. From January 1996 to December 1997 he was a research assistant professor in the department of biological structure at University of Washington. Prior to that time, Dr. Stewart was a postdoctoral fellow in the department of microbiology at the University of Washington. Dr. Stewart earned his Ph.D. in biochemistry and virology from Cornell University and holds a B.Sc. with honors in biology from McMaster University.

--------------------------------------------------------------------------------

Management

--------------------------------------------------------------------------------


Hidong Kim, Ph.D. Dr. Kim joined us in May 2000, as vice president of operations for our Emerald BioStructures subsidiary. From August 1997 to May 2000, Dr. Kim served as vice president of Emerald BioStructures. From August 1994 to July 1997, Dr. Kim was a postdoctoral fellow in the Howard Hughes Medical Institute at the University of Washington. Dr. Kim earned a Ph.D. and M.A. in physical chemistry from Harvard University and holds a B.A. with highest honors in chemistry from Oberlin College.

Michael J. Cogan Mr. Cogan joined us in 1996 as our manager of accounting and was appointed our controller in 1998. Mr. Cogan earned his C.P.A. after graduating from the University of Illinois in 1995 with a B.S. in accounting and a B.S. in finance.

Darsh T. Wasan, Ph.D. Dr. Wasan joined our board in March 1999 and is currently vice president for international affairs and Motorola Chair in chemical engineering at Illinois Institute of Technology. From 1991 to 1995 he served as provost and vice president of IIT, and in 1995 was appointed vice president for international affairs and Motorola Chair in chemical engineering. Dr. Wasan obtained a B.S. degree in chemical engineering in 1960 from the University of Illinois at Urbana and a Ph.D. in chemical engineering from the University of California at Berkeley in 1965.

Robert D. Weist Mr. Weist joined our board in March 1999. He has served as vice chairman of the board of directors of HYSEQ, Inc. since March 1994, and served as the president and a director of HYSEQ from May 1993 until March 1994. Mr. Weist has also been President of Weist Associates, a management consulting firm, since April 1992. Prior to that, Mr. Weist was senior vice president, general counsel and secretary of Amgen, Inc. Mr. Weist holds a B.S. in chemical engineering from Purdue University, a J.D. from New York University and an M.B.A. from the University of Chicago Graduate School of Business.

Brother James Gaffney, FSC Brother Gaffney joined our board in March 1999 and is the president of Lewis University. In 1988, Brother Gaffney was appointed the twelfth president of Lewis University in Romeoville, Illinois. Brother Gaffney obtained a B.A. degree in religious studies and a M.Ed. degree in education from Saint Mary's University of Minnesota. He received an M.A. degree in theology from Manhattan College in New York and obtained a D.Min. degree in theology from the University of Saint Mary of the Lake in Mundelein, Illinois.

Peter R. Gates Mr. Gates joined our board in August 1999 and is currently managing director of MedEquity Investors, L.L.C. He has held that position since June 1998. Mr. Gates served as an independent consultant from September 1997 to June 1998. Prior to that time, Mr. Gates was senior vice president of Concentra Managed Care from August 1996 to September 1997 and was a vice president of Mercer Management Consulting from January 1995 to August 1996. He is a graduate of Princeton University and the Harvard Business School. Mr. Gates currently serves as a director of Microelectronic Modules Corporation.

Damion E. Wicker, M.D. Dr. Wicker joined our board in August 1999 and has been a general partner with Chase Capital Partners since January 1996. Dr. Wicker was a principal at Chase Capital Partners from April 1993 to January 1996. Dr. Wicker received a B.S. with honors from MIT in biomedical engineering, an M.D. from Johns Hopkins, and an M.B.A. from the Wharton School of the University of Pennsylvania. Dr. Wicker currently is a director of Praecis Pharmaceuticals, Genomic Solutions, VI Technologies and several privately held companies.

W. Brett Ingersoll Mr. Ingersoll joined our board in August 1999 and currently heads Chase Capital Partners's investment practice in Health Care Services. He has been an employee of Chase Capital

--------------------------------------------------------------------------------

Management

--------------------------------------------------------------------------------

Partners for the past 5 years. He received his B.A. from Brigham Young University in economics and an M.B.A. from the Harvard Business School. Mr. Ingersoll currently serves as a director of HealthMarket, Inc., CB Technologies, Tricordia Health, LLC, SMG, Inc. and HealthNet.

Larry C. Hansen, Ph.D. Dr. Hansen joined our board in May 1999 and currently is senior vice president, global pre-clinical development at G.D. Searle, a position he has held since August 1994. In 1993, Dr. Hansen was named vice president, pre-clinical development of Searle. Dr. Hansen received his B.S. degree in chemistry from Texas Tech University and his M.S. and Ph.D. degrees in analytical chemistry from the University of Cincinnati. He completed a postdoctoral fellowship through the NIH National Research Council at Wright-Patterson Air Force Base in 1973.

BOARD COMPOSITION

We currently have ten authorized directors. In accordance with the terms of our certificate of incorporation, the terms of office of the directors are divided into three classes:

 .Class I, whose term will expire at the annual meeting of stockholders to be held in 2001;

 .Class II, whose term will expire at the annual meeting of stockholders to be held in 2002; and

 .Class III, whose term will expire at the annual meeting of stockholders to be held in 2003.

The Class I directors are Larry C. Hansen, Ph.D., W. Brett Ingersoll and Robert
D. Weist, the Class II directors are Brother James Gaffney, FSC, Darsh T. Wasan, Ph.D. and Damion E. Wicker, M.D., and the Class III directors are Michael T. Flavin, Ph.D., John L. Flavin, Peter R. Gates and David C. Demirjian, Ph.D. At each annual meeting of stockholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof. The authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of MediChem.

BOARD COMMITTEES

The compensation committee of the board of directors reviews and makes recommendations to the board regarding all forms of compensation provided to our executive officers and directors, including stock compensation and loans. In addition, the compensation committee reviews and makes recommendations on bonus and stock compensation arrangements for all of our employees. As part of these responsibilities, the compensation committee also administers our Incentive Compensation Plan. The current members of the compensation committee are Mr. Gates and Drs. Hansen and Wicker.

The audit committee of the board of directors reviews and monitors our corporate financial reporting and our external audits, the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal matters that have a significant impact on our financial reports. The audit committee also consults with management and our independent auditors before the presentation of financial statements to shareholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. The current members of the audit committee are Messrs. Gates, Ingersoll and Weist.


--------------------------------------------------------------------------------

Management

--------------------------------------------------------------------------------

DIRECTOR COMPENSATION

Non-employee, non-significant shareholder directors will receive $1,500 for each board or board committee meeting attended. All of our directors who are not employees or current shareholders of the company will be eligible to receive equity incentives in the form of stock option grants under our 2000 Stock Incentive Plan. On January 1, 1998, directors Darsh Wasan, Robert Weist and Larry Hansen were each granted stock options for 9,327 shares at $0.47. The options for such shares are entirely vested.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee currently consists of Mr. Gates and Drs. Hansen and Wicker. No member of the compensation committee has been an officer or employee of ours at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to the formation of the compensation committee in March 1999, the board of directors as a whole made decisions relating to compensation of our executive officers.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our certificate of incorporation and our bylaws provide that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, the certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or to our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. We have obtained insurance which insures our directors and officers against specified losses and which insures us against specific obligations to indemnify our directors and officers.

--------------------------------------------------------------------------------

Management

--------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

Summary of cash and other compensation

The following table shows all compensation paid during the year ended December 31, 1999 to our Chief Executive Officer and our four other highest-paid executive officers, collectively referred to as the named executive officers, by MedChem, Advanced Life Sciences and Sarawak MediChem Pharmaceuticals for services rendered in all capacities to MediChem and its affiliates at any time during such period. Other compensation consists of matching payments made under our 401(k) employee savings plan.

Summary compensation

-------------------------------------------------------------------------------------------
                                                             Long-term
                                Annual compensation     compensation awards
                                                                     Number of
                                                       Number of        shares
                                                          shares    underlying
                                                      underlying Advanced Life
                                                        MediChem      Sciences
                                                         options       options        Other
Name and principal position         Salary     Bonus     granted       granted Compensation
-------------------------------------------------------------------------------------------
Michael T. Flavin, Ph.D.,
 Chairman of the Board of
 Directors, President and Chief
 Executive Officer.............   $160,000 $      --          --            --       $1,600
Jeffrey A. Whitnell,
 Vice President of Finance and
 Treasurer.....................    117,116    25,347     149,244            --        1,709
John L. Flavin,
 Executive Vice President and
 Chief Operating Officer--
 MediChem; Chief Executive
 Officer--ThermoGen and
 Director......................    114,135        --     216,404         4,000        1,370
David E. Zembower, Ph.D.,
 Vice President of Operations..     78,731    22,850      27,983         4,000        1,212
Ze-Qi Xu, Ph.D.,
 Vice President of Strategic
 Drug Development..............     98,308     1,000      27,983         8,000        1,004

Options

The following table shows information regarding options granted to the executive officers listed in the summary compensation table above during the fiscal year ended December 31, 1999. We have not granted any stock appreciation rights.

Each option represents the right to purchase one share of our common stock. The options generally vest by one-third on the third, fourth and fifth anniversaries of the grant. The exercise price for options granted is equal to the fair market value of a share of common stock on the date of grant. The fair market value of our common stock on a given date is the conversion price for the convertible preferred stock sold in our most recent issuance. For stock options granted after this time, in accordance with applicable accounting standards, we have determined the fair market value of our common stock based on the estimated initial public offering price. As a result, we will record a deferred stock compensation expense for such options in an amount equal to the difference between the estimated fair market value

--------------------------------------------------------------------------------

Management

--------------------------------------------------------------------------------

on the date of grant and the initial public offering price. See "Management-- Employee benefit plans" for more details regarding these options.

The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are required by rules of the SEC and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the exercise price per share, representing the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

Option grants In last fiscal year

-------------------------------------------------------------------------------------------
                             Individual Grants of MediChem Options
                                                                             Potential
                                              % of                        Realized Value
                                             total                       at Assumed Annual
                               Number of   options  Exercise              Rates of Stock
                              securities   granted     price            Price Appreciation
                              underlying        to       per Expiration   for Option Term
Name                     options granted employees     share       date        5%       10%
-------------------------------------------------------------------------------------------
Michael T. Flavin.......              --        --        --         --        --        --
Jeffrey A. Whitnell.....         149,244     21.02%   $ 2.36 06/30/2009 $ 221,672 $ 561,760
John L. Flavin..........         216,404     30.49      2.36 06/30/2009   321,425   814,553
David E. Zembower.......          27,983      3.94      2.36 06/30/2009    41,563   105,329
Ze-Qi Xu................          27,983      3.94      2.36 06/30/2009    41,563   105,329

The following table relates to option grants by Advanced Life Sciences in the prior fiscal year to our named executive officers, in connection with services rendered to Advanced Life Sciences.

                          Individual Grants of Advanced Life Sciences
                                            Options
                                                                             Potential
                                                                          Realized Value
                                                                         at Assumed Annual
                               Number of      % of  Exercise              Rates of Stock
                              securities     total     price            Price Appreciation
                              underlying   options       per Expiration   for Option Term
Name                     options granted   granted     share       Date        5%       10%
-------------------------------------------------------------------------------------------
Michael T. Flavin.......              --        --        --         --        --        --
Jeffrey A. Whitnell.....              --        --        --         --        --        --
John L. Flavin..........           4,000      5.88%   $0.625 12/22/2009    $1,572    $3,984
David E. Zembower.......           4,000      5.88     0.625 12/22/2009     1,572     3,984
Ze-Qi Xu................           8,000     11.76     0.625 12/22/2009     3,145     7,969

The Advanced Life Sciences options reported above did not begin vesting until after December 31, 1999, and the named executive officers have not exercised any options to date.

The following table shows information as of December 31, 1999 concerning the number and value of unexercised options held by each of the executive officers listed in the summary compensation table

--------------------------------------------------------------------------------

Management

--------------------------------------------------------------------------------

above. There was no public trading market for the common stock as of December 31, 1999. Accordingly, the value of unexercised in-the-money options listed below has been calculated on the basis of an assumed initial public offering price of $8.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying such options. Options to purchase the common stock of Advanced Life Sciences were granted at fair market value at the date of issuance, December 22, 1999, and there is no reportable in-the-money value.

Aggregated option exercises in the year ended December 31, 1999 and year-end option values--MediChem

------------------------------------------------------------------------------------------------------------------
                                  Individual
                                   Grants to
                           Shares   MediChem     Number of securities                      Value of unexercised
                         acquired    Options    underlying unexercised                     in-the-money options
                             upon      Value options at December 31, 1999                  at December 31, 1999
Name                     exercise   realized   Exercisable          Unexercisable        Exercisable Unexercisable
------------------------------------------------------------------------------------------------------------------
Michael T. Flavin.......       --       $ --                   --                 31,210         $--     $ 235,011
Jeffrey A. Whitnell.....       --         --                   --                169,933          --       997,524
John L. Flavin..........       --         --                   --                241,290          --     1,418,824
David E. Zembower.......       --         --                   --                 48,522          --       316,120
Ze-Qi Xu................       --         --                   --                 50,350          --       337,423

In March 2000, Sarawak MediChem Pharmaceuticals granted the following named executive officers nonqualified stock options to purchase the number of shares set forth below, at an exercise price of $2,333.33 per share:

      John L. Flavin........................................................   5
      Ze-Qi Xu..............................................................  36

In May 2000, we granted the following named executive officers incentive stock options to purchase the number of shares of our common stock set forth below, at an exercise price of $7.61 per share:

      John L. Flavin..................................................... 27,983
      David E. Zembower..................................................  9,327
      Ze-Qi Xu...........................................................  9,327

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with each of our executive officers. The executive officers have agreed not to compete with us during their term of employment and for one year after resignation or termination. The agreements provide for the payment of salary for a maximum of 12 months after any resignation or termination if the executive fails to attain other employment as a result of the non-compete provisions.

Each of the executives has further agreed not to disclose confidential information or use such information for personal benefit, either during or after employment with us. The agreements give us full rights to any inventions of the executives made during or within 120 days after employment with us, unless the particular invention does not relate directly to our business and was not produced during company time or with company resources.

--------------------------------------------------------------------------------

Management

--------------------------------------------------------------------------------


EMPLOYEE BENEFIT PLANS

1998 Incentive Compensation Plan

Our 1998 Incentive Compensation Plan was approved by our board of directors and became effective on January 1, 1998. The maximum combined number of shares of Class B non-voting common stock for which options may be granted under the 1998 Incentive Compensation Plan is 1,977,490, which shares may be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 or nonqualified stock options. The 1998 Incentive Compensation Plan also authorizes options up to a maximum of 40,000 shares of Class C preferred stock and 40,000 shares of Class D preferred stock.

As of June 30, 2000, we had 1,932,437 options to purchase shares of Class B common stock, 24,564 options to purchase shares of Class C preferred stock and 24,564 options to purchase shares of Class D preferred stock outstanding to employees, directors and consultants under the plan. There will be no further options issued under this 1998 Incentive Compensation Plan. The compensation committee of our board administers the incentive plan. The committee has the complete discretion to make all decisions relating to the interpretation and operations of our incentive plan. The committee has the discretion to determine who will receive an award, what type of award it will be, how many shares will be covered by the award, what the vesting requirements will be, if any, and what the other features and conditions of each award will be.

2000 Stock Incentive Plan

In September 2000, the board of directors adopted the 2000 Stock Incentive Plan. The 2000 Stock Incentive Plan is designed to enhance our long-term profitability and stockholder value by aligning the interests of selected directors, officers, employees and consultants with our performance targets.

The 2000 Stock Incentive Plan is administered by the compensation committee of our board of directors, which has exclusive authority to grant awards under the 2000 Stock Incentive Plan and to make all interpretations and determinations affecting the 2000 Stock Incentive Plan. The board of directors has the sole discretion, for example, to determine the individuals to be granted awards, the type of award granted, the number of shares of common stock to be subject to each award granted, the exercise price of each award, the conditions with respect to vesting and exercisability of awards and all other conditions of any award under the 2000 Stock Incentive Plan. Following this offering, the 2000 Stock Incentive Plan provides that it will be administered by a committee consisting of at least two "outside directors" within the meaning of Code
Section 162(m).

Participation in the 2000 Stock Incentive Plan is limited to our directors, officers, employees and consultants who are selected from time to time by the board of directors or by a committee appointed by the board of directors. Awards under the 2000 Stock Incentive Plan may be in the form of incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986, non-qualified stock options which are not intended to meet the requirements of Section 422 of the Internal Revenue Code, shares of restricted stock, performance shares, or stock appreciation rights.

An aggregate of 2,500,000 shares of our common stock will be initially reserved for issuance under the 2000 Stock Incentive Plan. The aggregate number of shares of our common stock available for issuance under the 2000 Stock Incentive Plan will be increased as of the first day of each calendar year beginning on January 1, 2001, by an amount equal to 2.5% of the total number of our shares of common stock then outstanding. As of July 31, 2000, no options have been granted under such plan.


--------------------------------------------------------------------------------

Management

--------------------------------------------------------------------------------

Advanced Life Sciences and Sarawak MediChem Pharmaceuticals Stock Incentive
Plans

In addition to stock option grants and other compensation received from MediChem, certain of our employees have received stock option grants from Advanced Life Sciences and/or Sarawak MediChem Pharmaceuticals in connection with services rendered to these two affiliates of MediChem.

Under the Advanced Life Sciences Stock Incentive Plan, five of our employees have received nonqualified stock options to purchase common stock of Advanced Life Sciences. There are 80,000 shares authorized under the plan and 68,000 of such options are outstanding. The options vest ratably on a monthly basis over a period of three years and have an exercise price of $0.625 per share. Our management employees that have received stock options for services to Advanced Life Sciences are John Flavin, Ze-Qi Xu, David Zembower and Richard Wieland.

Under the Sarawak MediChem Pharmaceuticals Stock Incentive Plan, seven of our employees have received nonqualified stock options to purchase common stock of Sarawak MediChem Pharmaceuticals. There are 180 shares authorized under the plan and 178 of such options are outstanding. The options vest ratably on a monthly basis over a period of three years, and have an exercise price of $2,333.33 per share. All grants under the plan are dated March 28, 2000. Our management employees that have received stock options for services to Sarawak MediChem Pharmaceuticals are John Flavin, Ze-Qi Xu and Richard Wieland.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Related party transactions; relationship with Advanced Life Sciences

General

Prior to the consummation of this offering, we owned all of the existing preferred stock of Advanced Life Sciences, which has a par value of $2.5 million and a 7% cumulative preferred dividend. The preferred stock was issued in connection with the spin-off of Advanced Life Sciences without the payment by us of any cash consideration. Our chairman and chief executive officer, Dr. Michael T. Flavin, is the sole common stockholder of Advanced Life Sciences. In the ordinary course of business, we have routinely provided chemistry research and other project management services to Advanced Life Sciences. See "Business--Relationship with Advanced Life Sciences, Inc.--Overview" and "Management's discussion and analysis of financial condition and results of operations--Related party; discontinued operations."

Advanced Life Sciences was founded to discover, in-license and develop patented drug compounds. Like many "virtual" pharmaceutical companies, Advanced Life Sciences has no scientific staff and conducts its operations through a master service agreement with us pursuant to which we provide comprehensive project management services. The master service agreement resulted from an "arm's-length" negotiation and is on terms that are at least as favorable as the terms that could be obtained by us in comparable negotiations made on an arm's-length transaction between unaffiliated parties. All chemistry and laboratory services provided by us to Advanced Life Sciences or Sarawak MediChem Pharmaceuticals are billed at our standard rates and collected in the ordinary course consistent with any third-party customer.

SARAWAK MEDICHEM PHARMACEUTICALS SERVICES

Advanced Life Sciences has a 50% joint venture interest in Sarawak MediChem Pharmaceuticals. Sarawak MediChem Pharmaceuticals is a development stage pharmaceutical company with a current portfolio of proprietary anti-viral drugs in various stages of clinical and pre-clinical development. We provide chemistry research and various project management services to Sarawak MediChem Pharmaceuticals that are reimbursed based upon negotiated contractual rates and are recorded as contract revenue-related party. Contract revenue from Sarawak MediChem Pharmacenticals was $1,497,000 and $1,422,000 for the years ended December 31, 1998 and 1999, respectively, and $704,000 for the six month period ended June 30, 2000. See "Business--Relationship with Advanced Life Sciences, Inc.--Overview" and "Management's discussion and analysis of financial condition and results of operations--Results of operations."

ADVANCED LIFE SCIENCES SERVICES

We entered into a master service agreement with Advanced Life Sciences in March 1999. Pursuant to the agreement, we provide certain research services, laboratory analysis and/or data management services as requested by Advanced Life Sciences from time to time during the term of the agreement. The specific details of each assignment or task are separately negotiated in arm's-length negotiations and are on terms that are at least as favorable as the terms that could be obtained by us in comparable negotiations made on an arm's-length transaction between unaffiliated parties. Such amounts billed under the agreement are recorded as contract revenue-related party. Contract revenue from Advanced

--------------------------------------------------------------------------------

Related party transactions; relationship with Advanced Life Sciences

--------------------------------------------------------------------------------

Life Sciences in connection with the agreement was $773,889 from the date of the spin off to December 31, 1999, and $700,770 for the six months ended June 30, 2000. The agreement can be terminated upon 90 days' notice by either party. See "Management's discussion and analysis of financial condition and results of operations--Results of operations."

LICENSE AGREEMENTS

In addition, as a chemistry research service provider to Advanced Life Sciences, we developed the AutoOptimize(TM) and ChiralSelect(TM) technologies and received milestone payments related to their successful commercialization as well as the patent issuance for AutoOptimize(TM). Milestone payments received from Advanced Life Sciences totaled $1.4 million and $0.3 million for the year ended December 31, 1999 and the six month period ended June 30, 2000, respectively. We have the exclusive rights to use the AutoOptimize(TM) and ChiralSelect(TM) technologies pursuant to an unlimited license from Advanced Life Sciences in exchange for the payment of a royalty to Advanced Life Sciences. Our royalty payments to Advanced Life Sciences totaled $12,387 and $0 for the year ended December 31, 1999 and the six-month period ended June 30, 2000, respectively. See "Patents and proprietary rights--Platform technologies licensed from Advanced Life Sciences" and "Management's discussion and analysis of financial condition and results of operations--Results of operations" and "Business--Drug discovery platform technologies."

SERIES D PREFERRED STOCK

As of July 31, 2000, we had 400,000 shares of Class D preferred stock issued and outstanding, all of which were held by Dr. Michael Flavin, our chairman, president and chief executive officer. Our Class D preferred stock serves as a "tracking" stock tied to the performance of our non-voting $2.5 million par value, preferred stock investment in Advanced Life Sciences. Pursuant to our articles of incorporation, upon an initial public offering all of the outstanding Class D preferred stock would be redeemed in exchange for all of our preferred stock investment in Advanced Life Sciences. Given the speculative nature of early stage drug development companies, the realizable value of the $2.5 million Advanced Life Sciences preferred stock was uncertain at the time of its issuance and it has not been attributed any value in our financial statements. The terms of our Class D preferred stock are exclusively linked to the performance of the $2.5 million Advanced Life Sciences preferred stock and provide no other right to or claim upon our equity. The value of our Class D preferred stock depends exclusively on the value of the Advanced Life Sciences preferred stock, and the sole holder of Class D preferred stock has voting rights with respect to any disposition of our Advanced Life Sciences preferred stock. A class of equity that is linked to a specific asset or subsidiary is commonly referred to as a "tracking" stock.

Instead of distributing our Advanced Life Sciences preferred stock to Dr. Flavin, in June 2000 we agreed with Dr. Flavin to amend our articles of incorporation so that the outstanding Class D preferred stock would be converted into the right to receive $1.41 million of our common stock, or 176,651 shares, upon the consummation of this offering. The remaining portion of the $1.5 million value of our Class D preferred stock, approximately $90,000, less a $24,000 aggregate exercise price, will be issued to the holders of options to purchase Class D preferred stock for the redemption of such options. The number of shares of common stock we will issue will be determined by dividing $1.41 million, the net after-tax value of the Advanced Life Sciences preferred stock less the pro rata portion distributed to option holders, by the initial public offering price. As a result of our agreement with Dr. Flavin, the outstanding Class D preferred stock will be terminated as part of this offering and we will retain our $2.5 million par value, preferred stock ownership interest in Advanced Life Sciences.

--------------------------------------------------------------------------------

Related party transactions; relationship with Advanced Life Sciences

--------------------------------------------------------------------------------

SALE OF PURINE ACYCLIC NUCLEOTIDE PATENT

In October 1999, we sold our patented purine acyclic nucleotide synthesis process to Advanced Life Sciences for $400,000. This is an efficient chemical process for the development of a class of compounds termed purine acyclic nucleotides. This class of compounds exhibits potent antiviral activity, including activity against HIV and hepatitis B. Advanced Life Sciences purchased this patent to supplement its drug development portfolio. This technology is being further refined for marketing to pharmaceutical companies who are developing purine acyclic nucleotide compounds for antiviral treatments. We believe that the terms of the sale of this patent were on terms that were at least as favorable as the terms that we could have obtained in comparable negotiations made with an unaffiliated party. A senior accounting officer and principal executive officer determined the price of the patent after computing the aggregate R&D expenses incurred in connection with developing and obtaining the patent. Additional terms of the sale were determined with the advice of our outside patent counsel.

CONVERTED EMPLOYEE OPTIONS

As of June 30, 2000, we had outstanding options to purchase 24,564 shares of each of our Class C preferred stock and Class D preferred stock. In connection with this offering and our related corporate reorganization, the entire class of our Class C preferred stock will automatically convert into the right to receive $4.0 million in cash. The 24,564 options outstanding against the Class C preferred stock will convert into the right to receive a proportionate, or 5.8% in the aggregate, share in the $4.0 million cash conversion consideration. The outstanding shares of Class D preferred stock will automatically convert into the right to receive approximately $1.41 million of our common stock. The 24,564 options to purchase Class D preferred stock will convert to the right to receive approximately $90,000 cash in the aggregate, less the $24,000 aggregate exercise price, which is the option holders' proportionate interest in the $1.5 million value of the Class D preferred stock. Our Named Executive Officers hold options to purchase 6,416 shares in each of our Class C and Class D preferred stock. The following table sets forth the amount of cash that each will receive following the conversion of Class C and Class D preferred stock options.

                                                            Cash from  Cash from
                                                 Number of    Class C    Class D
Named executive officer                            options conversion conversion
--------------------------------------------------------------------------------
Michael T. Flavin, Ph.D. .......................     1,673 $15,762.05 $ 4,254.50
Jeffrey A Whitnell..............................     1,109  10,448.37   2,820.23
John L. Flavin..................................     1,334  12,568.19   3,392.41
David E. Zembower, Ph.D. .......................     1,101  10,372.99   2,799.88
Ze-Qi Xu, Ph.D. ................................     1,199  11,296.29   3,049.10
                                                     ----- ---------- ----------
     Total......................................     6,416 $60,447.89 $16,316.12

LOANS FROM DR. FLAVIN

On June 14, 1999, we issued a $3.0 million promissory note to Dr. Michael T. Flavin, our chairman, chief executive officer and president, in connection with the June 1999 venture capital investment and our issuance of preferred stock. The purpose of Dr. Flavin's loan to us was to increase our working capital during the period in which we had significant potential indemnification obligations to our venture capital investors. Such obligations arose from customary representations and warranties we made about our business to the venture capital investors in connection with their investment. We repaid the promissory note on March 24, 2000.

In March 2000, we obtained an 18-month bank construction commitment for a $12.0 million construction loan to be used for the development of our new headquarters and discovery laboratories center in Woodridge, Illinois. At the earlier of 18 months from the date of the loan or completion of construction, the loan will be refinanced through a $12.0 million commercial mortgage loan. Dr. Michael T. Flavin, our chairman, chief executive officer and president, has personally guaranteed $3.0 million of each of the mortgage loan facility and the construction commitment.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Corporate reorganization

GENERAL

We are offering shares of our common stock pursuant to this prospectus. We have granted the underwriters the right to purchase up to an additional 960,000 shares of our common stock to cover over-allotments, if any. Our net proceeds from this offering will be approximately $46.1 million, or approximately $53.3 million if the underwriters' overallotment option is exercised in full. This offering is conditioned upon completion of the merger described below. The purpose of the merger is to enable MediChem Life Sciences, Inc. to become our holding company and continue as a Delaware corporation.

THE MERGER

Before this offering, MediChem Life Sciences, will be a wholly-owned subsidiary of MCR Holdings, Inc., an Illinois corporation. Immediately prior to this offering, MCR Holdings will merge with and into MediChem Life Sciences. MediChem Life Sciences shall survive as a Delaware corporation. Following the merger, the separate corporate existence of MCR Holdings shall cease, and MediChem Life Sciences shall succeed to all the rights and obligations of MCR Holdings. At the effective time of such merger, each outstanding share of common stock of MCR Holdings automatically will convert into 18.65557 shares of common stock of MediChem Life Sciences and each outstanding share of common stock of MediChem Life Sciences held by MCR Holdings shall be cancelled. As a result of all these actions, existing MCR Holdings' stockholders automatically will become MediChem Life Sciences stockholders, and MediChem Life Sciences then will own all of the outstanding common stock of MediChem Research, Inc., ThermoGen, Inc. and Emerald BioStructurers, Inc.

Each outstanding option to purchase Class A common stock of MCR Holdings, including options assumed in connection with the acquisition of ThermoGen, shall be assumed by MediChem Life Sciences and shall be deemed to constitute an option to acquire, on the same terms and conditions applicable under any such option, the same number of shares of common stock of MediChem Life Sciences as the holder of such option would have been entitled to receive had such holder exercised such option in full immediately prior to the merger at a price per share equal to the aggregate exercise price for the shares subject to such option divided by the number of full shares of common stock of MediChem Life Sciences deemed to be purchasable pursuant to such option. In addition all options converted into the right to purchase shares of MediChem Life Services common stock will retain their original vesting schedules.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Principal stockholders

The following table sets forth certain information regarding beneficial ownership of our common stock as of June 30, 2000 and as adjusted to reflect the sale of the shares of common stock offered hereby under this prospectus by:

 .each person or group of affiliated persons who is known by us to own beneficially five percent or more of the outstanding shares of common stock;

 .each of our directors;

 .each executive officer listed in the "Summary Compensation" table above; and

 .all of our directors and executive officers as a group.

Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. The table below includes the number of shares underlying options and warrants which are exercisable within 60 days from July 31, 2000 and assumes:

 .the automatic conversion of all outstanding shares of our Class A preferred stock into 6,351,120 shares of our common stock upon the closing of this offering;

 .the conversion of all outstanding shares of our Class D preferred stock into 176,651 shares of our common stock upon the closing of this offering;

 .an 18.65557 for one split of our common stock to be effected prior to the closing of this offering; and

 .the underwriters' over allotment is not exercised.

It is therefore based on 19,019,511 shares of our Class A common stock outstanding prior to this offering and 25,419,511 shares of our common stock outstanding immediately after this offering.

                                     Shares beneficially  Shares beneficially
                                     owned prior to this   owned after this
                                        offering (1)         offering (1)
                                       Number of            Number of
                                          shares               shares
Beneficial Owner                     outstanding Percent  outstanding Percent
------------------------------------------------------------------------------
Five percent shareholders
Michael T. Flavin, Ph.D. (2)........   7,638,879   40.16%   7,638,879   30.05%

 MediChem Life Sciences, Inc.
 12305 South New Avenue
 Lemont, IL 60439
ChaseMedichem Partners, LLC
   (3)(4)(5)(6).....................   3,641,253   19.14    3,641,253   14.32
 c/o Chase Capital Partners
 Attn: Robert W. Daly
 36 Washington Street, Suite 170
 Wellesley Hills, MA 02481-1904

--------------------------------------------------------------------------------

Principal stockholders

--------------------------------------------------------------------------------

                                      Shares beneficially  Shares beneficially
                                      owned prior to this   owned after this
                                         offering (1)         offering (1)
                                        Number of            Number of
                                           shares               shares
Beneficial Owner                      outstanding Percent  outstanding Percent
-------------------------------------------------------------------------------
Peachtree Medichem Partners, LLC
   (3)(5)...........................    2,115,322   11.12%   2,115,322    8.32%
 Attn: Robert W. Daly
 36 Washington Street, Suite 170
 Wellesley Hills, MA 02481-1904

MedEquity Investors Partners, LLC
   (3)(5)...........................      382,840    2.01      382,840    1.51
 Attn: Robert W. Daly
 36 Washington Street, Suite 170
 Wellesley Hills, MA 02481-1904

Malcolm Casadaban, Ph.D. (7)........    1,580,256    8.31    1,580,256    6.22
 c/o ThermoGen, Inc.
 2225 West Harrison Street
 Chicago, IL 60615

David C. Demirjian, Ph.D. (7).......    1,855,083    9.75    1,855,083    7.30
 c/o ThermoGen, Inc.
 2225 West Harrison Street
 Chicago, IL 60612

Directors and Named Executive
   Officers
John L. Flavin......................       72,134       *       72,134       *
Darsh T. Wasan, Ph.D................        9,327       *        9,327       *
Robert D. Weist.....................        9,327       *        9,327       *
Bro. James Gaffney, FSC.............           --      --           --      --
Peter R. Gates (3)..................    6,139,416   32.28    6,139,416   24.15
Damion E. Wicker, M.D. (4)..........    3,641,253   19.14    3,641,253   14.32
W. Brett Ingersoll (4)..............    3,641,253   19.14    3,641,253   14.32
Larry C. Hansen, Ph.D...............        9,327       *        9,327       *
Jeffrey A. Whitnell.................       49,748       *       49,748       *
David E. Zembower, Ph.D.............        9,327       *        9,327       *
Ze-Qi Xu, Ph.D......................        9,327       *        9,327       *
All directors and executive officers
   as a group (17 persons)..........   17,094,260   89.20   17,094,260   66.55

--------
*Less than 1%.

--------------------------------------------------------------------------------

Principal stockholders

--------------------------------------------------------------------------------

--------
(1) "Beneficial ownership" generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Unless otherwise indicated, we believe that each holder has sole voting and investment power with regard to the equity interests listed as beneficially owned. Holders of options under our 1998 Incentive Compensation Plan are not deemed to be beneficial owners because of the vesting requirements under the plan. Such holders will not have the right to acquire voting or investment power within 60 days of the date hereof.

(2) Such shares are held by the Michael Flavin Revocable Trust of which Dr. Flavin serves as the trustee. By virtue of his position as trustee, Dr. Flavin may be deemed to be the beneficial owner of all shares held by such trust.

(3) Mr. Gates is affiliated with ChaseMedichem Partners, LLC, Peachtree Medichem Partners, LLC and MedEquity Investors Partners, LLC which following the offering are expected to beneficially own 14.32%, 8.32% and 1.51%, respectively, of the common stock of MediChem. Mr. Gates may be deemed to share indirect voting or investment power and as such, beneficially own all of the shares of common stock held by such entities. Mr. Gates disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.

(4) Dr. Wicker and Mr. Ingersoll are affiliated with a non-managing member of ChaseMedichem Partners, LLC, which following the offering is expected to beneficially own 14.32% of the common stock of MediChem. Dr. Wicker and Mr. Ingersoll may be deemed to share indirect voting or investment power and as such, beneficially own all of the shares of common stock of ChaseMedichem Partners. Dr. Wicker and Mr. Ingersoll disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest in such non-managing member of ChaseMedichem Partners.

(5) MedEquity Investors, L.L.C. is the managing member of each of ChaseMedichem Partners LLC, Peachtree Medichem Partners, LLC and MedEquity Investors Partners, LLC. Mr. Robert W. Daly is the sole manager of MedEquity Investors, L.L.C. and as such may be deemed to share voting and investment power with respect to shares owned by such entities. Mr. Daly disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.

(6) Chase Medichem is a single purpose limited liability company formed by Chase Capital Partners for its investment in MediChem.

(7) Includes 354,762 shares owned by Dr. Demirjian and 302,188 shares owned by Dr. Casadaban which are held in escrow under our merger agreement with ThermoGen. During the two-year indemnification period in connection with the merger, Drs. Demirjian and Casadaban are entitled to vote such shares and receive dividends thereon, but may not transfer or encumber such shares.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Description of capital stock

The following information describes our common stock and preferred stock, as well as options and warrants to purchase our common stock, and provisions of our certificate of incorporation and our bylaws, all as will be in effect upon the closing of this offering. This description is only a summary. You should also refer to the certificate and bylaws which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The description of the common stock and preferred stock, as well as options and warrants to purchase our common stock, reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of the certificate.

Upon completion of this offering, our authorized capital stock will consist of 100,000,000 shares of our common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

As of June 30, 2000, there were 19,019,511 shares of our common stock outstanding and held of record by 27 stockholders after giving effect to:

 .the 18.65557 for one split of our common stock;

 .the automatic conversion of all outstanding shares of our Class A preferred stock into 6,351,120 shares of our common stock; and

 .the conversion of all outstanding shares of our Class D preferred stock into 176,651 shares of our common stock.

There will be 25,419,511 shares of common stock outstanding upon the closing of this offering, which gives effect to the issuance of 6,400,000 shares of common stock offered by us under this prospectus.

Each share of common stock will have identical rights and privileges in every respect upon the closing of this offering. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our stockholders and are entitled to one vote for each share of common stock held. Subject to the prior rights and preferences, if any, applicable to shares of our preferred stock, the holders of common stock are entitled to receive such dividends, payable in cash, stock or otherwise, as may be declared by our board out of any funds legally available for the payment of dividends. If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of common stock will be entitled to receive after distribution in full of the preferential amounts, if any, to be distributed to the holders of preferred stock or any series of preferred stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of common stock have no preferences or any preemptive conversion or exchange rights.

PREFERRED STOCK

Our certificate of incorporation authorizes the issuance of 10,000,000 shares of preferred stock. Our board is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix for each series voting rights, if any, designation, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as provided in a resolution or resolutions adopted by the board. The board may authorize the issuance of shares of preferred stock

--------------------------------------------------------------------------------

Description of capital stock

--------------------------------------------------------------------------------

with terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of shares of common stock might believe to be in their best interests or in which holders of common stock might receive a premium for their shares over the then market price.

OPTIONS

As of June 30, 2000, options to purchase a total of 1,932,437 shares of our common stock were outstanding at a weighted average exercise price of $2.50. Options to purchase an additional total of 2,500,000 shares of common stock may be granted under our 2000 Stock Incentive Plan. Please see "Management-- Employee benefit plans."

WARRANTS

As of June 30, 2000, a warrant to purchase a total of 315,577 shares of our common stock, at an exercise price of $0.0005 per share, and a warrant to purchase a total of 157,788 shares of our common stock, at an exercise price of $2.60 per share, were outstanding. The warrants expire June 14, 2009 and June 14, 2004, respectively. The warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares underlying the warrants upon the occurrence of certain events, including any recapitalization, reclassifications, stock dividend, stock split, stock combination or similar transaction. The holders of the warrants are entitled to registration rights with respect to the common stock issuable upon their exercise, which are described below. All of the warrants are currently exercisable.

The warrant covering 315,577 shares of our common stock was issued to our lender in connection with our June 1999 credit facility. This warrant's terms provide the lender with the right to require us to redeem the warrant upon the occurrence of certain events. Similarly, we have the right to redeem the warrant upon certain events. The redemption price is the fair market value per share of common stock at the time of redemption. We plan to redeem this warrant with a portion of the net offering proceeds at an estimated cost of approximately $2.5 million.

REGISTRATION RIGHTS

At any time six months following the effective date of this offering, the holders of 6,351,120 shares of common stock and the holder of a warrant to purchase 157,788 shares of our common stock will be entitled to demand, under certain circumstances, the registration of their shares under the Securities Act of 1933. The common stock registration rights are held by the four private equity companies that provided financing in June, 1999. We are not required to effect more than two registrations for such holders pursuant to these demand registration rights, under certain circumstances. In addition, after the closing of this offering these holders will be entitled to piggyback registration rights with respect to the registration of their shares of common stock. If we propose to register any shares of common stock either for our account or for the account of other security holders, the holders of shares having piggyback rights are entitled to receive notice of the registration and are entitled to include their shares in the registration, subject to some limitations. These registration rights are subject to conditions and limitations, among which is the right of the underwriters of an offering to limit the number of shares of common stock held by security holders with registration rights to be included in such registration. We are generally required to bear all of the expenses of all these registrations, including the reasonable fees of a single counsel acting on behalf of all selling stockholders, except underwriting discounts and selling commissions. Registration of any of the shares of our common stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration.

--------------------------------------------------------------------------------

Description of capital stock

--------------------------------------------------------------------------------


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

We are subject to Section 203 of the Delaware General Corporation Law, or DGCL
Section 203, which regulates corporate acquisitions. DGCL Section 203 prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging, under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of DGCL Section 203, a "business combination" includes, among other things, a merger or consolidation involving us and the interested stockholder and the sale of more than ten percent (10%) of our assets. In general, DGCL Section 203 defines an "interested stockholder" as any entity or person beneficially owing 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of DGCL Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not "opted out" of the provisions of DGCL
Section 203.

Our certificate of incorporation provides that the board of directors is divided into three classes of directors, with each class serving a three year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors. The certificate of incorporation also provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. Further, certain provisions of our certificate of incorporation provide that the stockholders may amend the bylaws or certain provisions of the certificate of incorporation only by the affirmative vote of 50% of our capital stock. These provisions of the certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of us. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of MediChem. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting of stockholders may only be taken if each stockholder is given proper advance notice of the action. The bylaws further provide that special meetings of stockholders may only be called by a majority of our board of directors, the chairman of our board of directors or our president. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Shares eligible for future sale

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since no shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding an aggregate of 25,419,511 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants after June 30, 2000. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by affiliates. The remaining 19,019,511 shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, the restricted shares will be available for sale in the public market as follows:

 .no shares will be eligible for sale upon completion of this offering;

 .157,788 shares will be eligible for sale, beginning 90 days after the date of this prospectus, if an outstanding warrant to purchase such shares is exercised, subject to Rule 144 volume limitations; and

 .13,989,999 shares will be eligible for sale upon the expiration of the lock-up agreements, described below, beginning 180 days after the date of this prospectus, subject to Rule 144 volume limitations.

LOCK-UP AGREEMENTS

All of our officers, directors and some of our stockholders and option holders have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into shares or exercisable or exchangeable for shares of our common stock, for a period of at least 180 days after the date of this prospectus. Transfers or dispositions can be made sooner only with the prior written consent of UBS Warburg LLC.

RULE 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus a person or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

 .1% of the number of shares of our common stock then outstanding, which will equal approximately 254,000 shares immediately after this offering; or

 .the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to matter of sale provisions and notice requirements and to the availability of current public information about MediChem.

--------------------------------------------------------------------------------

Shares eligible for future sale

--------------------------------------------------------------------------------


RULE 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. No shares of our common stock will qualify as "144(k) shares" prior to June 14, 2001.

RULE 701

In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors, other than affiliates, who purchases or receives shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell their shares beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with its holding period requirements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Underwriting

MediChem and the underwriters for the offering named below have entered into an underwriting agreement concerning the shares being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC, Chase Securities Inc. and William Blair & Company, L.L.C. are the representatives of the underwriters.

                                                                          Number
Underwriters                                                           of Shares
--------------------------------------------------------------------------------
UBS Warburg LLC......................................................
Chase Securities Inc.................................................
William Blair & Company, L.L.C. .....................................
                                                                       ---------
  Total..............................................................  6,400,000
                                                                       =========

If the underwriters sell more than the total number of shares set forth in the table above, the underwriters have a 30-day option to buy from us up to an additional 960,000 shares at the initial public offering price less the underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up
to an additional            shares.

                                                       No Exercise Full Exercise
--------------------------------------------------------------------------------
Per share.............................................   $            $
Total.................................................   $            $

If the underwriters exercise the option in full, our total proceeds, before
expenses, will be $    . We estimate that the total expenses of the offering
payable by us, excluding underwriting discounts and commissions, will be
approximately $               .

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $          per share from the initial public offering price. Any of
these securities dealers may resell any shares purchased from the underwriters
to other brokers or dealers at a discount of up to $         per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

MediChem, our directors, officers and certain of our stockholders have agreed with the underwriters not to offer, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of our common stock or securities

--------------------------------------------------------------------------------

Underwriting

--------------------------------------------------------------------------------

convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of UBS Warburg LLC. This consent may be given at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

The underwriters have reserved for sale, at the initial public offering price, up to 320,000 shares of our common stock being offered for sale to our customers and business partners. At the discretion of our management, other parties, including our employees, may participate in the reserve shares program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares in this offering.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated by us and the representatives. The principal factors to be considered in determining the initial public offering price include:

 .the information set forth in this prospectus and otherwise available to the representatives;

 .the history and the prospects for the industry in which we compete;

 .the ability of our management;

 .our prospects for future earnings, the present state of our development, and our current financial position;

 .the general condition of the securities markets at the time of this offering; and

 .the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

--------------------------------------------------------------------------------

Underwriting

--------------------------------------------------------------------------------


These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make in respect thereof.

Legal matters

The validity of the shares of common stock offered hereby will be passed upon for MediChem by Winston & Strawn, Chicago, Illinois. Dewey Ballantine LLP, New York, New York, is acting as counsel for the underwriters in connection with various legal matters relating to the shares of common stock offered by this prospectus.

Experts

The consolidated financial statements of MCR Holdings, Inc. and subsidiary as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of ThermoGen, Inc. as of December 31, 1998 and 1999, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Emerald BioStructures, Inc. as of December 31, 1998 and 1999, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

--------------------------------------------------------------------------------

Where you can find more information

--------------------------------------------------------------------------------


You may read and copy all or any portion of the registration statement or any other information MediChem files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site (http://www.sec.gov).

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and, in accordance with those requirements, will file periodic reports, proxy statements and other information with the SEC.

This prospectus includes statistical data that were obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.

--------------------------------------------------------------------------------

                         INDEX TO FINANCIAL STATEMENTS



                                                                            Page
--------------------------------------------------------------------------------
MCR HOLDINGS, INC. AND SUBSIDIARIES
  Independent Auditors' Report.............................................  F-2
  Consolidated Balance Sheets..............................................  F-3
  Consolidated Statements of Operations....................................  F-5
  Consolidated Statements of Stockholders' Equity (Deficit)................  F-6
  Consolidated Statements of Cash Flows....................................  F-7
  Notes to Consolidated Financial Statements...............................  F-8
THERMOGEN, INC.
  Independent Auditors' Report............................................. F-27
  Balance Sheets........................................................... F-28
  Statements of Operations................................................. F-29
  Statements of Shareholders' Deficit...................................... F-30
  Statements of Cash Flows................................................. F-31
  Notes to Financial Statements............................................ F-32
EMERALD BIOSTRUCTURES, INC.
  Independent Auditors' Report............................................. F-38
  Balance Sheets........................................................... F-39
  Statement of Operations.................................................. F-40
  Statements of Stockholders' Equity (Deficit)............................. F-41
  Statements of Cash Flows................................................. F-42
  Notes to Financial Statements............................................ F-43

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

When the corporate action referred to in Note 14 of the Notes to Consolidated Financial Statements has been consummated, we will be in a position to render the following report.

                                          /s/ KPMG LLP

The Stockholders and Board of Directors
MCR Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of MCR Holdings, Inc. and subsidiaries (Company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MCR Holdings, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

February 3, 2000

Chicago, Illinois, except as to

 Note 14, which is as of ...

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------


CONSOLIDATED BALANCE SHEETS
December 31, 1998 and 1999 and June 30, 2000 (unaudited)

                                                                      Pro Forma
                                                                  Stockholders'
                                                                         equity
                                    December 31,         June 30,      June 30,
                                     1998        1999        2000          2000
-------------------------------------------------------------------------------
                                                      (unaudited)   (unaudited)
Assets
Current assets:
 Cash........................  $  171,462 $ 8,164,730 $ 1,599,754
 Accounts receivable, net of
  allowance for doubtful
  accounts of $0 at December
  31, 1998, $13,980 at
  December 31, 1999, and $0
  at June 30, 2000...........   1,738,453   2,225,706   2,547,610
 Accounts receivable--related
  party......................      30,403     620,889     811,247
 Inventory...................          --          --      17,354
 Prepaid assets..............      46,226      98,447     319,049
 Other current assets........      11,201      68,567     132,466
                               ---------- ----------- -----------
 Total current assets........   1,997,745  11,178,339   5,427,480
Property and equipment, net..   1,778,023   6,376,881   9,078,784
Other assets.................     183,894     384,760     752,628
Intangibles, net of
 accumulated amortization....          --          --  31,715,855
Goodwill, net of accumulated
 amortization................          --          --  23,646,619
                               ---------- ----------- -----------
 Total assets................  $3,959,662 $17,939,980 $70,621,366
                               ========== =========== ===========

Liabilities and Stockholders'
 Equity (Deficit)
Current liabilities:
 Revolving line of credit....  $  580,000 $        -- $        --
 Note payable to
  shareholder................          --   3,000,000          --
 Current portion of debt and
  capital lease obligations..     359,246   1,954,209     637,935
 Accounts payable............     278,650     607,711   1,364,683
 Accrued expenses............     415,519   1,162,512     947,851
 Taxes payable...............      51,393     665,827       1,135
 Unearned revenue............     686,226     396,000     316,370
                               ---------- ----------- -----------
 Total current liabilities...   2,371,034   7,786,259   3,267,974
Debt.........................     429,748   4,607,053   7,338,992
Revolving line of credit.....          --         --    1,000,000
Capital lease obligations....     125,921     307,562     236,534
Redeemable stock warrants....          --     494,295   2,399,782
Deferred taxes...............      75,281      70,588  12,710,258
                               ---------- ----------- -----------
 Total liabilities...........   3,001,984  13,265,757  26,953,540
Redeemable preferred stock:
 Class A convertible
  preferred stock, $.0005 par
  value, none authorized
  issued and outstanding at
  December 31, 1998;
  6,351,120 shares
  authorized, issued and
  outstanding at December 31,
  1999 and June 30, 2000
  (unaudited); pro forma--
  none issued and outstanding
  at June 30, 2000
  (unaudited), redemption
  value $22,499,458..........          --  13,230,000  13,884,336            --
 Class B 5% redeemable
  preferred stock, $.01 par
  value, none authorized,
  issued and outstanding at
  December 31, 1998; 1,000
  authorized, none issued and
  outstanding at December 31,
  1999 and June 30, 2000
  (unaudited); pro forma--
  none issued and outstanding
  at June 30, 2000
  (unaudited)................          --          --          --            --
 Class C convertible
  preferred stock, $.01 par
  value, none authorized,
  issued and outstanding at
  December 31, 1998; 440,000
  shares authorized, 400,000
  shares issued and
  outstanding at December 31,
  1999 and June 30, 2000
  (unaudited); pro forma--
  none issued and outstanding
  at June 30, 2000
  (unaudited)................          --       4,000       4,000            --
                               ---------- ----------- -----------    ----------
 Total redeemable preferred
  stock......................          --  13,234,000  13,888,336            --

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

                                                                     Pro Forma
                                                                 Stockholders'
                                                                        Equity
                                 December 31,          June 30,       June 30,
                                  1998        1999         2000           2000
-------------------------------------------------------------------------------
                                                    (unaudited)    (unaudited)
Stockholders' equity
 (deficit):
 Class D preferred stock,
  $.01 par value, none
  authorized, issued and
  outstanding at December
  31, 1998; 440,000 shares
  authorized, 400,000
  shares issued and
  outstanding at December
  31, 1999 and June 30,
  2000 (unaudited); pro
  forma--none issued and
  outstanding at June 30,
  2000 (unaudited).........         --       4,000        4,000             --
 Common stock, no par
  value, 7,462,228 shares
  issued and outstanding at
  December 31, 1998;
  retired in 1999..........      1,000          --           --             --
 Class A common stock,
  $.0005 par value, none
  authorized, issued and
  outstanding at December
  31, 1998; 18,655,570
  shares authorized,
  7,462,228 shares issued
  and outstanding at
  December 31, 1999 and
  12,491,740 shares issued
  and outstanding at June
  30, 2000 (unaudited); pro
  forma--none issued and
  outstanding at June 30,
  2000 (unaudited).........         --       4,000        6,695             --
 Class B common stock,
  $.0005 par value, none
  authorized issued and
  outstanding at December
  31, 1998; 1,650,234
  shares authorized, none
  issued and outstanding at
  December 31, 1999 and
  June 30, 2000
  (unaudited); pro forma--
  none issued and
  outstanding at June 30,
  2000 (unaudited).........         --          --           --             --
 Class C common stock,
  $.0005 par value, none
  authorized, issued and
  outstanding at December
  31, 1998; 315,577 shares
  authorized, none issued
  and outstanding at
  December 31, 1999 and
  June 30, 2000
  (unaudited); pro forma--
  none issued and
  outstanding at June 30,
  2000 (unaudited).........         --          --           --             --
 Preferred stock, $.01 par
  value, none authorized
  issued and outstanding at
  December 31, 1998 and
  1999, and June 30, 2000
  (unaudited); pro forma--
  10,000,000 authorized;
  none issued and
  outstanding at June 30,
  2000 (unaudited).........         --          --           --             --
 Common stock, $.01 par
  value, none authorized,
  issued and outstanding at
  December 31, 1998 and
  1999, and June 30, 2000
  (unaudited); pro forma--
  100,000,000 authorized;
  19,019,503 issued and
  outstanding at June 30,
  2000 (unaudited).........         --          --           --        190,000
 Additional paid-in
  capital..................      3,165      21,542   41,378,146     43,587,000
 Retained earnings
  (accumulated deficit)....    953,513  (8,589,319) (11,609,351)   (11,734,000)
                            ---------- -----------  -----------   -----------
 Total stockholders' equity
  (deficit)................    957,678  (8,559,777)  29,779,490     32,043,000
                            ---------- -----------  -----------   -----------
 Total liabilities and
  stockholders' equity
  (deficit)................ $3,959,662 $17,939,980   70,621,366
                            ========== ===========  ===========

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   Six-month period
                                Year ended December 31,             ended June 30,
                                 1997        1998         1999         1999         2000
-----------------------------------------------------------------------------------------
                                                                (unaudited)  (unaudited)
Contract revenues:
 Contract revenue........  $4,683,560  $7,327,261  $11,255,534   $4,834,944  $ 7,533,945
 Contract revenue--
  related party..........   1,205,948   1,497,055    2,476,829    1,202,895    1,356,485
                           ----------  ----------  -----------   ----------  -----------
 Total contract and grant
  revenues...............   5,889,508   8,824,316   13,732,363    6,037,839    8,890,430
Contract service costs:
 Contract service costs..   2,077,238   3,681,044    5,281,963    2,350,259    3,735,659
 Contract service costs--
  related party..........     450,574     466,893    1,089,960      427,255      599,407
                           ----------  ----------  -----------   ----------  -----------
 Total contract service
  costs..................   2,527,812   4,147,937    6,371,923    2,777,514    4,335,066
                           ----------  ----------  -----------   ----------  -----------
 Gross profit............   3,361,696   4,676,379    7,360,440    3,260,325    4,555,364
Milestones and
 intellectual property
 revenue.................          --          --           --           --      222,000
Milestones and
 intellectual property
 revenue--related party..          --          --    1,787,612           --      350,000
Operating expenses:
 Selling, general and
  administrative.........   2,641,414   3,621,621    6,005,993    2,716,307    4,245,278
 Depreciation and
  amortization...........     317,913     458,722      787,810      312,706      985,009
                           ----------  ----------  -----------   ----------  -----------
 Total operating
  expenses...............   2,959,327   4,080,343    6,793,803    3,029,013    5,230,287
                           ----------  ----------  -----------   ----------  -----------
 Income (loss) from
  operations.............     402,369     596,036    2,354,249      231,312     (102,923)
                           ----------  ----------  -----------   ----------  -----------
Other expense, net
 Interest expense........     101,561     124,818      587,813      132,787      427,577
 Interest income.........          --      (1,350)    (175,209)     (11,903)     (70,291)
 Other...................     (98,539)    (48,068)          --           --           --
 Increase in value of
  redeemable stock
  warrant................          --          --           --           --    1,905,487
                           ----------  ----------  -----------   ----------  -----------
 Total other expense,
  net....................       3,022      75,400      412,604      120,884    2,262,773
                           ----------  ----------  -----------   ----------  -----------
 Income (loss) before
  income taxes...........     399,347     520,636    1,941,645      110,428   (2,365,696)
Income taxes.............     132,382     200,987      871,285       57,814           --
                           ----------  ----------  -----------   ----------  -----------
 Net income (loss).......     266,965     319,649    1,070,360       52,614   (2,365,696)
 Less:
  Allocation of income to
   participating
   securities............    (103,983)   (124,503)    (282,512)      (1,072)          --
  Accretion to redemption
   value of preferred
   stock.................          --          --     (623,498)     (50,918)    (654,336)
                           ----------  ----------  -----------   ----------  -----------
 Net income (loss)
  available to common
  stockholders...........  $  162,982  $  195,146  $   164,350   $      624  $(3,020,032)
                           ==========  ==========  ===========   ==========  ===========
Per share data:
 Basic net income (loss)
  available to common
  stockholders...........  $     0.01  $     0.02  $      0.02   $       --  $     (0.36)
                           ==========  ==========  ===========   ==========  ===========
 Diluted net income
  (loss) available to
  common stockholders....  $     0.01  $     0.02  $      0.02   $       --  $     (0.36)
                           ==========  ==========  ===========   ==========  ===========
 Weighted average number
  of common shares
  outstanding--basic.....  11,696,296  11,696,296    7,462,228    7,462,228    8,291,263
 Weighted average number
  of common shares
  outstanding--diluted...  11,696,296  11,879,774    7,861,009   7,718,425     8,291,263
Pro forma per share data
 (unaudited):
 Basic net income
  (loss).................  $     0.02  $     0.02  $      0.07          --   $     (0.14)
                           ==========  ==========  ===========   ==========  ===========
 Diluted net income
  (loss).................  $     0.02  $     0.02  $      0.07          --   $     (0.14)
                           ==========  ==========  ===========   ==========  ===========
 Weighted average number
  of common shares
  outstanding--Basic.....  14,093,052  14,093,052   15,235,680   16,210,105   17,039,139
 Weighted average number
  of common shares
  outstanding--Diluted...  14,093,052  14,276,529   15,634,468   16,466,302   17,039,139

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
Years ended December 31, 1997, 1998 and 1999 and the six-month period ended June 30, 2000 (unaudited)

                                             Class  Class  Class                  Retained          Total
                            Class D              A      B      C  Additional      earnings  stockholders'
                          Preferred Common  common common common     paid-in  (accumulated         equity
                              Stock  stock   stock  stock  stock     capital      deficit)      (deficit)
----------------------------------------------------------------------------------------------------------
Balance at December 31,
 1996...................     $   -- $1,000  $   --    $--    $-- $        --  $    366,899   $    367,899
Net income..............         --     --      --     --     --          --       266,965        266,965
                             ------ ------  ------    ---    --- -----------  ------------   ------------
Balance at December 31,
 1997...................         --  1,000      --     --     --          --       633,864        634,864
Stock options granted to
 consultant.............         --     --      --     --     --       3,165            --          3,165
Net income..............         --     --      --     --     --          --       319,649        319,649
                             ------ ------  ------    ---    --- -----------  ------------   ------------
Balance at December 31,
 1998...................         --  1,000      --     --     --       3,165       953,513        957,678
Exchange of shares under
 recapitalization of
 company................      4,000 (1,000)  4,000     --     --      (3,165)  (10,007,835)   (10,004,000)
Spin-off of Advanced
 Life Sciences..........         --     --      --     --     --          --        18,141         18,141
Stock options granted to
 consultant.............         --     --      --     --     --      21,542            --         21,542
Accrection of preferred
 stock..................         --     --      --     --     --          --      (623,498)      (623,498)
Net income..............         --     --      --     --     --          --     1,070,360      1,070,360
                             ------ ------  ------    ---    --- -----------  ------------   ------------
Balance at December 31,
 1999...................      4,000     --   4,000     --     --      21,542    (8,589,319)    (8,559,777)
Accrection of preferred
 stock (unaudited)......         --     --      --     --     --          --      (654,336)      (654,336)
Stock options granted to
 consultant
 (unaudited)............         --     --      --     --     --       4,154            --          4,154
Issuance of 3,452,909
 shares of Class A
 common stock for
 Thermogen, Inc.
 purchase (unaudited)...         --     --   1,850     --     --  29,363,724            --     29,365,574
Issuance of 1,576,602
 shares of Class A
 common stock for
 Emerald BioStructures,
 Inc. purchase
 (unaudited)............         --     --     845     --     --  11,988,726            --     11,989,571
Net loss (unaudited)....         --     --      --     --     --          --    (2,365,696)    (2,365,696)
                             ------ ------  ------    ---    --- -----------  ------------   ------------
Balance at June 30, 2000
 (unaudited)............     $4,000 $   --  $6,695    $--    $-- $41,378,146  $(11,609,351)  $ 29,779,490
                             ====== ======  ======    ===    === ===========  ============   ============

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          Six-month period ended
                           Year ended December 31,               June 30,
                            1997        1998        1999     1999         2000
-----------------------------------------------------------------------------------
Cash flows from
  operating
  activities:                                             (unaudited)  (unaudited)
 Net income (loss)....  $266,965  $  319,649  $1,070,360  $    52,614  $(2,365,696)
 Adjustments to
   reconcile net
   income (loss) to
   net cash provided
   by (used in)
   operating
   activities:
  Depreciation and
    amortization......   317,913     458,722     787,810      312,706      985,009
  Bad debt expense....    23,887          --      47,707           --      (13,980)
  Non cash interest
    expenses..........        --          --      39,255           --       39,597
  Noncash compensation
    expenses..........        --       3,165      21,542           --        4,154
  Warrant
    appreciation......        --          --          --           --    1,905,487
  Changes in assets
    and liabilities:
   Accounts
     receivable.......   345,864  (1,241,827) (1,125,446)    (503,789)    (247,220)
   Prepaid and other
     current assets...    (7,078)    (32,672)   (109,587)     (87,760)    (190,358)
   Other assets.......    (3,158)   (114,827)     95,180     (218,957)    (587,416)
   Accounts payable...   (63,502)     (5,517)    310,920      379,207      207,044
   Accrued expenses...   (11,393)    385,842     627,798      161,551   (1,069,786)
   Other liabilities..    73,900     547,926    (197,699)    (248,796)    (742,677)
                        --------  ----------  ----------  -----------  -----------
     Net cash provided
       by (used in)
       operating
       activities.....   943,398     320,461   1,567,840     (153,224)  (2,075,842)
                        --------  ----------  ----------  -----------  -----------
Net cash used in
  investing
  activities:
  Capital
    expenditures......  (666,872)   (726,158) (4,224,589)  (2,856,548)  (3,021,015)
  Cost of purchased
    businesses, net of
    cash acquired.....        --          --          --           --     (336,744)
                        --------  ----------  ----------  -----------  -----------
     Net cash used in
       investing
       activities.....  (666,872)   (726,158) (4,224,589)  (2,856,548)  (3,357,759)
                        --------  ----------  ----------  -----------  -----------
Cash flows from
  financing
  activities:
 Deferred financing
   costs..............        --          --    (330,428)    (330,428)          --
 Net borrowings
   (repayments) under
   revolving line of
   credit.............  (184,656)    380,000    (580,000)    (580,000)   2,000,000
 Proceeds from
   issuance of debt to
   shareholder........        --          --   3,000,000    3,000,000           --
 Proceeds from
   issuance of loans
   payable............   862,954     232,423   6,998,000    6,998,000           --
 Repayment of notes to
   stockholders.......   (63,777)         --          --           --   (3,000,000)
 Repayments under
   loans payable......  (667,291)   (226,036)   (688,537)    (518,914)     (21,749)
 Repayment of capital
   lease obligations..   (22,736)    (47,209)   (355,520)     (32,029)    (109,626)
 Proceeds from
   issuance of
   preferred stock,
   net of issuance
   costs..............        --          --   2,606,502    2,606,502           --
                        --------  ----------  ----------  -----------  -----------
     Net cash provided
       by (used in)
       financing
       activities.....   (75,506)    339,178  10,650,017   11,143,131   (1,131,375)
                        --------  ----------  ----------  -----------  -----------
     Net increase
       (decrease) in
       cash...........   201,020     (66,519)  7,993,268    8,133,359   (6,564,976)
Cash at beginning of
  period..............    36,961     237,981     171,462      171,462    8,164,730
                        --------  ----------  ----------  -----------  -----------
Cash at end of
  period..............  $237,981  $  171,462  $8,164,730  $ 8,304,821  $ 1,599,754
                        ========  ==========  ==========  ===========  ===========
Supplemental
  disclosure of cash
  flow information:
 Interest paid........  $101,561  $  111,511  $  485,426  $    34,872  $   423,263
 Income taxes.........    73,315      55,263     233,700           --      664,692
Supplemental
  disclosure of
  noncash investing
  and financing
  activities:
 Equipment acquired
   under capital
   lease..............        --     143,432     455,006      446,235           --
 Class A convertible
   preferred stock
   issued to
   shareholder under
   equity
   recapitalization...        --          --  10,012,000   10,012,000           --
The company purchased
  all of the capital
  stock of ThermoGen
  and Emerald for
  $43,055,299.
  Liabilities were
  assumed as follows:
 Fair value of assets
   acquired...........        --          --          --           --   44,896,769
 Class A common stock
   issued for capital
   stock..............        --          --          --           --   42,718,555
 Cash paid, net.......        --          --          --           --      336,744
 Liabilities assumed..        --          --          --           --    1,841,470

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Description of Business

Originally founded in 1987, MCR Holdings, Inc. and subsidiary (the Company), provides contract chemistry research services specializing in chemical synthesis for new drug discovery and development for the global pharmaceutical, biotechnology, agricultural, chemical, and personal care industries. The Company's operations are focused on providing Conventional Synthesis, Combinatorial Chemistry, cGMP Synthesis, and Analytical Chemistry services designed to enable its customers to reduce overall drug development time and costs. The Company operates in one business segment and all of its assets are located in the United States.

On December 31, 1997, the Company's Board of Directors and Stockholders approved an amendment to the Articles of Incorporation to increase the total number of authorized shares to 1,000,000 shares, no par value, and approved a 400 to 1 stock split of outstanding common stock. The accompanying consolidated financial statements retroactively reflect the impact of the increase in the number of authorized shares and the stock split.

On January 1, 1999, the Company contributed all the net assets of its contract chemistry research services business to a wholly-owned subsidiary that assumed the name MediChem Research, Inc. and all the net assets of its proprietary drug development business, including the Company's 50% interest in Sarawak MediChem Pharmaceuticals, Inc. to a wholly-owned subsidiary, Advanced Life Sciences, Inc. In conjunction with this legal entity restructuring, the Company changed its name from MediChem Research, Inc. to MCR Holdings, Inc. The Company's 50% investment in Sarawak MediChem Pharmaceuticals has been accounted for using the equity method of accounting.

On June 14, 1999, the Company exchanged its investment in 100% of the outstanding common stock of Advanced Life Sciences for nonvoting preferred stock issued by Advanced Life Sciences effecting a spin-off of Advanced Life Sciences. No gain or loss was recognized in the accompanying consolidated statement of operations upon the spin-off of Advanced Life Sciences. The accompanying consolidated statement of stockholders' equity reflects an increase to retained earnings of $18,141 related to net liabilities of Advanced Life Sciences derecognized by the Company in the spin-off. The historical carrying value of the net liabilities recorded by the Company was used because Advanced Life Sciences was transferred to a common controlling stockholder. Subsequent to the spin-off, the Company provides services to Advanced Life Sciences under a master services agreement. See note 4--Related-party transactions.

Prior to the spin-off this stockholder owned 100% of the Company and Advanced Life Sciences, then a wholly owned subsidiary of the Company. As a result of the spin-off of Advanced Life Sciences, this stockholder became the sole common stockholder of Advanced Life Sciences. The Company holds 100% of the preferred stock of Advanced Life Sciences which was issued to the Company in exchange for common stock held at the June 14, 1999 spin-off. The Class D nonvoting preferred stock, which tracks the net realizable value of the Company's investment in Advanced Life Sciences' preferred stock, is owned by this stockholder. The common controlling stockholder's ownership of the Company was reduced from 100% ownership to approximately 60% ownership upon the issuance of the Class A convertible preferred stock which occurred concurrently with the spin-off of Advanced Life Sciences. The Company accounts for its investment in Advanced Life Sciences' preferred stock on the cost method and established its initial carrying value based upon the historical carrying value of its investment in the common stock of Advanced Life Sciences which was zero. At December 31, 1999 and March 30, 2000 the carrying value of the Company's investment in Advanced Life Sciences' preferred stock was zero.

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


In conjunction with the board of directors' authorization to reincorporate the Company in Delaware and file a registration statement with the Securities and Exchange Commission to register shares of common stock in connection with a proposed public offering, the board of directors approved a stock split of
18.65557 of outstanding capital stock to take effect upon the closing of the initial public offering. The accompanying consolidated financial statements retroactively reflect the impact of this stock split.

The Company has elected to present unaudited pro forma stockholders' equity at June 30, 2000 to reflect the impact of conversion of multiple classes of capital stock to common stock as if such conversion occurred on June 30, 2000. Additionally, the Company has elected to present unaudited pro forma per share data as if multiple classes of stock had converted to common stock at January 1, 1997.

(2) Summary of Significant Accounting Policies

Basis of Presentation
The consolidated financial statements include the accounts of MCR Holdings, Inc. and its wholly owned subsidiary MediChem Research, Inc. All intercompany balances and transactions have been eliminated in consolidation.

During 1998, the Company changed its method of computing depreciation from the double declining balance method to the straight-line method. Management believes the straight-line method of depreciation better reflects a systematic and rational method of allocating the cost of a tangible capital asset over its useful life. As permitted by generally accepted accounting principles, the Company has elected to present its consolidated financial statements on the basis the Company had depreciated its assets using the straight-line method for all periods presented.

Interim Financial Statements
The financial information as of June 30, 2000 and for the six-month periods ended June 30, 1999 and 2000 is unaudited. These interim financial statements have been prepared on substantially the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the financial information set forth therein

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment
Property and equipment are recorded at cost and are depreciated over their estimated useful lives using the straight-line method. Property and equipment under capital leases are stated at the present value of the minimum lease payments. Assets under capital leases and leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the respective leases by use of the straight-line method. Maintenance and repair costs are expensed as incurred.

Long-Lived Assets and long-lived Assets to Be disposed Of
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an assset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

-------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Deferred Financing Costs
The cost of obtaining financing through the issuance of long-term debt obligations is being amortized on the straight-line method over the term of the obligation, which is six years.

Revenue Recognition
The Company recognizes contract revenue from its negotiated rate contracts on a per diem basis as services are rendered or on the percentage of completion method based on the ratio of costs incurred to expected total costs for fixed fee contracts based upon the terms of the contract entered into. Any losses on contracts are provided for when they are determinable and estimable. Included in revenue are billings to customers for the cost of materials purchased for performance under the contract. Unearned revenue recorded on the accompanying consolidated balance sheets represents the application of SOP 81-1 to contracts for services.

The Company recognizes milestone revenue upon confirmation of achievement of a contract milestone with customers.

Intellectual property income represents revenue from the sale or licensing of intellectual property developed and maintained by the Company. Revenue is recognized based upon the legal transfer of intellectual property rights for sales transactions and as earned for licensing arrangements.

Unbilled Services and Unearned Revenue
In general, prerequisites for billings are established by contractual provisions including predetermined payment schedules, the achievement of contract milestones, or submission of appropriate billing detail. Unbilled services arise when services have been rendered but customers have not been billed. Similarly, unearned revenue represents prebillings or cash receipts for services that have not yet been rendered. Unbilled services are included in accounts receivable. Unearned revenue is recognized as revenue when services are rendered and in accordance with the provisions of contractual arrangements.

Contract Service Costs
Contract service costs consist primarily of payroll and payroll related costs, and direct material costs incurred to provide contractual services to customers.

Research and Development
Research and development costs are expensed as incurred and were approximately $209,000, $266,000, and $255,000 in 1997, 1998, and 1999, respectively.

Advertising Costs
The Company expenses all advertising costs as incurred. Advertising costs charged to operations were approximately $28,000, $80,000 and $243,000 in 1997, 1998 and 1999, respectively.

Income Taxes
The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. This method also requires the recognition of future tax benefits such as net operating loss and credit carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates

-------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Incentive Stock Plan
The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

Fair Value of Financial Instruments
The Company's financial instruments consist of cash, accounts receivable, accounts payable, accrued expenses, debt and capital lease obligations. The carrying amount of these instruments approximates their fair value.

Recent Accounting Pronouncements
In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. FAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecasted transaction, or (3) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

As amended by FAS 137, FAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. At the date of initial application, an entity shall choose to either (1) recognize as an asset or liability in the statement of financial position all embedded derivative instruments that are required to be separated from their host contracts or (2) select either January 1, 1998 or January 1, 1999 as a transition date for embedded derivatives. If the entity chooses to select a transition date, it shall recognize as separate assets and liabilities only those derivatives embedded in hybrid instruments issued, acquired, or substantively modified by the entity on or after the selected transition date. That choice is not permitted to be applied to only some of an entity's individual hybrid instruments and must be applied on an all-or-none basis.

The Company is currently evaluating the impact, if any, of adopting the provisions of FAS 133. Management does not expect the adoption of the provisions of FAS 133 (and the method of adoption) to have a material impact on the financial position or results of operations of the Company.

In March 2000, FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation and interpretation of APB Opinion No. 25 (FIN 44), was issued which provides

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

clarification of the application of APB Opinion No. 25 for certain issues. Among other issues, FIN 44 clarifies (1) the definition of an employee for purposes of applying APB Opinion No. 25, (2) the criteria for determining whether a plan qualifies as a non-compensatory plan, (3) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (4) the accounting for an exchange of stock compensation awards in a business combination.

FIN 44 is effective July 1, 2000, but certain items cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that FIN 44 covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying FIN 44 are recognized on a prospective basis from July 1, 2000.

The Company is currently evaluating the impact, if any, of adopting the provisions of FIN 44. Management does not expect adoption of the provisions of FIN 44 to have a material impact on the financial position or results of operations of the Company.

On December 3, 1999 the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB
101), which summarizes certain of the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. In general, SAB 101 provides that if a transaction is within the scope of specific authoritative literature that provides revenue recognition guidance, that literature should be applied. However, in the absence of authoritative literature addressing a specific arrangement or a specific industry, the SEC staff will consider the existing authoritative accounting standards as well as the broad revenue recognition criteria specified in the FASB's conceptual framework that contain basic guidelines for revenue recognition.

As amended by SAB 101A, the guidance contained in SAB 101 is effective for calendar year-end companies no later than the second quarter of 2000. Changes in the application of accounting principles resulting from the guidance contained in SAB 101 are reported as accounting changes in interim financial statements.

The Company is currently evaluating the impact, if any, of adopting the provisions of SAB 101 on the financial position and results of operations of the Company, which is not known at this time.

Earnings Per Share Information
A reconciliation of the numerators and the denominators of the basic and diluted per-share computations for net income follows:

                                              For the year ended December 31,
                                                           1997
                                                 Income        Shares Per Share
                                            (Numerator) (Denominator)    Amount
-------------------------------------------------------------------------------
Net income................................     $266,965
  Less allocation of income to
     participating securities.............      103,983
                                               --------
Common stock..............................                  7,462,228
  Add: conversion of participating class A
     preferred stock......................                  4,234,068
                                                           ----------
Basic EPS
  Net income available to common
     stockholders.........................      162,982    11,696,296     $0.01
                                                                          =====
Effect of Dilutive Securities
  Less dilutive effect of allocation of
     income to participating securities...        3,746
                                               --------
Diluted EPS
  Net income available to common
     stockholders + asumed conversions....      159,236    11,696,296     $0.01
                                                                          =====

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                                              For the year ended December 31,
                                                           1998
                                                 Income        Shares Per Share
                                            (Numerator) (Denominator)    Amount
-------------------------------------------------------------------------------
Net income.................................  $  319,649
  Less allocation of income to
     participating securities..............     124,503
                                             ----------
Common stock...............................                 7,462,228
  Add conversion of participating class A
     preferred stock.......................                 4,234,068
                                                           ----------
Basic EPS
  Net income available to common
     stockholders..........................  $  195,146    11,696,296     $0.02
                                                                          =====
Effect of Dilutive Securities
  Less dilutive effect of allocation of
     income to participating securities....       3,290
                                             ----------
  Class B common stock options.............                   183,478
                                                           ----------
Diluted EPS
  Net income available to common
     stockholders + assumed conversions ...     191,856    11,879,774     $0.02
                                                                          =====
                                              For the year ended December 31,
                                                           1999
                                                 Income        Shares Per Share
                                            (Numerator) (Denominator)    Amount
-------------------------------------------------------------------------------
Net income.................................  $1,070,360
  Less allocation of income to
     participating securities..............     282,512
  Less accretion to redemption value of
     preferred stock.......................     623,498
                                             ----------
Class A common stock.......................                 7,462,228
Basic EPS
  Net income available to common
     stockholders..........................  $  164,350     7,462,228     $0.02
                                                                          =====
Effect of Dilutive Securities
  Add effect of allocation of income to
    participating securities...............       1,825
                                             ----------
  Class B common stock options.............                   230,191
  Class C common stock warrants............                   168,590
                                                           ----------
Diluted EPS
  Net income available to common                                          $0.02
     stockholders + assumed conversions....     162,525     7,861,009
                                                                          =====

For purposes of calculating earnings per share, $103,983, $124,503, and $164,350 have been allocated to the Class C preferred stock for the years ended 1997, 1998, and 1999, respectively. For 1999, $118,162 has been allocated to the Class A convertible preferred stock. For purposes of calculating earnings per share these amounts have been allocated because the Class C preferred stockholder and the Class A convertible preferred stockholders participate with the common stockholders in any dividends declared by the Company. Amounts allocated are based upon the relative number of shares outstanding for each class of stock entitled to dividends to the total number of shares outstanding of all classes of stock entitled to dividends.

Warrants to purchase 157,788 shares of Class B common stock at $2.60 per share were outstanding during the second half of 1999, but were not included in the computation of earnings per share because their effect is antidilutive. The warrants, which expire on June 14, 2004, were still outstanding at December 31, 1999.

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


Options to purchase 709,844 shares of Class B common stock at $2.36 per share were outstanding during the second half of 1999, but were not included in the computation of earnings per share because their effect is antidilutive. The options, which expire on July 1, 2009, were still outstanding at December 31, 1999.

(3) Business and Credit Concentrations

In 1997, the Company had contracts with three third-party customers for amounts exceeding 10% of total revenues. Contract revenue with these customers was $1,244,000, $1,062,000, and $704,000 for the year ended December 31, 1997.

In 1998, the Company had contracts with two third-party customers for amounts exceeding 10% of total contract revenues. Contract revenue with these customers was $3,121,000 and $1,191,000 for the year ended December 31, 1998.

In 1999, the Company had contracts with two third-party customers for amounts exceeding 10% of total contract revenues. Contract revenue with these customers was $2,364,000 and $1,539,000 for the year ended December 31, 1999.

The Company's ten largest customers accounted for approximately 92%, 89% and 86% of total contract revenues in 1997, 1998 and 1999, respectively.

Conventional Synthesis services represented 63%, 67%, and 68% of the Company's total contract revenues for the years 1997, 1998 and 1999, respectively.

Combinatorial Synthesis services represented 11%, 13%, and 18% of the Company's total contract revenues for the years 1997, 1998, and 1999, respectively.

GMP Synthesis services represented 20%, 17%, and 6% of the Company's total contract revenues for the years 1997, 1998, and 1999, respectively.

The Company's exposure to credit loss is equal to its outstanding billed receivables and unbilled services balance. Management employs a specific identification methodology to provide for doubtful accounts. Credit losses have consistently been within management's expectations. Accounts receivable due from an individual third-party customer of the Company was $753,298 and $480,977 at December 31, 1998 and 1999, respectively.

(4) Related-party Transactions

The Company provides services to Sarawak MediChem Pharmaceuticals that are reimbursed based upon negotiated contractual rates. Amounts billed to Sarawak MediChem Pharmaceuticals are recorded as contract revenue-related party. Amounts due from Sarawak MediChem Pharmaceuticals were $30,403 and $114,166 at December 31, 1998 and 1999, respectively.

Subsequent to its spin-off on June 14, 1999, the Company and Advanced Life Sciences entered into a master services agreement under which the Company provides various services. Amounts billed under the agreement are recorded as contract revenue-related party. Amounts due from Advanced Life Sciences were $506,723 at December 31, 1999. Management believes it provides services under the master services agreement are on substantially the same terms as it provides services to third parties. Contract service costs--related party consist primarily of payroll and payroll related costs, and direct material costs incurred to provide contractual services to Advanced Life Sciences. No overhead or other allocated costs are allocated to contract service costs-related party.

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


At December 31, 1999, the Company owns 250,000 shares of Advanced Life Sciences' preferred stock with a carrying value of $0. The Company recorded its investment in Advanced Life Sciences' preferred stock at the carrying value of its investment in the common stock of Advanced Life Sciences. The historical carrying value of the net liabilities recorded by the Company was used because Advanced Life Sciences was transferred to a common controlling stockholder. At December 31, 1999, the common shareholder of the Company owns 100% of the 400,000 outstanding shares of common stock of Advanced Life Sciences.

On June 14, 1999, the Company issued a $3,000,000 promissory note to the common stockholder. The loan is due on January 31, 2000.

The common stockholder is a guarantor of the mortgage loan payable.

The Company has licensed technology from Advanced Life Sciences, under which the Company is committed to royalty payments ranging from 4-8% of contract revenues incorporating the licensed technology.

(5) Accounts Receivable

Accounts receivable consist of the following:

                                                                1998       1999
-------------------------------------------------------------------------------
Billed receivables....................................... $1,722,924 $2,156,579
Unbilled services........................................     15,529     83,107
Less allowance for doubtful accounts.....................         --     13,980
                                                          ---------- ----------
Accounts receivable...................................... $1,738,453 $2,225,706
                                                          ========== ==========

(6) Property and Equipment

Property and equipment consist of the following:

                                        Depreciable life       1998       1999
------------------------------------------------------------------------------
Land...................................               -- $       -- $2,233,844
Building improvements..................   10 to 20 years    357,499    357,499
Furniture and fixtures.................          7 years     79,241    101,644
Leasehold improvements.................          5 years    441,741    818,242
Lab equipment and instruments..........          5 years  1,797,868  2,316,773
Equipment under capital lease..........          5 years    261,004    692,605
Computer equipment.....................          3 years    125,163    411,535
Construction in process................               --     12,900  1,480,372
                                          -------------- ---------- ----------
                                                          3,075,416  8,412,514
Less accumulated depreciation and
   amortization........................                   1,297,393  2,035,633
                                                         ---------- ----------
Property and equipment, net............                  $1,778,023 $6,376,881
                                                         ========== ==========

(7) Debt

On June 14, 1999 the Company entered into a credit facility that provided for revolving credit loans in the aggregate amount of $15,000,000. Loans under this facility may be made for working capital purposes or acquisitions. Loans for working capital purposes are limited to $7,500,000 and loans for acquisitions are limited to the amount available under the facility less outstanding loans for working capital purposes. Loans for acquisitions are subject to mandatory repayment schedules, generally over

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

five years. The facility commitment terminates on June 14, 2001 for acquisition loans and on June 1, 2005 for working capital loans. All loans under this facility bear interest at the floating 30 day LIBOR rate plus 4.00%. The Company incurs an annual commitment fee of 0.25% on the unused portion of the facility. There were no loans outstanding under this facility at December 31, 1999.

On June 14, 1999, the Company entered into a $5,000,000 term loan note. The note bears interest at the floating 30 day LIBOR rate plus 5.25%. Interest is payable monthly. The note is secured by substantially all of the assets of the Company and is due on June 1, 2005. In conjunction with the note, the Company issued warrants to the note holder to purchase 315,577 shares of Class C common stock. The warrants have an estimated fair value of $494,295, which has been treated as a discount on the term loan note. The discount is being amortized using the effective interest method over the life of the note.

On April 21, 1999, the Company entered into a mortgage loan to purchase land in Woodridge, Illinois. The loan bears interest at the prime rate plus 0.50% and is secured by the land. Principal payments are due in quarterly installments and interest payments are due in monthly installments. The loan matures on April 21, 2000.

The Company maintained a revolving credit agreement with a bank under which there were outstanding borrowings of $580,000 at December 31, 1998. Outstanding borrowings under this agreement bear interest at the prime rate (8.0% at December 31, 1998).

The Company has entered into various installment promissory notes, which are secured by the assets of the Company.

The following is a summary of debt obligations:

                                                               December 31,
                                                                1998       1999
-------------------------------------------------------------------------------
Term loan note payable due June 1, 2005, interest at
   monthly LIBOR + 5.25%; $5,000,000 face value; net of
   unamortized discount of $455,040.......................  $     -- $4,544,960
Mortgage loan payable, due April 2000; interest at prime;
   due in quarterly principal payments of $83,280,
   interest payable monthly...............................        --  1,714,920
Note payable with monthly payments of $9,841 through April
   2000; interest at 8.75%................................   146,945    104,176
Note payable with monthly payments of $1,439; through
   October 2001; interest at 6.44%........................    44,590         --
Note payable with monthly payments of $3,581 through
   November 2001; interest at 9.25%.......................    97,142         --
Notes payable with monthly payments ranging from $143 to
   $5,105; interest ranging from 8.06% to 8.50% with
   maturity dates through November 2002 (repaid in 1999)..   264,006         --
Notes payable with monthly payments ranging from $232 to
   $1,180: interest ranging from 7.00% to 7.95% with
   maturity dates through March 2003 (repaid in 1999).....   156,048         --
                                                            -------- ----------
                                                             708,731  6,364,056
Less:
Current portion of debt...................................   278,983  1,757,003
                                                            -------- ----------
Debt, less current portion................................  $429,748 $4,607,053
                                                            ======== ==========

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


The agreements related to the term note payable and mortgage loan payable contain various financial and non-financial covenants. At December 31, 1999, the Company was in compliance with these debt covenants.

Annual maturities of debt are as follows:

                                                                            Debt
--------------------------------------------------------------------------------
      2000..........................................................  $1,757,003
      2001..........................................................      45,578
      2002..........................................................      16,516
      2003..........................................................          --
      2004..........................................................          --
                                                                      ----------
        Total.......................................................  $1,819,097
                                                                      ==========

(8) Redeemable Preferred Stock

Class A convertible preferred stock is voting, provides for non-cumulative dividends at the same rate as the classes of common stock, and has a liquidation preference upon the dissolution of the Company of a minimum of $3.54 per share plus declared but unpaid dividends. The liquidation preference is subordinated to the liquidation preference of the Class D preferred stock. The Class A convertible preferred stock is redeemable at the election of its holder for a minimum of $3.54 per share in three equal aggregate installments commencing June 14, 2005, or upon a merger, sale of substantially all of the Company's assets, or in the event of a change in control of the Company through the acquisition of a majority of the outstanding voting classes of stock by a third party. The difference between the carrying amount and the redemption amount is accreted using the effective interest method with an interest rate of 9.69%. The Class A convertible preferred stock is convertible into both Class A common stock on a one-for-one basis and Class B 5% redeemable preferred stock on a 6,351.12 for one basis at any time upon the election of its holder, and is automatically convertible into both Class A common stock and Class B 5% redeemable preferred stock upon a qualifying public offering.

Class B 5% redeemable preferred stock is nonvoting and provides for cumulative dividends of 5% on the liquidation preference amount of $7,500 per outstanding share. Except for Class D preferred stock, dividend payments or distributions may not be made on any other class of stock for the period during which Class B 5% redeemable preferred stock is outstanding. Subject to the liquidation preference of the Class D preferred stock, the Class B 5% redeemable preferred stock has a cash liquidation preference of $7,500 per share plus cumulative dividends payable. The stock is automatically redeemable at the liquidation preference amount of $7,500 per share plus cumulative dividends payable in the event of a qualifying public offering, and is redeemable at the election of its holders in three equal aggregate installments commencing June 14, 2005, or upon a merger, sale of substantially all of the Company's assets, or in the event of a change in control of the Company through the acquisition of a majority of the outstanding voting classes of stock by a third party.

Class C preferred stock is nonvoting, provides for non-cumulative dividends at the same rate as the classes of common stock, and is convertible to Class A common stock upon dissolution of the Company, a qualifying public offering, a merger, sale of substantially all of the Company's assets, or in the event of a change in control of the Company through the acquisition of a majority of the outstanding voting classes of stock by a third party. The number of Class A shares to be received in

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

conversion is determined by the internal rate of return achieved by the holder of the Class A convertible preferred stock. In the event of conversion to Class A common stock as a result of a qualifying public offering, the Company shall redeem Class A common shares issued to the Class C preferred stockholders at the initial qualifying public offering price. In the event the Class C preferred stock is not converted to Class A common stock prior to dissolution, the stock bears a liquidation preference of $1.

On December 27, 1999, the Company amended its Articles of Incorporation to increase the authorized shares of Class C preferred stock to 440,000 shares with a $.01 par value, and approved a 400 for 1 stock split for outstanding Class C preferred shares. The accompanying consolidated financial statements retroactively reflect the stock split.

(9) Stockholders' Equity

On June 14, 1999, the Company effected a recapitalization by retiring the previously issued and outstanding common stock and issuing 4,234,068 shares of Class A convertible preferred stock, 1,000 shares of Class C preferred stock, 400,000 shares of Class D preferred stock, and 7,462,228 shares of Class A common stock to its shareholder. Classes of newly authorized Company stock include: Class A convertible preferred stock, Class B 5% redeemable preferred stock, Class C preferred stock, Class D preferred stock, Class A common stock, Class B common stock, and Class C common stock. Except for the Class A convertible preferred stock, the carryover basis of the common stock retired in the recapitalization was used in recording the carrying values of the newly issued classes of stock. The Class A convertible preferred stock was recorded at its initial carrying value based upon its fair value. The Class A convertible preferred stock carrying value will be accreted using the effective interest method to the stated redemption value of $3.54 per share.

Class D preferred stock is nonvoting, but provides for the right of approval with respect to any action taken affecting the Company's investment in the preferred stock of Advanced Life Sciences and any amendment to the Articles of Incorporation that would adversely or disproportionately affect the rights of the Class D preferred stock. The Class D preferred stock tracks the Company's investment in the preferred stock of Advanced Life Sciences to segregate the risks and rewards of ownership of the preferred stock of Advanced Life Sciences and attribute those risks and rewards to the Class D preferred stockholder. The Class D preferred stockholder is also the common shareholder of Advanced Life Sciences. The Company does not allocate any common or overhead costs, in determining the underlying value of its investment in the preferred stock of Advanced Life Sciences. At December 31, 1999 the carrying value of the investment in preferred stock of Advanced Life Sciences was zero. Non-cumulative dividends are paid only in the event of a distribution or dividend on Advanced Life Sciences preferred stock. In the event of sale or disposition of the Company's investment in the preferred stock of Advanced Life Sciences, the Class D preferred stock is mandatorily redeemable for the net realizable value of the Advanced Life Sciences preferred stock. The Company may, at its option, redeem the Class D preferred stock upon a public offering, merger, sale of substantially all of the Company's assets, or in the event of a change in control of the Company through the acquisition of a majority of the outstanding voting classes of stock by a third party by distributing its investment in the preferred stock of Advanced Life Sciences, net of taxes. In the event of dissolution of the Company, the Class D preferred stock has a liquidation preference equal to the net realizable value of the Company's investment in the preferred stock of Advanced Life Sciences.

Class A common stock is voting and provides for non-cumulative dividends.

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


Class B common stock is nonvoting, provides for non-cumulative dividends and is automatically convertible into Class A common stock on a one-for-one basis at the time of a public offering.

Class C common stock is nonvoting, provides for non-cumulative dividends and is convertible into Class A common stock on a one-for-one basis any time at the election of its holder.

With respect to Class A, B, and C common stock, the Board of Directors of the Company may not discriminate among the classes of common stock with respect to declaration of dividends and other distributions. Accordingly, all outstanding shares of each class of common stock are treated in the same manner with respect to dividend payments and other distributions.

On June 14, 1999, the Company effected a private placement of 2,117,052 shares of Class A convertible preferred stock for $5,000,000 which bears a liquidation preference and redemption value of $3.54 per share. Together with the 4,234,068 shares issued in the recapitalization, the aggregate redemption value of outstanding Class A convertible preferred stock is $22,499,458. The difference between the stock's initial carrying value and its redemption value will be accreted over the period to redemption using the effective interest method such that the carrying value of the Class A convertible preferred stock will be its redemption value at June 14, 2005.

The Company issued immediately exercisable warrants to the placement agent for the private placement of the Class A convertible preferred stock to purchase 157,788 shares of Class B common stock at an exercise price of $2.60 per share. The fair value of these warrants have been recorded as offering costs. In the event the Company sells shares of Class A common stock in a public offering, the warrants are exercisable for shares of Class A common stock. The warrants expire on June 14, 2004.

(10) Incentive Stock Plan

Effective January 1, 1998, the Company's Board of Directors and stockholders adopted and approved the Company's Incentive Compensation Plan (the Plan). The Plan provides for the grant of stock options and the award of restricted stock to selected officers, directors, consultants, and employees of the Company and other eligible persons. A total of 746,222 shares of common stock were reserved for issuance under the Plan. Options are granted at estimated fair value as determined by the Board of Directors and expire 10 years from the date of grant. Vesting periods of option grants are determined by the Board of Directors at the time of grant. Awards of restricted stock are subject to certain terms, conditions, restrictions, and limitations as determined by the Board of Directors. Options granted through June 30, 1999 under the Plan provided for graduated vesting whereby options vest in 33% increments on the third, fourth, and fifth anniversary of the date of grant.

Options outstanding at the recapitalization date were modified to maintain the option holder's economic position after the recapitalization. Options on a share of common stock were modified to represent the right to purchase one share of Class B common stock, one share of Class C preferred stock, and one share of Class D preferred stock. Exercise of the option on Class B common stock and Class C preferred stock must be effected concurrently. Other than proportionally modifying the exercise price to maintain the economic position of the option holders, terms of the original grant remain the same. No compensation expense was recorded by the Company as a result of the option modifications.

Effective January 1, 1999, the Plan was amended to change its name to the MCR Holdings, Inc. Incentive Compensation Plan, and on July 1, 1999, the Board of Directors reserved an additional 746,222 shares of Class B common stock and authorized the issuance of additional stock option grants

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

to management, employees, and directors and certain consultants under the provisions of the Plan. Options were granted at their estimated fair value and expire ten years from the date of grant. The options granted to management, directors, and consultants provide for graduated vesting, whereby options vest in 33% increments on the first, second, and third anniversary. The options granted to employees provide for graduated vesting, whereby options vest in 33% increments on the fourth, fifth and sixth anniversary of the date of grant.

At December 31, 1999, 80,000 shares have been reserved for issuance under the Plan.

Stock option activity is as follows:

                                                                        Weighted
                                                                         average
                                                                        exercise
Options                                                          Shares    price
--------------------------------------------------------------------------------
Outstanding at December 31, 1997............................         --    $  --
  Granted...................................................    497,488     0.53
  Exercised.................................................         --       --
  Terminated................................................     46,769     0.53
                                                              =========    =====
Outstanding at December 31, 1998............................    450,719     0.53
  Granted...................................................    755,961     2.25
  Exercised.................................................         --       --
  Terminated................................................     34,084     0.61
                                                              =========    =====
Outstanding at December 31, 1999............................  1,172,596    $1.64
                                                              =========    =====

The weighted average minimum value of options granted during the years ended December 31, 1998 and 1999 were $0.13 and $0.37, respectively.

The minimum value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions: no dividend yield, no volatility, risk-free interest rate of 4.64%, and expected lives of 6 years for 1998 option grants and no dividend yield, no volatility, risk-free interest rate of 5.93%, and expected lives of between 3 and 5 years for 1999 option grants.

The following table summarizes stock options outstanding at December 31, 1999:

                       Options outstanding                    Options exercisable
               Number Weighted average                          Number
Exercise  outstanding        remaining Weighted average exercisable at Weighted average
prices    at 12/31/99 contractual life   exercise price       12/31/99   exercise price
---------------------------------------------------------------------------------------
$0.53         462,752        8.0 years            $0.53             --               --
$2.36         709,844        9.5 years            $2.36             --               --

Of the 462,752 options with an exercise price of $0.53, 450,718 options represent the right to acquire one share of Class B common stock, Class C preferred stock, and Class D preferred stock. The exercise price of $0.53 represents the combined exercise price for all classes of stock. All other stock options outstanding represent the right to acquire one share of Class B common stock.

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


The Company applies Accounting Principles Board (APB) Opinion 25 and related interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized for the Plan.

Had compensation cost for the Company's Plan been determined based on FASB Statement No. 123, the Company's net income available to common stockholders for the years ended December 31, 1998 and 1999 would have been the pro forma amounts indicated below:

                                                                  1998     1999
-------------------------------------------------------------------------------
Net income available to common stockholders:
 As reported................................................. $195,146 $164,350
 Pro forma...................................................  183,086  100,435
Basic earnings per share:
 As reported................................................. $   0.02 $   0.02
 Pro forma................................................... $   0.02 $   0.01
Diluted earnings per share:
 As reported................................................. $   0.02 $   0.02
 Pro forma................................................... $   0.02 $   0.01

(11) Income Taxes

Income tax expense for the years ended December 31, 1997, 1998 and 1999 consists of:

                                                        1997     1998      1999
--------------------------------------------------------------------------------
Current:
 Federal..........................................  $ 54,102 $176,283  $716,079
 State............................................    13,943   40,829   168,580
 Foreign..........................................       288       --        --
                                                    -------- --------  --------
                                                      68,333  217,112   884,659
                                                    -------- --------  --------
Deferred:
 Federal..........................................    52,071  (13,055)  (11,005)
 State............................................    11,978   (3,070)   (2,369)
                                                    -------- --------  --------
                                                      64,049  (16,125)  (13,374)
                                                    -------- --------  --------
  Total...........................................  $132,382 $200,987  $871,285
                                                    ======== ========  ========

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


The difference between the U.S. Federal income tax rate of 34% for the years ended December 31, 1997, 1998 and 1999 and the actual effective tax rates on earnings from continuing operations for the same periods resulted from the following:

                                                               1997  1998  1999
--------------------------------------------------------------------------------
U.S. Federal income tax rate.................................  34.0% 34.0% 34.0%
Increase (decrease) in income taxes resulting from:
 Nondeductible patent costs..................................   2.6    --    --
 State income taxes, net of U.S. Federal tax benefit.........   4.4   4.8   5.6
 Valuation of temporary differences..........................  (2.6) (4.0)   --
 Benefit from the use of graduated federal tax rates.........  (0.6)   --    --
 Other, net..................................................  (3.6)  3.8   4.8
                                                               ----  ----  ----
  Effective tax rate.........................................  34.2% 38.6% 44.4%
                                                               ====  ====  ====

The tax effects of temporary differences attributable to continuing operations that give rise to significant portions of the deferred tax assets and liability as of December 31, are presented below:

                                                                 1998      1999
--------------------------------------------------------------------------------
Deferred tax assets:
 Foreign tax credit carryforwards........................... $ 63,263  $ 63,041
 Accrued vacation...........................................    3,364    12,045
                                                             --------  --------
                                                               66,627    75,086
Valuation allowance.........................................  (63,263)  (63,041)
                                                             --------  --------
Deferred tax assets.........................................    3,364    12,045
 Deferred tax liability--property and equipment.............  (75,281)  (70,588)
                                                             --------  --------
 Net deferred tax liability................................. $(71,917) $(58,543)
                                                             ========  ========

The valuation allowance for deferred tax assets as of December 31, 1998 and 1999 was $63,263 and $63,041, respectively. The net change in the total valuation allowance for the years ended December 31, 1998 and 1999 was a decrease of $21,091 and $222, respectively. The foreign tax credit carryforwards expire through 2000. The tax benefit of these carryforwards may be subject to limitations imposed by the Internal Revenue Code. Accordingly, due to the uncertainty of the realization of these carryforwards, the Company has established a corresponding valuation allowance.

Based on the Company's current and historical pre-tax earnings, management believes it is more likely than not that the Company will realize the benefit of the existing deferred tax assets at December 31, 1999. Management believes the existing net deductible temporary differences will reverse during periods in which the Company will generate taxable income, however, there can be no assurances that the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning or other strategies could be implemented, if necessary, to supplement income from operations to fully realize recorded tax benefits.

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


(12) Benefit Plan

The Company sponsors a contributory savings and investment 401(k) plan in which employees meeting minimum service requirements are eligible to participate. Participants may contribute up to 15% of their compensation. For participant contributions on the first 6% of compensation, the Company contributed an amount equal to 10%, 20% and 20% of those contributions in 1997, 1998 and 1999, respectively. The Company's contributions to the plan were $27,804, $42,709, and $81,762 in 1997, 1998 and 1999, respectively.

(13) Commitments

(a) Leases
The Company leases facilities under four operating leases that expire at various dates through September 2003. In addition, the Company is obligated under various capital leases for certain equipment.

Minimum annual payments under operating leases and the present value of minimum capital lease payments as of December 31, 1999 are as follows:

                                                                         Capital
                                                                           lease
                                                    Operating Leases obligations
--------------------------------------------------------------------------------
Year ending December 31,
 2000.............................................        $  547,110    $236,478
 2001.............................................           354,731     214,856
 2002.............................................           311,224     104,414
 2003.............................................           219,600      38,345
 2004.............................................                --       2,850
                                                          ----------    --------
  Total...........................................        $1,432,665     596,943
                                                          ==========
 Less amount representing interest................                        92,175
                                                                        --------
 Present value of net minimum lease payments......                      $504,768
                                                                        ========

Rent expense under operating leases amounted to $278,725, $348,390, and $562,009 in 1997, 1998 and 1999, respectively.

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


The following is a summary of capital lease obligations.

                                                                December 31,
                                                                  1998     1999
-------------------------------------------------------------------------------
Capital lease obligation with monthly payments of $526
   through April 2002; imputed interest rate of 6%........... $     -- $  8,928
Capital lease obligation with monthly payments of $1,132
   through February 2004; imputed interest rate of 11%.......       --   24,287
Capital lease obligation with monthly payments of $917
   through February 2004; imputed interest rate of 9%........       --   38,501
Capital lease obligation with monthly payments of $6,836
   through June 2003; imputed interest rate of 9%............       --  231,363
Capital lease obligation with monthly payments of $2,864
   through April 2002; imputed interest rate of 11%..........       --   69,817
Capital lease obligation with monthly payments of $294
   through December 2002; imputed interest rate of 6%........       --    5,028
Capital lease obligation with monthly payments of $2,985
   through September 2001; imputed interest rate of 10.65%...   85,065   54,523
Capital lease obligation with monthly payments of $428
   through May 2000; imputed interest rate of 8.52%..........    6,456    1,666
Capital lease obligation with monthly payments of $481
   through June 2000; imputed interest rate of 13.44%........    7,802    2,360
Capital lease obligation with monthly payments of $572
   through July 2000; imputed interest rate of 13.32%........    9,753    3,344
Capital lease obligation with monthly payments of $3,026
   through June 2001; imputed interest rate of 11.00%........   78,832   54,571
Capital lease obligation with monthly payments of $486
   through August 2000; imputed interest rate of 21.00%......    8,144    3,233
Capital lease obligation with monthly payments of $361
   through November 2001; imputed interest rate of 15.00%....   10,132    7,147
                                                              -------- --------
                                                               206,184  504,768
Less:
 Current portion of capital leases...........................   80,263  197,206
                                                              -------- --------
 Capital lease obligations, less current portion............. $125,921 $307,562
                                                              ======== ========

(b) Land and Building
On April 21, 1999, the Company purchased a 14-acre parcel in an industrial park located in Woodridge, IL. The land will be used to construct a 100,000 square foot facility that will house the Company's corporate offices and laboratories. On September 3, 1999, the Company executed a letter of intent authorizing its general contractor to excavate and prepare land for the construction. Authorized expenditures under this letter total $1,063,000, of which $673,000 was incurred in 1999.

(c) Royalties
On July 1, 1999, the Company licensed certain technology from Advanced Life Sciences. Under the license, the Company is committed to royalty payments in the amount of 8% of the Company's contract revenues incorporating the licensed technology. Royalty payments under the license amounted to $12,387 for the year ended December 31, 1999 and are netted against milestone and intellectual property revenue in the accompanying consolidated statement of operations.

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


On August 31, 1999, the Company sublicensed certain technology from a third party and Advanced Life Sciences. Under the license, the Company is committed to make royalty payments in amounts ranging from 8-10% of the Company's contract revenues of the licensed technology. No royalty payments were made under the license for the year ended December 31, 1999.

(d) Redeemable Stock Warrants
In conjunction with debt financing, the Company issued immediately exercisable warrants to a financial institution for the purchase of 315,577 shares of Class C common stock at an exercise price of $.0005 per share. The exercise price of the warrants and the number of shares issuable under the warrants may be adjusted from time to time in accordance with anti-dilution and adjustment provisions of the warrant agreement. The holder of the warrants can require their redemption after repayment of all amounts borrowed by the Company under the term loan note and the line of credit facility, a public offering or at anytime after June 14, 2004 at an amount equivalent to the per share fair value of the Class C common stock less the exercise price at the date of redemption. The Company may elect to redeem the warrants at the earliest of the following:
(1) June 14, 2005; (2) twelve months from the date all amounts borrowed under the term loan note and the credit facility are repaid; or (3) the closing date of a public offering in which shares are sold for a minimum of $3.00 per share and the net proceeds from the offering exceeds $25,000,000. The redemption price is 110% of the per share fair value of the Class C common stock less the exercise price at the date of redemption except in the case of a redemption upon a public offering, in which case the redemption price is 100% of the per share fair value of the Class C common stock less the exercise price at the date of redemption. Since the holder of these warrants can require their redemption, the warrants have been classified as liability in the accompanying consolidated balance sheet. At December 31, 1999, the fair value of the warrants issued was estimated to be $494,295.

June 30, 2000 (unaudited)--For the six-month period ended June 30, 2000 the Company recognized expense of $1,905,487 related to adjustment of its redeemable stock warrants to their estimated fair value at June 30, 2000.

(14) Initial Public Offering

On June 1, 2000, in conjunction with the board of directors authorization to reincorporate the Company in Delaware and file a registration statement with the Securities and Exchange Commission to register shares of common stock in connection with a proposed initial public offering, the board of directors approved a stock split of 18.65557 of outstanding capital stock to take effect upon the closing of the initial public offering. If the offering contemplated by this prospectus is consummated, the Company's redeemable stock warrants, classes of redeemable preferred stock, preferred stock, and common stock will be either redeemed with the proceeds from the offering or converted into a single class of common stock.

(15) Subsequent Events--(unaudited)

On March 9, 2000, the Company obtained a bank commitment for a $12,000,000 construction loan to be used for the construction of the Woodridge facility. The Company is required to pay for the first $5,500,000 of construction costs before it is eligible to draw on the construction loan. The loan bears a commitment fee of $120,000 and interest is payable monthly at the floating prime rate. At the earlier of eighteen months from the date of the loan or completion of construction, the loan will be refinanced

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

through a $12,000,000 commercial mortgage loan. The commercial mortgage loan bears a commitment fee of $60,000 and will carry interest at the then prevailing rate plus 2.25%. The term of the commercial mortgage loan is five years with monthly principal and interest payments due; the last payment will include a balloon payment based upon a 20-year amortization of the principal balance. Both the construction loan and the commercial mortgage loan are subject to certain financial and nonfinancial covenants. $3,000,000 of the construction loan is guaranteed by the Company's Chief Executive Officer. $3,000,000 of the commercial mortgage loan will also be guaranteed by the Company's Chief Executive Officer. This guarantee will be reduced by $500,000 each year of the commercial mortgage loan is outstanding.

On May 31, 2000, the Company acquired all of the outstanding common stock of ThermoGen, Inc. Under the terms of the merger agreement, the Company issued 3,452,909 shares of Class A common stock in exchange for the issued and outstanding shares of ThermoGen Inc.'s common stock which shall be accounted for as a purchase. As additional consideration, outstanding stock options of ThermoGen, Inc. were converted into options to purchase 475,455 shares of Class B common stock of the Company. The total purchase price of ThermoGen was $29,730,000 which has been allocated to the fair values of assets acquired and liabilities assumed as follows: patents--$6,886,000; trade name--$3,057,000; contracts and customer base--$15,629,000; net liabilities assumed--$1,365,000; and goodwill--$15,622,000. Included in goodwill is approximately $10,101,000 related to the establishment of deferred tax liabilities in conjunction with the purchase.

On May 31, 2000, the Company acquired all of the outstanding common stock of Emerald BioStructures, Inc. Under the stock purchase agreement, the Company issued 1,576,602 shares of Class A common stock in exchange for all of the outstanding common stock of Emerald BioStructures, Inc which shall be accounted for as a purchase. The total purchase price of Emerald BioStructures was $12,044,000 which has been allocated to the fair values of assets acquired and liabilities assumed as follows: patents $1,098,000; trade name--$599,000; contracts and customer base--$4,437,000; proprietary technology--$289,000; net assets assumed--$1,000; and goodwill--$8,157,000. Included in goodwill is approximately $2,537,000 related to the establishment of deferred tax liabilities in conjunction with the purchase.

The estimated fair value of the Class A common stock issued in connection with the purchase business combinations of ThermoGen, Inc. and Emerald
BioStructures, Inc. was determined using accepted valuation techniques performed by a qualified third-party.

--------------------------------------------------------------------------------

THERMOGEN, INC.

--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

The Board of Directors
ThermoGen, Inc.:

We have audited the accompanying balance sheets of ThermoGen, Inc. (the Company) as of December 31, 1998 and 1999, and the related statements of operations, shareholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ThermoGen, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ KPMG LLP

March 21, 2000
Chicago, Illinois

--------------------------------------------------------------------------------

THERMOGEN, INC.

--------------------------------------------------------------------------------

BALANCE SHEETS
December 31, 1998 and 1999 and March 31, 2000 (unaudited)

                                                December 31,         March 31,
                                                  1998       1999         2000
-------------------------------------------------------------------------------
                                                                   (unaudited)
Assets
Current assets:
 Cash......................................  $      --  $  68,237  $        --
 Accounts receivable.......................     65,044      9,070       84,212
 Grants receivable.........................     56,549     54,818       21,519
 Inventory.................................      3,694         --           --
                                             ---------  ---------  -----------
  Total current assets.....................    125,287    132,125      105,731
Equipment, net.............................     67,832     52,321       49,310
                                             ---------  ---------  -----------
Other assets...............................     11,299     10,899       10,899
                                             ---------  ---------  -----------
  Total assets.............................  $ 204,418  $ 195,345  $   165,940
                                             =========  =========  ===========
Liabilities and Shareholders' Deficit
Current liabilities:
 Current installment of notes payable......  $  39,846  $  15,991  $   150,442
 Due to shareholders.......................         --         --      351,155
 Bank overdraft............................         --         --       10,409
 Accounts payable..........................    233,697    206,675      486,843
 Accrued payroll...........................     95,504     85,980      141,154
 Accrued interest..........................      2,802         --       57,904
 Contract advance..........................         --         --      100,000
 Deferred revenue..........................         --     40,000       40,000
                                             ---------  ---------  -----------
  Total current liabilities................    371,849    348,646    1,337,907
Accrued interest...........................     42,337     54,066           --
Due to shareholders........................    303,033    341,065           --
Notes payable..............................     75,000    139,451           --
                                             ---------  ---------  -----------
  Total liabilities........................    792,219    883,228    1,337,907
                                             ---------  ---------  -----------

Shareholders' deficit:
 Class A common stock; no par; 3,500,000
    shares authorized, issued, and
    outstanding at December 31, 1998 and
    1999 and March 31, 2000 (unaudited)....      4,000      4,000        4,000
 Class B, non-voting common stock; no par;
    500,000 shares authorized; none issued
    and outstanding at December 31, 1998
    and 1999 and March 31, 2000
    (unaudited)............................         --         --           --
 Additional paid-in capital................      3,850      3,850        3,850
 Accumulated deficit.......................   (595,651)  (695,733)  (1,179,817)
                                             ---------  ---------  -----------
  Total shareholders' deficit..............   (587,801)  (687,883)  (1,171,967)
                                             ---------  ---------  -----------
  Total liabilities and shareholders'
     deficit...............................  $ 204,418  $ 195,345  $   165,940
                                             =========  =========  ===========

See accompanying notes to financial statements.

--------------------------------------------------------------------------------

THERMOGEN, INC.

--------------------------------------------------------------------------------

STATEMENTS OF OPERATIONS

                               Year ended December      Three-month period
                                       31,                ended March 31,
                                    1998        1999         1999         2000
-------------------------------------------------------------------------------
                                                      (unaudited)  (unaudited)
Revenues and sales:
 SBIR grant revenue.........  $  435,872  $  430,925     $250,329    $  91,811
 STTR contract revenue......     276,924      64,489       81,826           --
 Contract revenue...........   1,016,939   1,520,792      367,385      343,268
 Product sales..............      29,974      51,126        4,503        3,104
                              ----------  ----------     --------    ---------
  Total revenues and sales..   1,759,709   2,067,332      704,043      438,183
                              ----------  ----------     --------    ---------
Operating costs:
 Costs reimbursed under SBIR
    grants..................     435,872     430,925      250,329       91,811
 Costs reimbursed under STTR
    contracts...............     276,924      64,489       81,826           --
 Professional compensation
    costs...................     388,058     584,439       65,722      272,054
 Material costs.............      38,595     116,088       19,445       29,145
 General and
    administrative..........     838,980     933,949      191,849      515,329
 Gain on disposal of
    equipment...............     (35,873)         --           --           --
                              ----------  ----------     --------    ---------
  Total operating costs.....   1,942,556   2,129,890      609,171      908,339
                              ----------  ----------     --------    ---------
  Income (loss) from
     operations.............    (182,847)    (62,558)      94,872     (470,156)
                              ----------  ----------     --------    ---------
Non operating expense--
   interest expense.........     (43,000)    (57,524)     (12,556)     (13,928)
                              ----------  ----------     --------    ---------
  Net loss before
     extraordinary item.....    (225,847)   (120,082)      82,316     (484,084)
                              ----------  ----------     --------    ---------
Extraordinary item--
   extinguishment of
   accounts payable.........          --      20,000       20,000           --
                              ----------  ----------     --------    ---------
  Net income (loss).........  $ (225,847) $ (100,082)    $102,316    $(484,084)
                              ==========  ==========     ========    =========

See accompanying notes to financial statements.

--------------------------------------------------------------------------------

THERMOGEN, INC.

--------------------------------------------------------------------------------

STATEMENTS OF SHAREHOLDERS' DEFICIT
Years ended December 31, 1998 and 1999 and three-month period ended March 31, 2000 (unaudited)

                             Class A         Class B    Additional                      Total
                           common stock   common stock     paid-in Accumulated  shareholders'
                          Shares   Amount Shares Amount    capital     deficit        deficit
----------------------------------------------------------------------------------------------
Balance at December 31,
   1997................. 3,500,000 $4,000     --    $--     $3,850 $  (369,804)   $  (361,954)
Net loss................        --     --     --     --         --    (225,847)      (225,847)
                         --------- ------    ---    ---     ------ -----------    -----------
Balance at December 31,
   1998................. 3,500,000  4,000     --     --      3,850    (595,651)      (587,801)
Net loss................        --     --     --     --         --    (100,082)      (100,082)
                         --------- ------    ---    ---     ------ -----------    -----------
Balance at December 31,
   1999................. 3,500,000  4,000     --     --      3,850    (695,733)      (687,883)
Net loss (unaudited)....        --     --     --     --         --    (484,084)      (484,084)
                         --------- ------    ---    ---     ------ -----------    -----------
Balance at March 31,
   2000 (unaudited)..... 3,500,000 $4,000     --    $--     $3,850 $(1,179,817)   $(1,171,967)
                         ========= ======    ===    ===     ====== ===========    ===========

See accompanying notes to financial statements.

--------------------------------------------------------------------------------

THERMOGEN, INC.

--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS

                                                        Three-month period
                            Year ended December 31,       ended March 31,
                                   1998         1999         1999         2000
-------------------------------------------------------------------------------
                                                      (unaudited)  (unaudited)
Cash flows from operating
   activities:
Net income (loss).........  $  (225,847) $  (100,082)    $102,316    $(484,084)
Adjustments to reconcile
   net income (loss) to
   net cash provided by
   (used in) operating
   activities:
 Depreciation.............       12,193       17,760        4,427        4,411
 Gain on disposal of
    equipment.............      (35,873)          --           --           --
 Gain on extinguishment of
    accounts payable......           --      (20,000)     (20,000)          --
 Changes in assets and
    liabilities:
  Accounts receivable.....       20,810       55,974       33,544      (75,142)
  Grants receivable.......      (28,179)       1,731      (20,662)      33,299
  Inventory...............          883        3,694        3,694           --
  Other assets............      (11,299)         400          299           --
  Accounts payable........      130,462       74,497        1,213      280,168
  Accrued payroll.........       68,490       (9,524)     (38,959)      55,174
  Accrued interest........       14,029        8,927        3,607        3,838
  Contract advance........                        --           --      100,000
  Deferred revenue........           --       40,000       22,380           --
                            -----------  -----------     --------    ---------
Net cash (used in)
   provided by operating
   activities.............      (54,331)      73,377       91,859      (82,336)
                            -----------  -----------     --------    ---------
Cash flows from investing
   activities:
Proceeds from the disposal
   of equipment...........       75,000           --           --           --
Equipment purchases.......      (74,640)      (2,249)      (1,351)      (1,400)
                            -----------  -----------     --------    ---------
Net cash provided by (used
   in) investing
   activities.............          360       (2,249)      (1,351)      (1,400)
                            -----------  -----------     --------    ---------
Cash flows from financing
   activities:
Increase in cash
   overdraft..............           --           --           --       10,409
Proceeds from issuance of
   debt to shareholders...       27,471       38,032       10,449       10,090
Proceeds from notes
   payable................        7,346           --           --           --
Repayments of notes
   payable................       (8,155)     (40,923)      (6,500)      (5,000)
                            -----------  -----------     --------    ---------
Net cash provided by (used
   in) financing
   activities.............       26,662       (2,891)       3,949       15,499
                            -----------  -----------     --------    ---------
Net increase (decrease) in
   cash...................      (27,309)      68,237       94,457      (68,237)
Cash at beginning of
   period.................       27,309           --           --       68,237
                            -----------  -----------     --------    ---------
Cash at end of period.....  $        --  $    68,237     $ 94,457    $      --
                            ===========  ===========     ========    =========
Supplemental disclosure of
   cash flow information--
   cash paid for
   interest...............  $       863  $    10,583     $     --    $      --
                            ===========  ===========     ========    =========
Non-cash financing
   activities:
Issuance of note payable
   in satisfaction of
   accounts payable.......  $        --  $    81,519     $ 81,519    $      --
Issuance of note payable
   in satisfaction of note
   payable................           --       34,000       34,000           --
                            ===========  ===========     ========    =========

See accompanying notes to financial statements.

--------------------------------------------------------------------------------

THERMOGEN, INC.

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

(a) Organization and Nature of Business
ThermoGen, Inc. (the Company) was incorporated in Illinois on November 15, 1988. Since its inception, ThermoGen has been engaged in the advanced research and development of thermostable enzymes and their applications. ThermoGen obtains the majority of its funding though contract services, Small Business Innovation Research (SBIR) grants, strategic alliances, and product sales. ThermoGen's products, ThermoCat(R) kits and bulk enzymes, are designed for rapid development of practical biocatalytic processes.

(b) Interim Financial Statements
The financial information as of March 31, 2000 and for the three-month periods ended March 31, 1999 and 2000 is unaudited. These interim financial statements have been prepared on substantially the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial information set forth therein.

(c) Liquidity
The Company incurred losses in 1998 and 1999 and as of December 31, 1999 has current liabilities in excess of current assets. The Company intends to finance its operations in fiscal year 2000 using funds generated from contract services provided to third parties. There is no assurance that such contracts will be negotiated on acceptable terms to the Company, if at all. Should the plans contemplated by management not be consummated, the Company may have to seek alternative sources of capital or reevaluate its operating plans. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(d) Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e) Inventory
Inventory consists of completed ThermoCat(R) kits and is valued at the lower of cost (first-in first-out) or market value.

(f) Equipment
Equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, ranging from five to ten years. Expenditures for repairs and maintenance are charged to operations as incurred.

(g) Revenue Recognition
Revenue from SBIR and Small Business Technology Transfer (STTR) grants is recorded as allowable research expenses are incurred under the terms of the respective grants. Revenue from contract research is recorded as earned based on the terms of the respective contract agreements. Contract revenue is recognized either on a per diem basis as services are rendered or on the percentage of completion method based on costs incurred to expected total costs for fixed fee contracts. Any losses on contracts

--------------------------------------------------------------------------------

THERMOGEN, INC.

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

are provided for when they are determinable and estimable. Revenue is recorded for product sales when the respective products are shipped. No amounts recognized as revenue are refundable. Deferred revenue on the accompanying balance sheets represent the application of SOP 81-1 to contracts for services.

(h) Research and Development Costs
Research and development costs are charged to expense when incurred. Research and development costs reimbursed under SBIR grants amounted to $435,872 and $430,925 for the years ended December 31, 1998 and 1999, respectively, and research and development costs reimbursed under the STTR contract were $276,924 and $64,489 for the years ended December 31, 1998 and 1999, respectively. In addition, research and development costs of $56,544 and $56,325 for the years ended December 31, 1998 and 1999, respectively, are included in professional compensation costs in the accompanying statements of operations.

(i) Stock Option Plan
The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

(2) Business and Credit Concentrations

In 1998, the Company had contracts with two customers for amounts exceeding 10% of total revenues. Contract revenue with these two customers was $750,000 and $235,939 for the year ended December 31, 1998.

In 1999, the Company had contracts with two customers for amounts exceeding 10% of total revenues. Contract revenue with these two customers was $750,000 and $480,000 for the year ended December 31, 1999.

During 1998 and 1999, the Company was awarded SBIR grants totaling $437,980 and $312,020, respectively. Available funding for research work to be completed under all SBIR grants as of December 31, 1999 was $305,848.

The Company derived 41% and 24% in 1998 and 1999, respectively, of its revenue from grants with the federal government. Such revenue is dependent upon the government's continuance of these programs.

--------------------------------------------------------------------------------

THERMOGEN, INC.

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


(3) Equipment

Equipment is summarized at December 31, 1998 and 1999 as follows:

                                                                  1998     1999
--------------------------------------------------------------------------------
Equipment..................................................... $96,336  $98,585
 Less accumulated depreciation................................ (28,504) (46,264)
                                                               -------  -------
                                                               $67,832  $52,321
                                                               =======  =======

(4) Notes Payable

Notes payable at December 31, 1998 and 1999 are as follows:

                                                                  1998     1999
-------------------------------------------------------------------------------
Unsecured demand note payable to vendor, $75,000 face value, interest accrues at prime (7.5% at December 31, 1998) plus
   1.0%......................................................   $4,346 $     --
Unsecured note payable to vendor, $34,000 face value,
   interest accrues at prime plus 1.0%, due on January 31,
   1999......................................................   34,000       --
Unsecured note payable to vendor, $4,800 face value, interest
   accrues at 5.0%, due July 15, 2000........................    1,500       --
Unsecured note payable to vendor, $34,000 face value,
   interest accrues at prime (8.5% at December 31, 1999) plus
   1.0%, due December 31, 2000...............................       --   15,991
Unsecured note payable to vendor, $81,519 face value,
   interest accrues at prime plus 1.0%, due January 31,
   2001......................................................       --   64,451
Unsecured demand note payable, $75,000 face value, interest
   accrues at 12.5%..........................................   75,000   75,000
                                                               ------- --------
                                                               114,846  155,442
  Less current maturities....................................   39,846   15,991
                                                               ------- --------
                                                               $75,000 $139,451
                                                               ======= ========

The holder of the $75,000 unsecured demand note payable has signed an agreement indicating that the principal and interest amounts owed by the Company will not become payable before January 1, 2001; accordingly, these amounts have been classified as non current liabilities. The $75,000 unsecured demand note payable is convertible into common or preferred stock at the time and under the same terms that such stock is issued to shareholders, other than the current shareholders.

On January 1, 1999 the holder of the $34,000 unsecured note payable due on January 31, 1999 cancelled the note and reissued a note in the same amount with the same terms due on December 31, 2000.

On February 1, 1999 the Company executed an unsecured note payable with a vendor in the amount of $81,519 in satisfaction of $101,519 of legal fees payable. The gain on extinguishment of the payable is recorded as an extraordinary item in the accompanying 1999 statement of operations. The note accrues interest at the prime rate plus 1.0% and is due on January 31, 2001.

--------------------------------------------------------------------------------

THERMOGEN, INC.

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


Annual maturities of notes payable as of December 31, 1999 are as follows:
2000--$15,991; 2001--$139,451.

(5) Related-party Transactions

The shareholders have provided loans to the Company to meet ongoing operating expenses. The related party notes payable are due on demand and bear interest currently at annual rates ranging from 10% to 12%. Each of the shareholders has signed agreements indicating that the principal and interest amounts owed by the Company will not become payable before January 1, 2001. Amounts due to shareholders consist of the following:

                                                                   1998     1999
--------------------------------------------------------------------------------
Notes payable................................................  $173,978 $173,978
Interest.....................................................   129,055  167,087
                                                               -------- --------
  Due to shareholders........................................  $303,033 $341,065
                                                               ======== ========

The holder of the $75,000 unsecured demand note payable is a related party of an officer of the Company.

(6) Stock Option Plan

Effective January 1, 1997 the Board of Directors approved a plan for the creation and implementation of a stock option plan (Plan) and reserved 500,000 shares of Class B common stock for issuance under the Plan. Under the Plan, key full-time employees of ThermoGen, Inc. are entitled to stock options which vest over periods from three to six years. In addition, nonemployees are entitled to stock options as compensation for services rendered.

The Company applies APB Opinion No. 25 and related interpretations in accounting for its Plan. Accordingly, no compensation cost has been recorded. Had compensation cost for the Plan been determined consistent with SFAS No. 123, the Company's net loss would have been the proforma amounts reported below:

                                                                1998       1999
--------------------------------------------------------------------------------
Net loss:
  As reported............................................  $(225,847) $(100,082)
  Pro forma..............................................   (228,157)  (102,602)
                                                           =========  =========

The compensation cost of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1998 and 1999:

Dividend yield..............................................................   0%
Risk-free interest rate.....................................................   6%
Expected term in years......................................................   3

--------------------------------------------------------------------------------

THERMOGEN, INC.

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


Stock option activity during 1998 and 1999 is as follows:

                                                                        Weighted
                                                        Number of        average
                                                           shares exercise price
--------------------------------------------------------------------------------
Balance at December 31, 1997..........................    380,000           $.25
  Granted.............................................     20,000            .25
                                                          -------           ----
Balance at December 31, 1998..........................    400,000            .25
  Granted.............................................     15,000            .40
                                                          -------           ----
Balance at December 31, 1999..........................    415,000           $.26
                                                          =======           ====

The weighted average minimum value of options on the date of grant was $.05 in 1998 and $.07 in 1999.

The following table summarizes information about stock options outstanding at December 31, 1999:

                                Average     Weighted                     Weighted
                 Number       remaining      average          Number      average
Exercise    outstanding     contractual     exercise     exercisable     exercise
   price       12/31/99            life        price        12/31/99        price
---------------------------------------------------------------------------------
    $.25        380,000            2.33         $.25         239,000         $.25
     .40         35,000            4.43          .40           4,000          .40
    ====        -------            ====         ====         -------         ====
                415,000                                      243,000
                =======                                      =======

(7) Income Taxes

The Company is classified as a Subchapter S corporation for Federal income tax purposes and is therefore not subject to Federal income taxes; however, the Company is subject to a state replacement tax in the state in which it conducts business. No state replacement tax has been provided for in the accompanying financial statements because of net operating losses incurred and utilized.

(8) Shareholders' Agreement

Pursuant to the terms of a shareholders' agreement dated April 28, 1989, there are certain restrictions on the sale, transfer, or encumbrance of any kind relating to the common stock outstanding of the Company. In addition, the Company has the right of first refusal to repurchase outstanding common stock at a price equal to the greater of the original issuance price or fair market value (determined by mutual agreement of the buyer and seller).

(9) Commitments

The Company leases its offices and research laboratories under a three year operating lease with two one-year renewal option periods. The lease expires on January 17, 2001 unless the option is exercised. Future minimum rental commitments are: $130,801--2000; $5,977--2001. Rent expense charged to

--------------------------------------------------------------------------------

THERMOGEN, INC.

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

operations totaled $85,900 and $130,801 for the years ended December 31, 1998 and 1999, respectively.

(10) Subsequent Events (Unaudited)

On April 1, 2000, the Board of Directors granted options to purchase 83,100 shares of the Company's Class B common stock under the Company's stock option plan at an exercise price of $7.50. The options vest in equal installments over three years.

On April 30, 2000 all of the existing shareholder notes and accrued interest of $352,433 were converted into two shareholder notes bearing interest at the applicable rate published in the U.S. Department of Treasury Federal Bulletin. In the event of a proposed merger with MCR Holdings, Inc. the notes are due at the earlier of an initial public offering of MCR Holdings, Inc.'s capital stock or at the end of the six month period following the proposed merger. In the event no such merger occurs, the principal amount and all accrued interest is due on April 30, 2001.

On May 1, 2000 the Company converted $134,250 in notes payable and accrued interest into 17,900 shares of Class B common stock at a conversion rate of $7.50 per share.

On May 12, 2000, the Company entered into an agreement and plan of merger (Merger) with MCR Holdings, Inc. Under the terms of the Merger, each of the issued and outstanding shares of the Company's common stock shall be canceled, extinguished and converted into the right to receive 0.052613 shares of Class A common stock of MCR Holdings, Inc. Outstanding stock options of the Company will be converted into options to purchase 25,486 shares of Class B common stock of MCR Holdings, Inc.

Prior to March 31, 2000, MCR Holdings, Inc. had advanced $100,000 to ThermoGen, Inc. in anticipation entering into a definitive merger agreement. This amount is refundable to MCR Holdings, Inc. in the event merger negotiations fail. This amount has been recorded as a contract advance liability in the accompanying balance sheet at March 31, 2000

--------------------------------------------------------------------------------

EMERALD BIOSTRUCTURES, INC.

--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Emerald BioStructures, Inc.:

We have audited the accompanying balance sheets of Emerald BioStructures, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Emerald BioStructures, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Seattle, Washington
April 28, 2000

--------------------------------------------------------------------------------

EMERALD BIOSTRUCTURES, INC.

--------------------------------------------------------------------------------

BALANCE SHEETS
December 31, 1998 and 1999 and March 31, 2000 (unaudited)

                                                  December 31,        March 31,
                                                    1998      1999         2000
--------------------------------------------------------------------------------
                                                                    (unaudited)
Assets
Current assets:
 Cash.........................................  $ 20,332  $ 47,310     $ 28,389
 Accounts receivable..........................     9,642    35,760       97,432
 Inventories..................................     5,649     7,151       13,043
 Stockholder receivable.......................     9,590     8,780        8,820
                                                --------  --------     --------
 Total current assets.........................    45,213    99,001      147,684
Property and equipment, net...................   108,181   139,148      158,263
Capitalized software costs, net of accumulated
   amortization of $3,056 and $6,723 at
   December 31, 1999 and March 31, 2000
   (unaudited), respectively..................        --    40,944       37,277
Other assets..................................        --    66,741       71,991
                                                --------  --------     --------
 Total assets.................................  $153,394  $345,834     $415,215
                                                ========  ========     ========
Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable.............................  $ 14,917  $ 29,406     $ 35,198
 Accrued liabilities..........................    16,936    64,238      115,553
 Loan from stockholder........................     6,694    17,095       17,095
 Current portion of capital lease and long-
    term obligations..........................    20,870    18,244       25,594
 Deferred revenue.............................    11,800   103,760       87,742
                                                --------  --------     --------
 Total current liabilities....................    71,217   232,743      281,182
                                                --------  --------     --------
Capital lease obligations, excluding current
   portion....................................    34,008    27,439       36,068
Long-term obligation, excluding current
   portion....................................    12,449    10,947        7,681

Stockholders' equity (deficit):
 Common stock, no par value. Authorized
    10,000,000 shares; issued and outstanding
    4,712,500 shares at December 31, 1998,
    4,762,500 shares at December 31, 1999 and
    4,787,500 shares at March 31, 2000
    (unaudited)...............................   101,500   107,500      110,500
 Additional paid-in capital...................     4,551     4,551        4,551
 Deferred stock compensation..................      (569)       --           --
 Accumulated deficit..........................   (69,762)  (37,346)     (24,767)
                                                --------  --------     --------
 Total stockholders' equity...................    35,720    74,705       90,284
                                                --------  --------     --------
 Total liabilities and stockholders' equity...  $153,394  $345,834     $415,215
                                                ========  ========     ========

See accompanying notes to financial statements.

--------------------------------------------------------------------------------

EMERALD BIOSTRUCTURES, INC.

--------------------------------------------------------------------------------

STATEMENTS OF OPERATIONS

                                                            Three months
                              Year ended December 31,      ended March 31,
                                     1998         1999        1999         2000
-------------------------------------------------------------------------------
                                                       (unaudited)  (unaudited)
Revenues:
 Sales......................  $    30,171     $150,928    $ 15,007     $ 69,479
 Research grants............      112,490      340,654      38,972      125,571
 Contract service revenues..        5,700       12,065       4,300       42,500
 Sale of products under
    contract services.......          --        42,000      15,000       29,400
                              -----------  -----------    --------     --------
  Total revenues............      148,361      545,647      73,279      266,950
                              -----------  -----------    --------     --------
Operating expenses:
 Cost of sales..............       24,266      113,852       7,751       60,608
 Research and development...       92,335      225,372      36,388      110,011
 Selling, general and
    administrative..........       75,252      155,093      38,131       79,114
                              -----------  -----------    --------     --------
  Total operating expenses..      191,853      494,317      82,270      249,733
                              -----------  -----------    --------     --------
  Income (loss) from
     operations.............      (43,492)      51,330      (8,991)      17,217
Interest expense............        8,739       18,914       5,515        4,638
                              -----------  -----------    --------     --------
  Net income (loss).........  $   (52,231) $    32,416    $(14,506)    $ 12,579
                              ===========  ===========    ========     ========

See accompanying notes to financial statements.

--------------------------------------------------------------------------------

EMERALD BIOSTRUCTURES, INC.

--------------------------------------------------------------------------------

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
Years ended December 31, 1998 and 1999 and the three-month period ended March 31, 2000 (unaudited)

                                                                                           Total
                                             Additional     Deferred               stockholders'
                             Common stock       paid-in        stock  Accumulated         equity
                             Shares   Amount    capital compensation      deficit      (deficit)
-------------------------------------------------------------------------------------------------
Balance at December 31,
   1997.................         -- $ 16,000     $   --      $    --     $(17,531)      $ (1,531)
Sale of common stock....  4,712,500   85,500         --           --           --         85,500
Grant of stock options
   to non-employees.....         --       --      4,551       (4,551)          --             --
Amortization of deferred
   stock compensation...         --       --         --        3,982           --          3,982
Net loss................         --       --         --           --      (52,231)       (52,231)
                          --------- --------     ------      -------     --------       --------
Balance at December 31,
   1998.................  4,712,500  101,500      4,551         (569)     (69,762)        35,720
Exercise of non-employee
   stock option.........     50,000    6,000         --           --           --          6,000
Amortization of deferred
   stock compensation...         --       --         --          569           --            569
Net income..............         --       --         --           --       32,416         32,416
                          --------- --------     ------      -------     --------       --------
Balance at December 31,
   1999.................  4,762,500  107,500      4,551           --      (37,346)        74,705
Exercise of non-employee
   stock options
   (unaudited)..........     25,000    3,000         --           --           --          3,000
Net income (unaudited)..         --       --         --           --       12,579         12,579
                          --------- --------     ------      -------     --------       --------
Balance at March 31,
   2000 (unaudited).....  4,787,500 $110,500     $4,551      $    --     $(24,767)      $ 90,284
                          ========= ========     ======      =======     ========       ========

See accompanying notes to financial statements.

--------------------------------------------------------------------------------

EMERALD BIOSTRUCTURES, INC.

--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS

                                     Year ended         Three-month period
                                    December 31,          ended March 31,
                                      1998      1999         1999         2000
-------------------------------------------------------------------------------
                                                      (unaudited)  (unaudited)
Cash flows from operating
   activities:
Net income (loss)...............  $(52,231) $ 32,416     $(14,506)     $12,579
Adjustments to reconcile net
   income (loss) to net cash
   provided by (used in)
   operating activities:
 Depreciation and amortization..    28,635    47,554        8,150       18,401
 Amortization of deferred stock
    compensation................     3,982       569          569           --
 Changes in assets and
    liabilities:
  Accounts receivable...........    (9,642)  (26,118)     (15,694)     (61,672)
  Inventories...................    (5,649)   (1,502)      (6,947)      (5,892)
  Accounts payable and accrued
     liabilities................    24,631    61,791       29,495       57,107
  Deferred revenue..............    11,800    91,960      (11,800)     (16,018)
  Other assets..................        --   (66,741)          --       (5,250)
                                  --------  --------     --------      -------
Net cash provided by (used in)
   operating activities.........     1,526   139,929      (10,733)        (745)
                                  --------  --------     --------      -------
Cash flows from investing
   activities:
Loan to stockholder.............    (9,590)      810         (890)         (40)
Purchases of property and
   equipment....................   (81,732)  (64,762)      (2,581)     (12,125)
Increase in capitalized software
   costs........................        --   (44,000)          --           --
                                  --------  --------     --------      -------
Net cash used in investing
   activities...................   (91,322) (107,952)      (3,471)     (12,165)
                                  --------  --------     --------      -------
Cash flows from financing
   activities:
Proceeds from long-term
   obligation...................    23,000        --           --           --
Repayments of long-term
   obligation...................        --   (10,551)          --       (1,290)
Proceeds from loan from
   stockholder..................     6,694    10,401        1,210           --
Capital lease payments..........    (5,151)  (10,849)      (1,806)      (7,721)
Sales of common stock...........    85,500        --           --           --
Exercise of stock options.......        --     6,000           --        3,000
                                  --------  --------     --------      -------
Net cash provided by (used in)
   financing activities.........   110,043    (4,999)        (596)      (6,011)
                                  --------  --------     --------      -------
Increase (decrease) in cash.....    20,247    26,978      (14,800)     (18,921)
Cash at beginning of period.....        85    20,332       20,332       47,310
                                  --------  --------     --------      -------
Cash at end of period...........  $ 20,332  $ 47,310     $  5,532      $28,389
                                  ========  ========     ========      =======
Supplemental disclosures of cash
   flow information--cash paid
   during the period for
   interest.....................  $  2,036  $ 22,507     $  2,642      $ 6,354
                                  ========  ========     ========      =======
Supplemental schedule of non-
   cash investing and financing
   activities--equipment
   obtained through capital
   leases.......................  $ 46,439  $ 10,703     $     --      $21,724
                                  ========  ========     ========      =======

See accompanying notes to financial statements.

--------------------------------------------------------------------------------

EMERALD BIOSTRUCTURES, INC.

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS

(1) Organization and Summary of Significant Accounting Policies

(a) Description of Business
Emerald BioStructures, Inc. (Company) is engaged in the development and commercialization of novel crystallization research tools and sophisticated crystallization data management software, and performing its own in-house structure-based drug design projects. In addition, the Company performs research services through collaborative agreements with other companies or institutions that wish to know the atomic structures of proteins and nucleic acids that have defined roles in human disease or in disease therapy, or are of unique biotechnological value.

The Company's activities involve inherent risks. These risks include, among others, dependence on key personnel, availability of raw materials, and determination of patentability of the Company's products and processes.

(b) Interim Financial Statements
The financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited. These interim financial statements have been prepared on substantially the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial information set forth therein.

(c) Concentrations
The Company's customers are concentrated in the biotechnology and pharmaceutical industries and include private and governmental entities. Credit is granted in the ordinary course of business.

Accounts receivable at December 31, 1998 include 30%, 11% and 11% from single customers. Accounts receivable at December 31, 1999 include 11% from a single customer.

Revenues in 1998 include 49% and 27% from two single customers. Revenue in 1999 includes 62% from a single customer.

(d) Inventories
Inventories, consisting primarily of finished goods, are stated at the lower of cost, as determined by the first-in, first-out method, or market value.

(e) Property and Equipment
Equipment, consisting of lab equipment, computers, and other office equipment, is depreciated or amortized using the straight-line method over the assets' estimated useful lives of three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the assets' estimated useful lives or the remaining term of the lease.

(f) Capitalized Software Costs
Software development costs incurred in conjunction with product development are charged to research and development expense until technological feasibility has been established. Thereafter, all software development costs are capitalized and reported at the lower of unamortized cost or net realizable value.

Amortization of capitalized software costs begins when the related product is available for general release to customers and is provided for using the straight-line method or based on expected sales levels

--------------------------------------------------------------------------------

EMERALD BIOSTRUCTURES, INC.

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

over the product's estimated economic life of three years, whichever results in a greater expense. Included in cost of sales in 1999 and the three months ended March 31, 2000 is $3,056 and $3,667, respectively, related to amortization of capitalized software costs.

(g) Revenues
Research grant revenues are recognized as research and development activities are performed under the terms of related agreements. Included in accounts receivable is unbilled revenue related to research grants of $0, $0, and $13,868 at December 31, 1998, 1999, and March 31, 2000, respectively.

Revenues related to products other than software are recognized upon shipment, pursuant to the terms of sale. Revenues from software arrangements where the Company has continuing obligations to customers are deferred and recognized ratably over the arrangement period as services are performed.

Contract service revenues included in other revenues are recognized upon completion of the services provided under the related contract. Also included in other revenues are revenues from products sold under service contracts.

No amounts recognized as revenue are refundable. Deferred revenue at December 31, 1998 represents the application of SOP 81-1 to contracts for services. Deferred revenue at December 31, 1999 is comprised of $58,000 of revenue deferred on the sale of software which will be recognized over the term of the maintenance agreement and $45,760 of deferred revenue related to the application of SOP 81-1 to contracts for services.

(h) Research and Development Costs
Research and development costs are charged to expense as incurred.

(i) Income Taxes
The Company has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been recorded in the financial statements.

(j) Fair Value of Financial Instruments
The Company has financial instruments consisting of cash, accounts receivable, loans to and from stockholders', accounts payable and its long-term obligation. The fair value of these financial instruments approximates their carrying amount based upon market rates of interest or their short-term nature.

(k) Stock-Based Compensation
The Company accounts for its stock option grants to employees in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation expense related to employee stock options is recorded if, on the date of grant, the fair value of the underlying stock exceeds the exercise price. The Company applies the disclosure only requirements of Statement of Financial Accounting Standard (SFAS) No. 123, Accounting for Stock-Based Compensation, which allows entities to continue to apply the provisions of APB 25 for transactions with employees, and to provide pro forma results of operations disclosures for employee stock option grants as if the fair-value-based method of accounting in SFAS No. 123 had been applied to these transactions.

--------------------------------------------------------------------------------

EMERALD BIOSTRUCTURES, INC.

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


(l) Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(m) Impairment of Long-Lived Assets
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell.

(n) Business Segments
The Company's operations are confined to one business segment, the development and commercialization of novel crystallization technology.

(2) Stockholder Receivable

The stockholder receivable is noninterest bearing and due on demand.

(3) Property and Equipment

Property and equipment consist of the following at December 31:

                                                                  1998     1999
-------------------------------------------------------------------------------
Furniture and equipment...................................... $138,694 $204,104
Leasehold improvements.......................................       --   10,055
                                                              -------- --------
                                                               138,694  214,159
Less accumulated depreciation and amortization...............   30,513   75,011
                                                              -------- --------
                                                              $108,181 $139,148
                                                              ======== ========

(4) Accrued Liabilities

Accrued liabilities at December 31 is comprised of:

                                                                   1998    1999
-------------------------------------------------------------------------------
Accrued compensation........................................... $ 8,343 $27,282
Accrued consulting fees........................................      --  28,000
Other..........................................................   8,593   8,956
                                                                ------- -------
                                                                $16,936 $64,238
                                                                ======= =======


--------------------------------------------------------------------------------

EMERALD BIOSTRUCTURES, INC.

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(5) Long-Term Obligation

During 1998, the Company obtained $23,000 in financing from investors specifically related to the development of a product. The Company guaranteed the investors a return of the invested funds and up to a 100% return on the investment based on a percentage of sales of the related product. The Company has accrued interest expense based on the expected repayment schedule which includes a final payment on June 1, 2001. As of December 31, 1998 and 1999, the balance outstanding on the obligation was $23,000 and $12,449, respectively. The Company's estimated repayment schedule includes principal payments of $1,502 in 2000 and $10,947 in 2001.

(6) Stock Options

The stockholders of the Company have authorized the grant of options for the acquisition of up to 1,200,000 shares to employees or non-employees of which 425,000 remain available for grant at December 31, 1999. Options are granted at an exercise price equal to the estimated fair value of the Company's common stock at the date of grant. Options granted to employees were vested immediately upon grant and have expiration dates of 4-2/3 years from date of grant.

A summary of employee stock option activity follows:

                                                                Stock options
                                                                       Weighted
                                                                        average
                                                                       exercise
                                                                          price
                                                                            per
                                                                Shares    share
-------------------------------------------------------------------------------
Outstanding at December 31, 1997..............................      --    $  --
Granted....................................................... 700,000     0.12
                                                               -------    -----
Outstanding at December 31, 1998.............................. 700,000     0.12
Granted.......................................................      --       --
                                                               -------    -----
Outstanding at December 31, 1999.............................. 700,000    $0.12
                                                               =======    =====

At both December 31, 1998 and 1999, options to purchase 700,000 shares were vested and exercisable. The weighted average remaining contractual life of stock options outstanding at December 31, 1999 is approximately three years.

Had compensation cost for the employee options been determined consistent with SFAS No. 123, the Company's net loss in 1998 would have been adjusted to a pro forma loss of $84,052.

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%; expected volatility of 100%; risk-free interest rate of 6.0%; and expected lives of 4.67 years. Using these assumptions, the fair value of options granted was estimated as $0.09 per share.

Options are granted to nonemployees primarily for services provided. Nonemployee options have varying terms with vesting occurring from immediately upon grant to up to 1 year from grant and

--------------------------------------------------------------------------------

EMERALD BIOSTRUCTURES, INC.

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

expirations occurring from 1.5 years from date of grant to up to 2 years from date of grant. The fair value of the options is charged to expense in the period or periods the related services are provided.

In 1998, the Company granted to non-employees options to purchase 75,000 shares of which 25,000 remain unexercised at December 31, 1999. No options were granted to nonemployees in 1999.

The fair value of each nonemployee option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%; expected volatility of 100%; risk-free interest rate of 6.0%; and expected lives of 1.5 and 2 years. Using these assumptions, the weighted average fair value of options was estimated as $0.06 per share.

(7) Commitments

(a) Leases
The Company leases office and lab facilities under a noncancelable operating lease which expires in 2001. In addition, the Company is obligated under various capital leases for certain equipment.

Minimum annual payments under operating leases and the present value of future minimum capital lease payments as of December 31, 1999 are as follows:

                                                             Capital Operating
                                                              leases    leases
------------------------------------------------------------------------------
Year ending December 31:
 2000....................................................... $22,762   $18,000
 2001.......................................................  22,461    15,000
 2002.......................................................   9,555        --
                                                             -------   -------
Total minimum lease payments................................  54,778   $33,000
                                                                       =======
Less amounts representing interest (at rates ranging from
   12.84% to 30.48%)........................................  10,597
                                                             -------
Present value of net minimum capital lease payments.........  44,181
Less current installments under capital lease obligations...  16,742
                                                             -------
Capital lease obligations, excluding current installments... $27,439
                                                             =======

Rent expense for 1998 and 1999 was $13,700 and $18,000, respectively.

At December 31, the gross amount of equipment and related accumulated amortization recorded under capital leases included in property and equipment were as follows:

                                                                   1998    1999
-------------------------------------------------------------------------------
Equipment...................................................... $49,732 $60,435
Less accumulated amortization..................................  10,107  21,609
                                                                ------- -------
                                                                $39,625 $38,826
                                                                ======= =======


--------------------------------------------------------------------------------

EMERALD BIOSTRUCTURES, INC.

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

(b) Royalties
The Company has an obligation to pay 30% of the gross revenues from sales of a software product. Included in cost of goods sold in 1999 is $800 related to this royalty. Beginning October 2000, this royalty will be based on 50% of net profit from the software product as defined in the agreement. There was no revenue from sales of the software in 1998. This royalty lasts in perpetuity.

(8) Benefit Plan

The Company has a plan whereby it makes a contribution of 15% of employee wages into an individual retirement account in that employee's name. Company contributions amounted to $7,325 and $18,338 in 1998 and 1999, respectively.

(9) Liquidity

During 1998, the Company incurred a net loss of $52,231. Additionally, current liabilities at December 31, 1999 exceed current assets by $133,742. Management plans to take action to obtain needed capital through an agreement to be acquired by MCR Holdings, Inc. (note 10), and to reduce operating expenses which it believes will enable the Company to meet its obligations during 2000.

(10) Subsequent Event (Unaudited)
In May 2000, the Company entered an agreement to be acquired by MCR Holdings, Inc. If consummated, the acquisition would be completed through the exchange of common shares.

If the Company is acquired, options to acquire 187,994 shares of the Company's common stock will be granted to certain employees and nonemployees under agreements reached in May 2000.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


[MEDICHEM LOGO]

Harnessing the power of chemistry and biology through technology and innovation.

MediChem Life Sciences, Inc. is a drug discovery technology and service company that offers a broad range of technology-based chemistry capabilities to pharmaceutical and biotechnology companies. Our multidisciplinary teams of scientists and dedicated client communications allow us to effectively manage complete drug discovery and development programs, helping our clients to advance more lead candidates.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------




Until            , 2000 (25 days after the date of this prospectus), all
dealers selling shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth fees payable by us in connection with the issuance and distribution of our common stock in this offering. All such fees and expenses, except the Securities and Exchange Commission registration fee, are estimated:

   Securities and Exchange Commission Registration Fee..............  $   23,316
   NASD Filing Fee..................................................       9,332
   Nasdaq Stock Market Listing Fee..................................      95,000
   Transfer Agent Fees and Expenses.................................       3,500
   Printing Engraving Fees and Expenses.............................     350,000
   Legal Fees and Expenses..........................................     400,000
   Accounting Fees and Expenses.....................................     350,000
   Miscellaneous....................................................     268,852
                                                                      ----------
     Total..........................................................  $1,500,000
                                                                      ==========

MediChem Life Sciences, Inc. will bear all of the expenses shown above.

Item 15. Indemnification of directors and officers

Subsection (a) of Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company's Restated Certificate of Incorporation and By-Laws provide that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of the Company.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


As permitted by the DGCL, the Restated Certificate of Incorporation provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction in which a director derives an improper personal benefit.

Recent Sales of Unregistered Securities

Since January 1, 1997 we have issued the following securities which were not registered under the Securities Act:

(i) On June 14, 1999, in connection with our recapitalization, we issued 2,117,052 shares of Class A preferred stock to Peachtree Medichem Partners, LLC, ChaseMedichem Partners, LLC, MedEquity Investors Partners, LLC and Banc of America Management Corporation in exchange for a purchase price of $2.36 per share.

(ii) On June 14, 1999, in connection with our recapitalization, we issued 7,462,228 shares of our Class A common stock, 4,234,068 shares of our Class A preferred stock, 1,000 shares of our Class C preferred stock and 400,000 shares of our Class D preferred stock to Michael T. Flavin, as trustee of the Michael T. Flavin Revocable Trust, in exchange for all of our common stock that was outstanding at that time.

(iii) 1998 Incentive Compensation Plan Issuances. Since January 1, 1998, we have issued options to purchase 1,932,418 shares of our Class B common stock to employees of the company, at exercise prices ranging from $0.42 to $7.61 per share. In addition, during the same period we issued options to purchase 24,564 shares of our Class C preferred stock, with no exercise price per share, and 24,564 shares of our Class D preferred stock, with an exercise price of $.99 per share, to employees of the Company.

(iv) On June 14, 1999, in connection with our recapitalization, we issued warrants to purchase 315,577 shares of our common stock to NationsCredit Commercial Corporation, and 157,788 shares of our common stock to Merchant Capital, Inc., at exercise prices of $0.0005 per share and $2.60 per share, respectively.

(v) On May 31, 2000, in connection with the ThermoGen and Emerald BioStructures acquisitions, we issued 3,452,909 shares and 1,576,602 shares of our common stock to the former shareholders of ThermoGen and Emerald BioStructures, respectively. In addition, in connection with the ThermoGen acquisition, we assumed options to purchase 475,456 shares of our common stock.

In each of the above instances, exemption from registration was claimed on the grounds that the issuance of such securities did not involve any public offering within the meaning of Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a)Exhibits

  The following exhibits are filed as part of this registration statement:

 Exhibit
   No.   Description
------------------------------------------------------------------------------
     1.1 Form of Underwriting Agreement*

     2.1 Form of Agreement and Plan of Merger, among MediChem Life Sciences,
         Inc. and MCR Holdings, Inc.*

     3.1 Form of Certificate of Incorporation of MediChem Life Sciences, Inc.*



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

 Exhibit
   No.    Description
-------------------------------------------------------------------------------
     3.2  Form of By-Laws of MediChem Life Sciences, Inc.*

     4.1  Specimen Certificate for MediChem Life Sciences, Inc.'s common stock*

     4.2 Registration Rights Agreement between MCR Holdings, Inc. and the stockholders named therein, dated as of June 14, 1999*

     5.1  Opinion of Winston & Strawn*

    10.1  MCR Holdings, Inc. Incentive Compensation Plan, dated as of January
          1, 1998 and subsequently amended*

    10.2  Form of MediChem Life Sciences, Inc. 2000 Stock Incentive Plan, dated
          as of October   , 2000*

    10.3  Employment Agreement between MediChem and each of Michael T. Flavin,
          John L. Flavin, Jeffrey A. Whitnell, David E. Zembower and Ze-Qi Xu*

    10.4  Joint Venture Agreement dated as of December 21, 1996, by and between
          MediChem Research, Inc. and Craun Research Sendirian Berhad, a company incorporated in Sarawak, Malaysia*

    10.5  Warrant Agreement between MCR Holdings, Inc. and Merchant Capital,
          Inc., dated as of June 14, 1999*

    10.6  Warrant Agreement between MCR Holdings, Inc. and NationsCredit
          Commercial Corporation, dated as of June 14, 1999*

    10.7 Agreement and Plan of Merger dated as of May 12, 2000, by and among ThermoGen, Inc., MCR Holdings, Inc., MCR Acquisition Corp. and the shareholders named therein*

    10.8  Stock Purchase Agreement dated as of May 12, 2000, by and between
          Emerald BioStructures, Inc. and MCR Holdings, Inc.*

    10.9 Lease Agreements between MCR Holdings, Inc. and High Hopes, Inc. (for property located in Lemont, Illinois)*

    10.10 Lease Agreement between MCR Holdings, Inc. and The Institute of Gas
          Technology, dated October 1, 1997 (for property located in Des
          Plaines, Illinois)*

    10.11 Agreement of Purchase and Sale between MCR Holdings, Inc. and
          Catellus Development Corporation, dated as of November 12, 1998 and most recently amended on April 12, 1999*

    10.12 Construction Agreement between MCR Holdings, Inc. and Walsh
          Construction Company, dated August 11, 1999*

    10.13 License Agreement between MediChem Research, Inc. and Regis
          Technologies, dated August 6, 1999*

    10.14 License Agreement between MediChem Research, Inc. and Advanced Life
          Sciences, Inc., dated May 18, 2000*

    10.15 License Agreement between MediChem Research, Inc. and Advanced Life
          Sciences, Inc. dated May 4, 2000*

    10.16 Master Laboratory Services Agreement between MediChem Research, Inc.
          and Advanced Life Sciences, Inc., dated March 22, 1999*

    10.17 Agreement between MediChem Research, Inc. and Advanced Life Sciences,
          Inc., dated August 31, 1999, related to the License Agreement with
          Regis Technologies*

    21.1  Subsidiaries of the Company*

    23.1 Consent of KPMG LLP with respect to consolidated financial statements of MCR Holdings, Inc.

    23.2 Consent of KPMG LLP with respect to financial statements of ThermoGen, Inc.

    23.3  Consent of KPMG LLP with respect to financial statements of Emerald
          BioStructures, Inc.
    23.4 Consent of Winston & Strawn (contained in the opinion filed as Exhibit 5.1)*

    27.1  Financial data schedule*

--------
*  Previously filed
** To be filed by amendment

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


(b)Financial Statement Schedules

  Schedule II--Valuation and Qualifying Accounts

Item 17. Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the "Securities Act"), the Registrant has duly caused this Amendment No. 4 to Registration Statement (No. 333-39548) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, in the State of Illinois, on the 25th day of October, 2000.

                                          MEDICHEM LIFE SCIENCES, INC.

                                                   /s/ Michael T. Flavin
                                          By: _________________________________
                                            Name: Michael T. Flavin
                                            Title: Chairman of the Board of
                                                   Directors, President and
                                                   Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 4 to Registration Statement (No. 333-39548) has been signed below by the following persons in the capacities and on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----


      /s/ Michael T. Flavin          Chairman of the Board of       October 25, 2000
____________________________________  Directors, President and
         Michael T. Flavin            Chief
                                      Executive Officer

       /s/ John L. Flavin*           Executive Vice President and   October 25, 2000
____________________________________  Chief Operating Officer and
           John L. Flavin             Director

   /s/ R. Richard Wieland, II*       Executive Vice President and   October 25, 2000
____________________________________  Chief Financial Officer
       R. Richard Wieland, II

    /s/ Jeffrey A. Whitnell*         Vice President of Finance      October 25, 2000
____________________________________  and Treasurer
        Jeffrey A. Whitnell

      /s/ Michael J. Cogan           Controller (Principal          October 25, 2000
____________________________________  Accounting Officer)
          Michael J. Cogan

     /s/ David C. Demirjian*         Vice President of Technology   October 25, 2000
____________________________________  Strategy and Director
         David C. Demirjian

       /s/ Darsh T. Wasan*           Director                       October 25, 2000
____________________________________
           Darsh T. Wasan

      /s/ Robert D. Weist*           Director                       October 25, 2000
____________________________________
          Robert D. Weist

    /s/ Bro. James Gaffney*          Director                       October 25, 2000
____________________________________
         Bro. James Gaffney

      /s/ Peter R. Gates*            Director                       October 25, 2000
____________________________________
           Peter R. Gates

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


             Signature                           Title                    Date
             ---------                           -----                    ----


     /s/ Damion E. Wicker*           Director                       October 25, 2000
____________________________________
          Damion E. Wicker

    /s/ W. Brett Ingersoll*          Director                       October 25, 2000
____________________________________
         W. Brett Ingersoll

      /s/ Larry C. Hansen*           Director                       October 25, 2000
____________________________________
          Larry C. Hansen

   /s/ Michael T. Flavin
*By:  _________________________
       Michael T. Flavin
       Attorney-in-fact

--------------------------------------------------------------------------------

MCR HOLDINGS, INC. AND SUBSIDIARY

--------------------------------------------------------------------------------

SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                           Additions
                               Balance at charged to
                             beginning of  costs and                Balance at
Description                        period   expenses Deductions  end of period
------------------------------------------------------------------------------
Allowance for doubtful
 accounts receivable
Year Ended December 31,
 1997.......................      $    --   $ 23,887   $(23,887)      $     --
Year Ended December 31,
 1998.......................      $    --   $     --   $     --       $     --
Year Ended December 31,
 1999.......................      $    --   $ 47,707   $(33,727)      $ 13,980
Valuation allowance for
 deferred tax assets
Year Ended December 31,
 1997.......................      $97,227   $     --   $(12,873)      $ 84,354
Year Ended December 31,
 1998.......................      $84,354   $     --   $(21,091)      $ 63,263
Year Ended December 31,
 1999.......................      $63,263   $     --   $   (222)      $ 63,041
Discount on term loan note
Year Ended December 31,
 1997.......................      $    --   $     --   $     --       $     --
Year Ended December 31,
 1998.......................      $    --   $     --   $     --       $     --
Year Ended December 31,
 1999.......................      $    --   $494,295   $(39,255)      $455,040

--------------------------------------------------------------------------------